UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐  Preliminary Information Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☑  Definitive Information Statement

ENCYSIVE PHARMACEUTICALS INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

☑  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ENCYSIVE PHARMACEUTICALS INC.
4848 Loop Central Drive, Suite 700
Houston, Texas 77081

INFORMATION STATEMENT
May 20, 2008

Dear Stockholder:

This Information Statement is being furnished to you as a holder of the common stock of Encysive Pharmaceuticals Inc., a Delaware corporation that we refer to as Encysive.

On February 20, 2008, Encysive entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pfizer Inc., a Delaware corporation that we refer to as Pfizer, and Pfizer’s wholly-owned subsidiary, Explorer Acquisition Corp., a Delaware corporation that we refer to as the Purchaser. Pursuant to the Merger Agreement, the Purchaser will merge (the “Merger”) with and into Encysive, with Encysive surviving the Merger as a wholly-owned subsidiary of Pfizer. In the Merger, you will be entitled to receive $2.35 in cash, without interest and less any required withholding taxes, for each share of Encysive common stock that you own.

The Merger is the second and final step of the acquisition of Encysive by Pfizer. The first step was a tender offer commenced by Pfizer and the Purchaser on March 4, 2008 to acquire all of the outstanding shares of common stock of Encysive (including any associated preferred stock purchase rights, the “Shares”) at a purchase price of $2.35 per Share, net to the seller in cash, without interest and less any required withholding taxes. Pursuant to the tender offer, which expired at 12:00 midnight, New York City time, on March 31, 2008 and a subsequent offering period that expired at 5:00 p.m., New York City time, on April 14, 2008, the Purchaser purchased a total of 69,076,466 Shares (representing approximately 85.33% of the Shares outstanding on such date).

In accordance with Delaware law, the affirmative vote or consent of the holders of a majority of the voting power of the outstanding Shares is required to adopt the Merger Agreement. The Purchaser has adopted the Merger Agreement by executing and delivering a written consent to Encysive. Since the Purchaser owns a majority of the outstanding Shares, this action by written consent is sufficient to adopt the Merger Agreement without the affirmative vote of any other Encysive stockholder. Accordingly, your approval of the Merger or the Merger Agreement is not required and is not being requested.

This Information Statement constitutes notice to you of action by written consent contemplated by Section 228(e) of the Delaware General Corporation Law (the “DGCL”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under Section 262 of the DGCL, Encysive stockholders may be entitled to appraisal rights in connection with the Merger as described in this Information Statement. If you comply with the procedural requirements of Section 262 of the DGCL, you will have the right to demand appraisal of your Shares and receive their “fair value,” as appraised by the Delaware Court of Chancery. For additional information, see “Appraisal Rights.”

This Information Statement constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL. A copy of the provision of the DGCL that grants appraisal rights and specifies the required procedures for demanding appraisal is attached to this Information Statement as Annex C.

We encourage you to read the entire Information Statement carefully because it sets forth the details of the Merger and the other transactions contemplated by the Merger Agreement as well as other important information.

By order of the Board of Directors,

Paul S. Manierre
President, General Counsel and Secretary

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This Information Statement is dated May 20, 2008 and is being mailed to Encysive stockholders on May 20, 2008.

i

SUMMARY TERM SHEET

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to or incorporated by reference in this Information Statement.

Q.	WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A.	Provisions of Delaware law and applicable securities regulations require us to provide you with information regarding the Merger, even though your vote or consent is neither required nor requested to complete the Merger.

Q.	WHY AM I NOT BEING ASKED TO VOTE ON THE MERGER?

A.	Adoption of the Merger Agreement requires the affirmative vote or consent of the holders of a majority of the voting power of the outstanding Shares. This approval was obtained on May 15, 2008 when the Purchaser, which is the record holder of approximately 85.33% of our outstanding Shares as of such date, executed a written consent to adopt the Merger Agreement.

Q.	WHAT IS THE PROPOSED TRANSACTION?

A.	The proposed transaction provides for the completion of Pfizer’s acquisition of Encysive. This will be accomplished through a Merger of the Purchaser, a wholly owned subsidiary of Pfizer, with and into Encysive, with Encysive as the surviving corporation in the Merger. As a result of the Merger, Encysive will become a wholly-owned subsidiary of Pfizer and Encysive common stock will cease to be listed on the NASDAQ Global Market and will not be publicly traded.

Q.	WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS REGARDING THE MERGER AGREEMENT?

A.	Our board of directors voted unanimously to approve and recommend the adoption of the Merger Agreement on February 20, 2008 and determined that the Merger and the Merger Agreement were advisable, fair to, and in the best interests of, the Encysive stockholders. To review our board of director’s determinations, see “The Merger — Reasons for the Merger” on page 11 of this Information Statement.

Q.	IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SHARES OF ENCYSIVE COMMON STOCK?

A.	Upon completion of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned by Pfizer, Encysive and their wholly-owned subsidiaries and by stockholders who exercise appraisal rights under the DGCL) will be converted into the right to receive $2.35 per Share in cash, without interest and less any required withholding taxes. We refer to this amount as the per share merger consideration. As a result of the Merger, upon the surrender of your stock certificates, you will receive a total amount equal to the product obtained by multiplying the per share merger consideration by the number of Shares that you own.

After the consummation of the Merger, Pfizer will arrange for a letter of transmittal to be sent to you. The per share merger consideration will be paid to you once you submit the letter of transmittal together with properly endorsed stock certificates, if applicable, and any other required documentation. See “The Merger — Conversion of Shares, Procedures for Exchange of Certificates” on page on page 23 of this Information Statement.

Q.	WILL THE PER SHARE MERGER CONSIDERATION I RECEIVE IN THE MERGER INCREASE IF ENCYSIVE’S RESULTS OF OPERATIONS IMPROVE OR IF THE PRICE OF ENCYSIVE’S COMMON STOCK INCREASES ABOVE THE CURRENT PER SHARE MERGER CONSIDERATION?

A.	No. The per share merger consideration is fixed.

S-1

Q.	AM I ENTITLED TO APPRAISAL RIGHTS?

A.	Yes. You are entitled to appraisal rights in accordance with the procedures specified in the DGCL in connection with the Merger. See “Appraisal Rights” on page 25 of this Information Statement.

Q.	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A.	Under applicable securities regulations, the Merger cannot be completed until 20 days after we mail this Information Statement to our stockholders. We expect the Merger to occur on or about June 10, 2008, or as promptly as practicable thereafter.

Q.	WHAT EFFECTS WILL THE MERGER HAVE ON ENCYSIVE?

A.	Immediately after the completion of the Merger, Encysive will cease to be a publicly traded company and will be wholly-owned by Pfizer. You will no longer have any interest in our future earnings or growth. Following the consummation of the Merger, the registration of Encysive’s common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the SEC and Encysive’s reporting obligations also will cease in time following the Merger. In addition, upon completion of the Merger, shares of Encysive’s common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ Global Market. See “The Merger — Certain Effects of the Merger” on page 24 of this Information Statement.

Q.	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A.	No. After the Merger is completed, you will receive a letter of transmittal with detailed instructions for exchanging your stock certificates for the per share merger consideration. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the per share merger consideration. Please do not send your certificates in now.

Q.	WILL I OWE TAXES AS A RESULT OF THE MERGER?

A.	The Merger will be a taxable transaction for all U.S. holders of our common stock. As a result, assuming you are a U.S. holder, the cash you receive in the Merger for your shares of our common stock will be subject to United States federal income tax and also may be taxed under applicable state, local, and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive and (2) the adjusted tax basis of your Shares surrendered. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” on page 17 of this Information Statement for a more detailed explanation of the tax consequences of the Merger. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Merger.

Q.	WHERE CAN I FIND MORE INFORMATION ABOUT ENCYSIVE?

A.	We file periodic reports and other information with the SEC. Such reports and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about these facilities. Copies of such information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information about Encysive that we file electronically with the SEC. For a more detailed description of the information available, please refer to the section entitled “Where You Can Find More Information” on page 42 of this Information Statement.

Q.	WHO CAN HELP ANSWER MY QUESTIONS?

A.	If you have questions about the Merger after reading this Information Statement, please contact Encysive in writing at our principal executive offices at 4848 Loop Central Drive, Suite 700, Houston, Texas 77081, Attention: Investor Relations, or by telephone (713) 796-8822. You may also call Pfizer’s information agent, Georgeson Inc., at (800) 546-8249 (toll-free).

S-2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Information Statement regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: statements regarding the expected completion of the acquisition of us by Pfizer, including the Merger and the Merger Agreement; our ability to earn a profit from sales or licenses of Thelin™ (sitaxsentan sodium) or other drug candidates; unexpected delays in commencing and completing an additional Phase III clinical trial for Thelin™ in pulmonary arterial hypertension (“PAH”) to address concerns regarding efficacy raised in the third approvable letter, dated June 15, 2007, received from the U.S. Food and Drug Administration (the “FDA”); regulatory approval of Thelin™ and our other products under development by the FDA; the unpredictability of the duration and results of regulatory review of our New Drug Application(s) (“NDA”) and Investigational New Drug Application(s) by the FDA and national regulatory authorities in Australia, Canada, the European Union (the “EU”) and other countries; the high cost and uncertainty of the research, clinical trials and other development activities involving our products and compounds; possible delays in the timelines for initiating clinical trials and obtaining results of clinical trials with respect to our products under development, including Thelin™ and TBC3711; market acceptance of Thelin™ in the EU, Australia and Canada and the actual rate of acceptance; the speed with which reimbursement and pricing approvals and product launches for Thelin™ may be achieved in the EU, Australia, Canada and in other countries where Thelin™ may be approved; difficulties or delays in importing, manufacturing, packaging or distributing Thelin™ in the EU, Australia and Canada and in other countries where Thelin™ may be approved; the impact of competitive products on Thelin™ and Argatroban sales; the availability of sufficient funds to continue to commercialize Thelin™ in the EU and Canada; reduced estimates of patient populations and diagnosis rates of patients with PAH; the impact of national, provincial and local reimbursement policies and governmental regulations on prices for Thelin™ in the EU, Australia and Canada; our ability to predict revenues from Thelin™ and expense levels in 2008 and beyond; the impact of existing and future EU regulatory provisions on product exclusivity, including orphan drug exclusivity for Thelin™; the impact of legislation or regulations in the U.S., and countries within the EU, Australia and in Canada affecting Thelin’s™ pricing, reimbursement or access; the scope of our patents and challenges by others of the scope of our patents; our ability to attract and retain qualified personnel; the ability of our subsidiary to repay the notes secured by royalties on the sales of Argatroban; our ability to prevail in the Argatroban abbreviated new drug application patent litigation and the costs of such litigation; the breadth of approved labeling for our approved products and our competitors’ products; our ability to establish future collaborative arrangements or licenses; and the availability of materials necessary for the manufacture of our products; as well as more specific risks and uncertainties facing us.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Information Statement are made as of May 20, 2008. Subsequent events or developments may cause our views to change. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 20, 2008.

THE COMPANIES

ENCYSIVE PHARMACEUTICALS INC.

We are a global biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. We focus our research and development programs predominantly on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. We have successfully developed two approved drugs. Argatroban was our first approved drug which was approved by the FDA for the treatment of heparin-induced thrombocytopenia, and is licensed to and marketed by GlaxoSmithKline plc in the U.S. and Canada. Thelintm (sitaxsentan sodium) is an endothelin receptor antagonist we developed for the treatment of PAH and has been approved by the European Agency for the Evaluation of Medicinal Products in the EU, Health Canada’s Therapeutic Products Directorate in Canada and the Australian Therapeutic Goods Administration in Australia for the treatment of PAH. We are marketing and distributing Thelintm in the EU and Canada either directly or through third parties and commenced distribution of Thelintm in Australia through a third party in the second quarter of 2008. In addition, Thelintm is under review by the FDA in the U.S. We have received three approvable letters from the FDA and plan to commence an additional Thelintm Phase III clinical trial in patients with PAH during the third quarter of 2008 to address the concerns of the FDA regarding efficacy outlined in the FDA’s approvable letter dated June 15, 2007.

Our principal executive office is located at 4848 Loop Central Drive, Suite 700, Houston, Texas 77081, and our telephone number is (713) 796-8822.

PFIZER INC.

Pfizer is headquartered in New York, New York. Pfizer is a research-based, global pharmaceutical company. Pfizer discovers, develops, manufactures and markets leading prescription medicines for humans and animals.

Pfizer’s principal executive office is 235 East 42nd Street, New York, New York 10017, and its telephone number is (212) 573-2323.

EXPLORER ACQUISITION CORP.

The Purchaser is a Delaware corporation organized in connection with the Merger and to date has engaged in no activities other than those incident to its formation and the consummation of the tender offer for our Shares. The Purchaser is a wholly-owned subsidiary of Pfizer.

The Purchaser’s principal executive office is 235 East 42nd Street, New York, New York 10017, and its telephone number is (212) 573-2323.

THE MERGER

RECENT EVENTS; EXPIRATION OF THE OFFER

The Merger is being effected pursuant to an Agreement and Plan of Merger, dated as of February 20, 2008, by and among Encysive, Pfizer and the Purchaser. The Merger is the second and final step of Pfizer’s acquisition of Encysive. The first step was a tender offer by Pfizer and the Purchaser to acquire all of the outstanding Shares at a purchase price of $2.35 per Share, in cash, without interest and less any required withholding taxes.

Pursuant to the terms of the Merger Agreement, the Purchaser and Pfizer commenced the tender offer to purchase all of the outstanding Shares on March 4, 2008. The initial offering period expired at 12:00 midnight, New York City time, on March 31, 2008. On April 1, 2008, Pfizer accepted for payment the Shares that had been validly tendered and not withdrawn as of the initial expiration date for the offer and promptly paid for such Shares. On April 1, 2008, the Purchaser and Pfizer commenced a subsequent offering period which expired at 5:00 p.m., New York City time, on April 14, 2008. At the expiration of the subsequent offering period, the Purchaser had accepted for payment and promptly paid for a total of 69,076,466 Shares in the tender offer, representing approximately 85.33% of the outstanding Shares.

The Merger Agreement provides that, effective upon the acceptance for payment of, and payment by the Purchaser for, any Shares in the tender offer, as long as Pfizer directly or indirectly beneficially owns not less than a majority of the issued and outstanding Shares, the Purchaser would be entitled to designate a number of directors, rounded to the next whole number, that will give the Purchaser representation on Encysive’s board of directors equal to the product of the total number of directors on the board (determined after giving effect to the directors elected pursuant to this designation) multiplied by the percentage of the issued and outstanding Shares owned by the Purchaser or any other subsidiary of Pfizer. Pursuant to this provision, George W. Cole, Richard A.F. Dixon, Ph.D., Ron J. Anderson, M.D., John H. Dillon, II, Suzanne Oparil, M.D., John M. Pietruski and James T. Willerson, M.D. resigned from the board, effective as of April 3, 2008. At the time of their resignation, Drs. Anderson and Willerson were members of the Compensation and Corporate Governance Committee of the board; Mr. Dillon and Dr. Oparil were members of the Audit Committee of the board and Drs. Dixon and Willerson and Mr. Cole were members of the Executive Committee of the board. In addition, Mr. Cole served as chair of the Executive Committee of the board.

The following designees of the Purchaser were appointed to Encysive’s board of directors, effective as of April 3, 2008, to fill the vacancies created by the resignation of the above-listed directors: Martin Mackay, David Reid, Margaret M. Foran and Douglas E. Giordano. Three independent directors, J. Kevin Buchi, Robert J. Cruikshank and James A. Thomson, Ph.D., have remained on the board pending completion of the Merger. Subject to the terms of the Merger Agreement and pending completion of the Merger, the Purchaser is entitled, at its request, to have its designees appointed to the appropriate committees of the board.

The completion of the tender offer constituted a “fundamental change,” as defined in the Indenture, dated March 16, 2005, between Encysive and The Bank of New York Trust Company, N.A., as trustee, governing Encysive’s 2.50% Convertible Notes due 2012 (the “Convertible Notes”). As a result, Encysive commenced a tender offer on April 30, 2008, with respect to the option of each holder of the Convertible Notes to require Encysive to purchase each $1,000 principal amount of the Convertible Notes at a purchase price of 100% of the principal amount, together with accrued and unpaid interest, pursuant to the terms of the fundamental change notice and offer to purchase dated April 30, 2008 and distributed to the holders of such Convertible Notes. The tender offer for the Convertible Notes expires on June 13, 2008 and Encysive will purchase the Convertible Notes on June 16, 2008. Under the terms of the Merger Agreement, Pfizer is required to provide the funds necessary to repay the Convertible Notes.

The completion of the tender offer also represented a “fundamental transaction,” as defined in a Securities Purchase Agreement (“Purchase Agreement”), dated August 20, 2007, pursuant to which Encysive sold units comprised of one share of the Encysive’s common stock and a warrant to purchase one share of Encysive’s common stock (each a “Warrant” and collectively, the “Warrants”). As a result, in April 2008, the holders of the Warrants received an amount of cash equal to the value of the Warrants, as determined in accordance with the terms of the Warrants. As the holders of the Warrants have been paid in full, the Warrants were cancelled in April 2008.

On May 7, 2008, Encysive’s board of directors approved the removal of George W. Cole, Encysive’s President and Chief Executive Officer, and Derek J. Maetzold, Encysive’s Vice President, Marketing and Sales, from their respective offices with Encysive and their employment by Encysive was terminated, effective May 13, 2008. In addition, on such date, the board elected Paul S. Manierre, Encysive’s Vice President, General Counsel and Secretary, to the office of President, effective May 13, 2008.

REQUIRED APPROVAL OF THE MERGER; WRITTEN CONSENT

Under Section 251 of the DGCL, the approval of Encysive’s board of directors and the affirmative vote of the holders of a majority of the Shares outstanding and entitled to vote are required to approve and adopt the Merger Agreement. Encysive’s board of directors has previously approved the Merger Agreement and the Merger. Pursuant to the terms of the Merger Agreement, the Purchaser committed to complete the acquisition of the remaining Shares through the Merger following conclusion of the tender offer if certain conditions were satisfied. In addition, Pfizer agreed to cause all Shares purchased pursuant to the tender offer by the Purchaser to be voted in favor of the adoption of the Merger Agreement. The Purchaser, as owner of more than 50% of the outstanding Shares, adopted the Merger Agreement by written consent on May 15, 2008.

Federal securities laws state that the Merger may not be completed until 20 days after the date of mailing of this Information Statement to Encysive stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the Merger cannot occur until that time has elapsed. Pfizer, the Purchaser and Encysive are obligated to complete the Merger under the terms of the Merger Agreement subject to the conditions set forth therein, all of which we expect to be satisfied at the end of such 20 day period. Therefore, we expect the Merger to close on or about June 10, 2008; however, there is no assurance that the Merger will close at that time, or at all.

RECORD DATE

Encysive’s board of directors has set May 15, 2008 as the record date for determining stockholders entitled to consent to the adoption of the Merger Agreement. On such date, the written consent of the Purchaser approving and adopting the Merger Agreement was executed and delivered to Encysive. This is the date used for determining the stockholders entitled to receive notice of such action and for determining the number of Shares issued and outstanding and therefore necessary to adopt the Merger Agreement. Encysive’s board of directors also set May 15, 2008 as the record date for determining stockholders entitled to receive notice of the availability of appraisal rights. On May 15, 2008, there were issued and outstanding and entitled to vote 80,955,060 Shares. Each Share issued and outstanding is entitled to one vote.

BACKGROUND OF THE TENDER OFFER AND THE MERGER

Prior to June 15, 2007, Encysive had pursued a strategy of independently commercializing or attempting to commercialize Thelintm (sitaxsentan sodium) in the United States, the European Union, Canada, Australia and other countries. On June 15, 2007, however, Encysive received from the FDA a third approvable letter for its NDA for Thelintm (the “Approvable Letter”), which was under review for the treatment of pulmonary arterial hypertension. In the Approvable Letter, the FDA stated that Encysive’s development program for Thelintm did not demonstrate the evidence of effectiveness needed for approval. The FDA did note, however, that the Thelintm development program provided some evidence that Thelintm improves exercise tolerance in patients with pulmonary arterial hypertension and encouraged Encysive to conduct an additional study to demonstrate the drug’s effectiveness. Prior to receiving the Approvable Letter, based on dialogue with the FDA, Encysive had expected to receive regulatory approval for Thelintm in the United States on or before June 15, 2007.

On June 20, 2007, Encysive’s board of directors convened a meeting to consider strategic options for the company and to discuss a restructuring of the company. At the meeting, Encysive’s board of directors formed a strategic options committee and authorized the committee to interview and select an investment bank to assist Encysive in exploring its strategic alternatives. An additional meeting was convened on June 24, 2007, at which meeting Encysive’s board of directors elected George W. Cole as the company’s new CEO and President. On the following day, June 25, 2007, the company announced that it was implementing a strategic restructuring to focus its resources on its most promising assets and would be reducing its U.S. workforce by approximately 70 percent, with approximately 150 employees, including the U.S. sales force, being terminated immediately. The company ended the second quarter of 2007 with approximately $65 million in cash and expected that operating expenses going forward would be reduced significantly.

On July 11, 2007, Encysive representatives held a formal preliminary dispute resolution meeting with representatives of the FDA to discuss the Approvable Letter. Following the meeting and after reviewing the FDA’s rationale for withholding approval with outside experts, Encysive continued to believe that its NDA for Thelintm should have been approved. In light of these conclusions, on August 6, 2007, Encysive filed with the FDA a request for formal dispute resolution to challenge the Approvable Letter by bringing the dispute to the attention of FDA supervisors.

On July 16, 2007, Encysive’s board of directors engaged Morgan Stanley & Co. Incorporated (“Morgan Stanley”) to serve as financial advisor to assist the company in evaluating its strategic alternatives to maximize stockholder value based upon the recommendation of the Strategic Options Committee, which had interviewed and met with several investment banks. Upon its engagement, Morgan Stanley promptly commenced a review of the company’s business and operations and the company’s available alternatives. At a meeting of Encysive’s board of directors on July 25, 2007, Morgan Stanley representatives presented a preliminary review of the strategic alternatives available to the company. These included a sale of the entire company, a sale of licensing rights to Thelintm worldwide or only in the European Union or the United States, a partial sale of the company to a financial investor or continuing with the status quo with the aid of an equity financing transaction. At the meeting, representatives from Porter & Hedges, L.L.P. (“Porter & Hedges”), counsel to Encysive, reviewed with Encysive’s board of directors their fiduciary duties under Delaware law with respect to these potential transactions. Following the presentations and further questions and discussion, Encysive’s board of directors authorized Morgan Stanley to continue its review of the company’s strategic alternatives and to solicit interest from a broad range of potential bidders to determine their interest in a possible transaction with the company.

During the remainder of July and throughout August 2007, Encysive’s management and Morgan Stanley evaluated further the company’s potential strategic alternatives and drafted a brief non-confidential description of the company and its Thelintm assets. Beginning on September 11, 2007, Morgan Stanley and company management contacted a targeted list of over 70 potential bidders and distributed the brief company description to more than 50 potential bidders, ranging from pharmaceutical and biotechnology companies (including Pfizer) to strategic investors.

In August and September 2007, Encysive’s board of directors approved two financings to provide the company sufficient working capital to continue its operations and time to conduct a full review of its strategic alternatives with Morgan Stanley. On August 20, 2007, Encysive entered into a securities purchase agreement for the offer and sale of 7,692,305 units to institutional accredited investors at a price of $1.95 per unit, with each unit consisting of one Share and a warrant to purchase one Share. This financing resulted in net proceeds to Encysive of approximately $14 million. On September 21, 2007, the company’s special purpose subsidiary, Argatroban Royalty Sub LLC, refinanced its original $60 million in principal amount of the original Argatroban secured 12% notes by issuing an aggregate principal amount of $68 million of its new Argatroban secured 18.5% notes, resulting in net proceeds to the company of approximately $11.2 million. This debt refinancing and the equity financing completed in August 2007 added approximately $25.2 million to the company’s working capital, giving the company additional liquidity to fund its operations and time to continue its ongoing review of strategic alternatives. Encysive ended the third quarter of 2007 with approximately $54 million in cash, an amount which included the proceeds from both financings.

On September 5, 2007, Encysive received a letter from the FDA in response to its request for formal dispute resolution. In the response, the FDA’s reviewer wrote that the data included in the Thelintm NDA did not provide the substantial evidence of effectiveness needed for approval and encouraged the company to conduct an additional study to demonstrate Thelintm’s effectiveness. In light of the FDA’s response and after consulting with outside experts, on September 24, 2007, Encysive announced its decision not to continue to pursue formal dispute resolution with the FDA, but instead to move forward with plans to conduct an additional Phase III study evaluating Thelintm in patients with pulmonary arterial hypertension.

Following the distribution of the brief company description to the targeted list of potential bidders, at the board’s direction, Morgan Stanley initiated further contact with the recipients to gauge potential interest in an acquisition, merger, asset purchase, licensing agreement, equity investment or other strategic transaction with the company. Twenty-seven interested parties, including Pfizer, entered into confidentiality agreements with the company, and beginning on September 25, 2007, were furnished a confidential information memorandum providing substantially more detail about the company and its proprietary product portfolio, research and development programs, sales forecasts and operations. Following the distribution of the confidential information memorandum, several parties requested teleconferences with Morgan Stanley and the company to discuss the substantial information contained therein. Based on a specific request, management held an in-person meeting with one interested party during the week of November 18, 2007.

During October and November of 2007, Morgan Stanley sent initial bid process letters to each interested party and invited such party to submit a non-binding preliminary bid for the company or its assets by November 20, 2007, which was later extended to December 7, 2007. By the middle of December 2007, eleven such non-binding preliminary bids were received, including one from Pfizer. With respect to these eleven bids, three proposed a whole company acquisition or merger, three proposed acquiring Encysive’s European assets and four proposed acquiring licensing rights to Thelintm outside of the United States. Encysive also received a bid from a potential strategic investor with respect to certain specified assets of the company.

Encysive’s board of directors met on December 11, 2007, at which meeting Morgan Stanley described each of the eleven non-binding bids received after the first round of the process, discussed the strengths and weaknesses of each bid from a financial perspective and answered questions from members of Encysive’s board of directors. Encysive’s board of directors then discussed which of the eleven bidders should be invited to participate in the second round of the process. Encysive’s board of directors selected nine bidders (including Pfizer) and directed Morgan Stanley to continue pursuing strategic options with these nine interested parties. Representatives from Porter & Hedges were also present at the meeting and reviewed with Encysive’s board of directors their fiduciary duties under Delaware law with respect to the potential transactions and the bidding process. In December 2007, the company also engaged Covington & Burling LLP (“Covington”) as special transaction counsel to the company and Encysive’s board of directors.

Beginning December 13, 2007, and continuing through January 31, 2008, members of Encysive’s management with assistance from Morgan Stanley, conducted management presentations and due diligence activities in the U.S. and Europe with the nine selected interested parties. These due diligence interactions included conducting in-person management presentations and telephonic conferences, responding to various due diligence questions about Thelintm and the company’s assets and operations, arranging for telephonic due diligence discussions between the company’s and the interested parties’ outside specialists, and scheduling in-person due diligence review sessions and on-site due diligence visits to the facilities of the company and its third party contractors. Each interested party was given an extensive, in-person presentation by Morgan Stanley and Encysive representatives, and was provided access to the company’s on-line, due diligence data room containing financial, regulatory, intellectual property, clinical, operational, human resource, legal and other information concerning the company and its assets. Presentations and on-line due diligence data room access were appropriately tailored to account for the type of transaction each interested party had proposed in its initial bid. The data room contained over 6,200 company documents totaling over 100,000 pages. In addition, certain of the company’s regulatory and clinical confidential information (which was considered too sensitive for inclusion in the on-line data room) was available upon request to all interested parties for review on secure laptop computers located at Covington’s offices in the U.S. and Europe.

The interested parties were informed that Encysive would provide either a form of merger agreement or a form of stock and asset purchase agreement for the company’s European business together with a co-development and license agreement to facilitate the ongoing conduct of the company’s business in the U.S., depending on the type of transaction the interested party had proposed. Morgan Stanley then sent a final bid process letter to the interested parties instructing each of them that submissions of final written offers, together with marked-up forms of the relevant agreements, were due by January 14, 2008, although this deadline was subsequently extended to January 31, 2008. Prior to the bidding deadline, three parties advised Morgan Stanley of their intent to withdraw from the bidding process.

Six interested parties, including Pfizer, submitted final written offers to Morgan Stanley. Three interested parties (including Pfizer) submitted bids to acquire or merge with the entire company:

•	Pfizer submitted a bid to acquire 100% of Encysive’s common stock through a cash tender offer at $1.25 per Share. Pfizer submitted a revised draft merger agreement detailing its comments to Encysive’s proposed form and a list of open diligence items.

•	A second bidder (“Bidder B”) verbally advised Morgan Stanley that it expected to submit a bid to acquire 100% of Encysive’s common stock for $1.10 per Share, subject to conducting additional diligence and obtaining approval from its board the following week. Bidder B did not submit any comments or revisions to the company’s proposed form of merger agreement and did not submit a written bid until February 8, 2008.

•	Another bidder submitted a bid to acquire Encysive through a stock-for-stock merger. Based on the exchange ratio and the then-current trading price of the counterparty’s stock, the value of this bid was approximately $.70 per Share. This bidder also provided comments and revisions to the company’s proposed form of merger agreement.

The three remaining interested parties submitted final offers to acquire Thelintm assets outside of the United States:

•	One bidder (“Bidder C”) proposed acquiring Encysive’s Thelintm assets in the European Union, Iceland, Norway, Lichtenstein, Switzerland, Russia, Turkey, and Brazil. Bidder C proposed an upfront cash payment of $200 million, a $20 million milestone payment based on the achievement of post-closing net sales and periodic 12% royalty payments based on net sales until the later of the five year anniversary of the closing and the payment of $50 million in royalties. Bidder C provided comments to the proposed stock and asset purchase agreement and the co-development and license agreement.

•	Another bidder proposed acquiring all of Encysive’s Thelintm assets outside of the U.S. for substantially less value than Bidder C.

•	A final bidder proposed acquiring Encysive’s European operations and acquiring a license to Thelintm distribution in Europe for total consideration of between $200 and $250 million (subsequently reduced to $230 million). The financing for this acquisition was contingent on the shell bidding company raising the necessary funds through an initial public offering on the London Stock Exchange’s alternative investment market (“AIM”), the costs of which were to be financed by Encysive. Significantly, this bid contained no firm commitment to invest in the initial public offering. This bidder had also only conducted limited diligence and its bid was contingent on successfully completing its diligence.

On February 4, 2008, representatives of Morgan Stanley and Covington provided a telephonic overview to Encysive’s board of directors of the bids that had been received, including written summaries of the contract mark-ups, and discussed the timing, structuring and cost implications of each. Representatives of Porter & Hedges and Covington also reviewed with Encysive’s board of directors their fiduciary duties in the context of the transactions being considered and the bidding process.

At this time, Encysive’s management and Encysive’s board of directors were inclined to pursue a transaction with Bidder C. However, in reviewing the proposal from Bidder C, Encysive’s board of directors had concerns regarding the timeline of signing and consummating a transaction with Bidder C, the sufficiency of the company’s working capital until a closing could occur, the risk that a closing might not occur and whether after the closing the company would have sufficient capital to complete the new Phase III clinical trial evaluating Thelintm in patients with pulmonary arterial hypertension. Given these concerns, Encysive’s board of directors asked Morgan Stanley to request that Bidder C increase its bid, especially its upfront price. On February 5, 2008, Bidder C increased its upfront payment from $200 million to $220 million, but eliminated the $20 million milestone payment and reduced the periodic royalty payments from 12% to 10% of net sales until the later of the five year anniversary of the closing and the payment of $40 million (rather than $50 million) in royalties. Also on February 5, 2008, Pfizer increased its bid to $1.65 per Share after Morgan Stanley informed Pfizer at the board’s request that its price was not competitive with Bidder C’s offer.

Encysive’s board of directors met again on February 6, 2008 to review the status of the strategic alternatives process and the six final offers. Representatives of Morgan Stanley and Covington reviewed with Encysive’s board of directors the terms of the offers, and related transaction signing and closing timelines, and presented analyses with respect to each bid. Morgan Stanley also presented its preliminary financial analyses and discussed the company’s cash position going forward and the timing of the proposed transactions. In addition, representatives of the bidders proposing the stock-for-stock merger and the AIM listing transactions also made presentations to Encysive’s board of directors and answered questions from members of Encysive’s board of directors. Encysive’s board of directors then discussed the consequences of the proposed transactions with respect to the company’s $130 million convertible notes maturing in 2012, in particular that all but one of the six bids (the stock-for-stock merger), including all bid proposals for the purchase of Thelintm rights outside of the United States, would likely trigger the convertible note holders’ rights to require Encysive or its successor to repurchase the notes at par value following such transactions.

Encysive’s board of directors found the stock-for-stock merger structure to be unattractive because, among other reasons, it valued Encysive’s Shares at below their then trading price. Also, completion of the proposed stock-for-stock merger was expected to take longer to accomplish than a cash acquisition transaction and presented a substantial risk with respect to the certainty of closing. Encysive’s board of directors also found the AIM listing transaction proposal to be unattractive due to, among other reasons, the lack of any financing commitment, the amount of due diligence that remained to be completed and the considerable risks associated with the transaction in terms of timing and completion.

Encysive’s board of directors found Bidder C’s offer financially attractive and confirmed its intent to pursue a transaction with Bidder C. However, Encysive’s board of directors had several remaining concerns with the bid from Bidder C relating to, among other things, various points raised in their revisions to the agreements and the level of ongoing liability to Encysive for its European Thelintm business. Encysive’s board of directors instructed Encysive’s management and financial and legal advisors to discuss these concerns with Bidder C and report back to Encysive’s board of directors the following day. Encysive’s board of directors also directed Morgan Stanley and the company’s management to inform Pfizer that its price was still not competitive with Bidder C’s bid and to determine whether Pfizer would increase its bid price. Finally, Encysive’s board of directors asked Morgan Stanley to contact Bidder B to determine the current status of its offer, remaining due diligence items and contract comments and revisions because Bidder B appeared to be significantly behind Pfizer in terms of the amount of diligence remaining to be conducted and in providing its comments and revisions to Encysive’s form of merger agreement.

Encysive’s board of directors held a meeting on February 7, 2008 at which management and Morgan Stanley reported on the ongoing discussions with Bidder C and the fact that Bidder C had conceded many of the issues on the contracts previously of concern to Encysive’s board of directors. Representatives of Covington and Porter & Hedges also attended the meeting. Representatives of Morgan Stanley reported to Encysive’s board of directors that Bidder B had not provided any additional information on its offer, and that Pfizer had indicated a willingness to raise its bid further but was seeking guidance from the company on the price that would be required to make its bid competitive. After further discussion, Encysive’s board of directors remained in favor of the bid from Bidder C but was concerned that, due to the time it might take to negotiate, sign and then complete a transaction with Bidder C, which closing would be subject to a stockholder vote under Delaware law, Encysive would have insufficient working capital to complete the transaction if any delay were to occur. Encysive’s board of directors therefore directed Morgan Stanley and the company’s management to determine if Bidder C would agree to fund the company’s ongoing operations before closing if consummation of a transaction with Bidder C were to be delayed, and to continue to negotiate the terms of the draft stock and asset purchase and license agreements with Bidder C.

Encysive’s board of directors held a meeting on February 8, 2008 to receive updates on the issues raised above with respect to Pfizer and Bidders B and C, and to further consider its various options. Representatives of Morgan Stanley, Covington and Porter & Hedges also attended the meeting. During this meeting, representatives of Morgan Stanley and the company’s management reported that Bidder C had indicated its willingness to negotiate a funding arrangement, though the details were still to be negotiated. It was also reported that the company had received a written bid from Bidder B for a cash tender offer at $1.80 per Share, but that the bid was still subject to its board’s approval. Bidder B’s bid also was not accompanied by any comments to the form of merger agreement or a specific due diligence timetable. Encysive’s board of directors discussed the fact that the proceeds from a sale to Bidder C would not, after repayment of the company’s $130 million convertible notes and other transaction related expenses, provide adequate cash to fund both its ongoing operations and the completion of a new Phase III clinical trial evaluating Thelintm in patients with pulmonary arterial hypertension, resulting in the need to raise further capital in equity financings that if available at all, due to the low price of the company’s shares, would likely dilute the value of the company’s shares for existing stockholders and be on less than favorable terms to the company.

At the end of the February 8, 2008 meeting of Encysive’s board of directors, and after discussing the advantages and disadvantages of the company’s various options and the timing and certainty of completing the remaining proposed transactions, Encysive’s board of directors determined that the Pfizer bid likely represented the best option then available for Encysive’s stockholders and authorized management and the company’s financial and legal advisors to negotiate the terms of a definitive merger agreement with Pfizer, but requested that Morgan Stanley first inform Pfizer that Encysive could only proceed with Pfizer if it would agree to a price of no less than $2.00 per Share. On February 10, after Pfizer raised its offer to $2.00 per Share, Covington sent a revised draft merger agreement to Pfizer’s outside counsel, Weil, Gotshal & Manges LLP (“Weil”). Encysive and Covington also provided draft disclosure schedules to the draft merger agreement to Pfizer and Weil on February 12, 2008. Commencing on February 11, 2008, representatives of the company, Morgan Stanley and Covington commenced discussions with Pfizer, Weil and Lazard Frères & Co. LLC, Pfizer’s financial advisor, and such discussions were followed by a meeting at Covington’s New York offices on February 13, 2008, to negotiate the draft merger agreement. Pfizer and Weil provided a revised draft merger agreement to Encysive and Covington on February 14, 2008, and the parties met again at Covington’s New York offices on February 15, 2008, to negotiate further the outstanding terms of the draft merger agreement. Several contractual issues remained open by the end of the day on February 15, 2008, including the scope of the company’s representations and warranties, the circumstances under which Encysive could terminate the merger agreement in order to accept a superior third party takeover proposal and in such case, the amount and timing of the termination fee payable by the company.

During the time Encysive and its representatives were negotiating with Pfizer and Weil, on February 14, 2008, Bidder C indicated to Morgan Stanley its potential desire to acquire all of Encysive at an attractive price. On the morning of February 15, 2008, Morgan Stanley sent Bidder C the company’s draft merger agreement and related disclosure schedules, and the company provided access to all of the company’s confidential information available in its on-line, due diligence data room. However, Bidder C did not further pursue such an offer despite the initial indication to Morgan Stanley that it might.

On February 12, 2008, Bidder B submitted a written offer increasing its offer price to $2.10 per Share, but did not provide comments or revisions on the proposed merger agreement, or assurances that its board had approved the bid. On the afternoon of February 15, 2008, however, Bidder B confirmed that its board had approved the offer at $2.10 per Share, and provided the company a contract mark-up containing a limited number of revisions along with a short list of open diligence items. On the evening of February 15, 2008, after management of the company and members of Encysive’s board of directors determined that it was advisable to work toward negotiating a potential transaction with Bidder B while continuing at the same time to negotiate with Pfizer, Morgan Stanley informed Pfizer that Encysive had received a revised bid that was more favorable in terms of price and contract terms than Pfizer’s but that the company would provide Pfizer an opportunity to raise its price and improve its contractual terms.

Encysive and Covington proceeded to negotiate the terms of a merger agreement with Bidder B and its counsel, providing a revised draft of the merger agreement, along with draft merger agreement schedules and answers to the open diligence questions, to Bidder B late in the evening on February 16, 2008. The negotiations continued on February 17 and 18, 2008, with Bidder B providing Encysive with two revised drafts of the merger agreement as well as comments on the draft disclosure schedules. However, several significant contract issues remained open by the end of day on February 18, 2008.

On February 16, 2008, Morgan Stanley requested that both Pfizer and Bidder B submit their best and final offers on February 18, 2008. Both bidders asked to have until February 19, 2008 to respond.

Encysive’s board of directors conducted a meeting on February 18, 2008 to receive an update from Morgan Stanley and Covington on the negotiations with Pfizer and Bidder B and the status of the bids and draft merger agreements. Representatives of Porter & Hedges were also present at the meeting. After questions from members of

Encysive’s board of directors and further discussion, Encysive’s board of directors confirmed that Pfizer and Bidder B should be required to submit their best and final offers by the close of business on February 19, 2008.

As instructed by Encysive’s board of directors, Morgan Stanley informed Pfizer and Bidder B that they should submit their best and final offers by close of business on February 19, 2008, before a meeting of Encysive’s board of directors scheduled for the evening of February 19, 2008. Representatives of Encysive and Covington had provided a revised draft merger agreement to Pfizer and Weil on February 17, 2008, reflecting Encysive’s position on the open issues and the agreements that had been reached between the parties over the previous week, and provided Pfizer and Weil revised disclosure schedules in the evening on February 18, 2008. During the course of February 18 and 19, 2008, Encysive, Covington, Pfizer and Weil resolved all the remaining open issues on the draft merger agreement, although items on the disclosure schedules still remained to be discussed and finalized.

By the close of business on February 19, 2008, Bidder B submitted its written best and final binding offer to acquire Encysive for $2.26 per Share, including a revised draft merger agreement that it said it was ready to sign. On February 19, 2008, Pfizer also submitted its written best and final binding offer to acquire Encysive for $2.35 per Share, including a draft merger agreement in the form that had been substantially agreed to by the parties. Pfizer’s offer indicated that it was Pfizer’s expectation to sign and announce the transaction before the open of business on February 20, 2008.

During the evening of February 19, 2008, Encysive’s board of directors met to consider the best and final offers from Pfizer and Bidder B. Representatives of Covington, Porter & Hedges and Morgan Stanley also attended the meeting. After receiving presentations on the offers from Morgan Stanley and Covington and discussing the advantages and disadvantages of the two proposals, including with respect to price, certainty of closing and contractual terms, Encysive’s board of directors directed the company’s management and its financial and legal advisors to complete negotiations on all remaining open issues with Pfizer, including in particular with respect to various open items in the disclosure schedules, in preparation for a Company board meeting early in the morning on February 20, 2008, to approve the definitive merger agreement and authorize its execution. Representatives of Covington, Encysive, Pfizer and Weil completed the definitive documentation late that evening through the following early morning.

Early in the morning on February 20, 2008, Encysive’s board of directors convened a meeting to consider and approve the definitive merger agreement with Pfizer and the related transactions. Also present at the meeting were representatives of Morgan Stanley, Covington and Porter & Hedges. At the meeting, Morgan Stanley orally and in written form provided its opinion to Encysive’s board of directors that, based on and subject to the assumptions made, matters considered, procedures followed and limitations on the review undertaken as set forth in its written opinion, as of February 20, 2008, the consideration to be received by holders of Shares pursuant to the Merger Agreement with Pfizer was fair, from a financial point of view, to such holders. Morgan Stanley then reviewed the financial bases and calculations underlying its opinion and answered questions from members of Encysive’s board of directors. A representative from Porter & Hedges then reviewed with the members of Encysive’s board of directors their fiduciary duties under Delaware law. A representative of Covington then reviewed in detail the material terms of the proposed merger agreement that had been negotiated with Pfizer, which terms were also set forth in a summary that had been provided to members of the Board before the meeting along with the final text of the proposed merger agreement itself, and answered questions from members of Encysive’s board of directors. Following questions by the members of Encysive’s board of directors to representatives of Morgan Stanley, Covington and Porter & Hedges, and further discussion among the members of Encysive’s board of directors, Encysive’s board of directors, by unanimous action of all members, resolved that Pfizer’s offer was in the best interests of Encysive’s stockholders and approved, authorized the execution, delivery and performance of, and declared advisable the Merger Agreement, the tender offer, the Merger and the other transactions contemplated by the Merger Agreement, and further resolved to recommend to Encysive’s stockholders that they accept and tender their Shares into Pfizer’s tender offer, approve the Merger and adopt the Merger Agreement.

Immediately following the Encysive board meeting and prior to the opening of trading on NASDAQ on February 20, 2008, Pfizer and Encysive executed the Merger Agreement and announced the transaction in a jointly issued press release.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

At a meeting of our board of directors held on February 20, 2008, our board of directors unanimously:

(i)	determined that the tender offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Encysive and its stockholders;

(ii)	recommended to the stockholders of Encysive that they accept the tender offer and tender their Shares in response to the tender offer;

(iii)	approved the Merger Agreement and the transactions contemplated thereby, including the tender offer and the Merger;

(iv)	directed that the agreement of merger (as such term is used in Section 251 of the DGCL) contained in the Merger Agreement be submitted to the stockholders of Encysive for adoption (if necessary); and

(v) r	ecommended the adoption of the agreement of merger by such stockholders.

REASONS FOR THE MERGER

Encysive’s board of directors, in the course of reaching its decision to approve and adopt the Merger Agreement and to recommend that Encysive’s stockholders accept the tender offer, tender their Shares pursuant to the tender offer and approve the Merger Agreement and the transactions contemplated thereby, consulted with Encysive’s management and its financial and legal advisors and considered a number of factors, including the following:

•	the $2.35 per Share price to be paid in cash for each Share, which represents a 118% premium over the closing price of Shares on February 19, 2008, the last trading day before the tender offer and the Merger were announced, and a 203% and 114% premium over the average closing price of Shares for the one month and six month periods, respectively, prior to announcement;

•	the board’s familiarity with the business, operations, prospects, business strategy, properties and assets and financial condition of Encysive, including the projected inability to meet its working capital requirements by the third quarter of 2008 without significant additional external financing, as well as the risks involved in achieving its prospects, the nature of the pharmaceutical industry, the competition for Encysive’s products, industry trends, legislative and regulatory risks, risks inherent in the development and marketing of pharmaceutical products and economic and market conditions, both on a historical and on a prospective basis, including the costs and time required for, and the probability of success in achieving, regulatory approval to commercialize Thelintm in the U.S.;

•	the completion of a robust auction process for the sale of Encysive or its European Thelintm business, including the active solicitation of potential bidders, the receipt of a significant number of indications of interest as well as several bona fide offers, and the continuation of a competitive bidding process until the Merger Agreement was signed, which resulted in a substantial increase in price and more favorable terms than initially proposed by the remaining bidders;

•	Morgan Stanley’s opinion, dated February 20, 2008, to Encysive’s board to the effect that, as of such date and based upon and subject to the assumptions made, matters considered, procedures followed and limitations on the review undertaken as set forth in its written opinion, the $2.35 per Share consideration to be received by holders of Shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (the full text of the written opinion of Morgan Stanley dated February 20, 2008, is attached as Annex B to this Information Statement);

•	the form of consideration to be paid to holders of Shares in the tender offer and the Merger and the certainty of the value of such cash consideration compared to stock or other consideration;

•	the fact that prior to the closing of the tender offer, Encysive had the ability to enter into negotiations with, and provide information to, a third party that made an unsolicited takeover proposal, subject to the terms of the Merger Agreement;

•	the fact that Encysive had the ability prior to the closing of the tender offer to terminate the Merger Agreement in order to accept a superior takeover proposal from a third party under specified conditions, subject to payment to Pfizer of a termination fee of $7.7 million;

•	the likelihood and anticipated timing of completing the tender offer, especially in light of Encysive’s working capital needs, given the limited scope of the conditions to completion, the lack of any financing condition, and the expected speed of an all cash tender offer as compared to alternative sale structures;

•	the fact that Encysive’s stockholders who did not tender their Shares in the tender offer and who meet certain other conditions will be entitled to appraisal rights under the DGCL in connection with the Merger; and

•	the fact that Pfizer has agreed in the Merger Agreement to provide Encysive with the funds necessary to allow Encysive to satisfy Encysive’s change in control repurchase obligations under its 2.5% convertible senior notes upon consummation of the tender offer and the Merger.

In the course of its deliberations, Encysive’s board of directors also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement and the transactions contemplated by the Merger Agreement, including:

•	the possibility that, although the transaction provides Encysive stockholders with the opportunity to realize a substantial premium over the average price at which the Shares have traded during the prior six months, the price of the Shares might in the future trade at a price greater than $2.35 per Share, thus preventing current stockholders from capturing this future upside growth;

•	the restriction that the Merger Agreement imposes on soliciting competing proposals (although this restriction is mitigated by the active solicitation and bidding process described above);

•	the fact that several bidders proposed to purchase Encysive’s European assets for a price that would have permitted Encysive to repay its outstanding convertible debt and commence (but not complete) the Phase III clinical trial for Thelintm in the U.S.;

•	the possibility that the termination fee payable by Encysive may have discouraged other bidders and, had the Merger Agreement been terminated, impacted Encysive’s ability to engage in another transaction for up to 12 months should the tender offer not have been completed (although this possibility is mitigated by the active solicitation and bidding process described above);

•	the fact that, if the transaction is not completed, Encysive will be required to pay its own expenses associated with the transaction and, under certain circumstances, pay a termination fee to Pfizer, as well as the other risks and costs to Encysive if the transaction does not close, including the diversion of management and employee attention, potential employee attrition, the potential disruptive effect on business and customer relationships and the potential inability to meet its working capital requirements in the third quarter of 2008;

•	the restrictions on the conduct of Encysive’s business prior to the completion of the transaction, requiring Encysive to conduct its business in the ordinary course of business, to use its commercially reasonable efforts to preserve intact its business organization, and to maintain its significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with it, subject to specific limitations and prohibitions, which may delay or prevent Encysive from undertaking business opportunities that may arise pending completion of the transaction;

•	the fact that Encysive’s executive officers and directors may have interests in the transaction that are different from, or in addition to, those of Encysive’s other stockholders; and

•	the fact that an all cash transaction would be a taxable transaction to Encysive’s stockholders for U.S. federal income tax purposes.

The foregoing discussion of the factors considered by Encysive’s board of directors is not intended to be exhaustive, but does set forth the principal factors considered by Encysive’s board of directors. Encysive’s board of directors collectively reached the conclusion to approve the Merger Agreement and the related transactions in light of the various factors described above and other factors that the members of Encysive’s board of directors believed were appropriate. In view of the wide variety of factors considered by Encysive’s board of directors in connection with its evaluation of the tender offer, the Merger and the related transactions and the complexity of these matters, Encysive’s board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of Encysive’s board of directors. Rather, Encysive’s board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

OUR BOARD OF DIRECTORS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDED THAT OUR STOCKHOLDERS ADOPT THE MERGER AGREEMENT.

OPINION OF ENCYSIVE’S FINANCIAL ADVISOR

Morgan Stanley was asked by Encysive’s board of directors to render an opinion to the Encysive’s board of directors as to the fairness, from a financial point of view, to Encysive’s stockholders of the consideration to be received by the stockholders of Encysive in connection with the tender offer and the Merger. On February 20, 2008, Morgan Stanley delivered its oral and written opinion to Encysive’s board of directors that, as of the date of its opinion, and subject to and based upon the assumptions made, matters considered, procedures followed and limitations on the review undertaken as set forth in its opinion, the consideration to be received by the holders of Shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley’s securities underwriting, trading and brokerage, foreign exchange, commodities and derivatives trading, prime brokerage, investment management and financing and financial services activities, Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, trade or otherwise structure and effect transactions, for its own account or for the account of customers, in the equity or debt securities or loans of Encysive or Pfizer. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory services for Encysive and Pfizer and have received fees for the rendering of these services. Morgan Stanley may also seek to provide such services to Pfizer in the future and would receive fees for the rendering of such services.

The full text of Morgan Stanley’s opinion, dated as of February 20, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley is attached as Annex B to this Information Statement. We urge you to read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to Encysive’s board of directors, addresses only the fairness from a financial point of view of the consideration pursuant to the Merger Agreement to holders of Shares, and does not address any other aspect of the tender offer or constitute a recommendation to any holder of Shares as to whether to accept the tender offer. The summary of the opinion of Morgan Stanley set forth in this Information Statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

(a)	reviewed certain publicly available financial statements and other business and financial information of Encysive;

(b)	reviewed certain internal financial statements and other financial and operating data concerning Encysive;

(c)	reviewed certain financial projections prepared by the management of Encysive;

(d)	discussed the past and current operations and financial condition and the prospects of Encysive with senior executives of Encysive;

(e)	reviewed the reported prices and trading activity for Encysive common stock;

(f)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(g)	participated in discussions and negotiations among representatives of Encysive and Pfizer and their financial and legal advisors;

(h)	reviewed the Merger Agreement and certain related documents; and

(i)	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Encysive, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Encysive of the future financial performance of Encysive. In addition, Morgan Stanley assumed that the offer and the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed offer and Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed offer and Merger. Morgan Stanley relied upon, without independent verification, the assessment by the management of Encysive of: (i) the strategic, financial and other benefits expected to result from the offer and Merger; (ii) the timing and risks associated with the integration of Encysive and Pfizer; (iii) Encysive’s and Pfizer’s ability to retain key employees of Encysive; and (iv) the validity of, and risks associated with, Encysive’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Pfizer and Encysive and their respective legal, tax, regulatory or actuarial advisors with respect to such matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Encysive’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of Shares pursuant to the Merger Agreement. Additionally, Morgan Stanley’s opinion did not address the relative merits of the tender offer or Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are achievable. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Encysive, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of February 20, 2008. Events occurring after February 20, 2008 may affect the opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the opinion.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Share Price Performance

Morgan Stanley observed that the low and high trading prices in the 52 weeks prior to February 19, 2008 were $0.59 and $5.02, respectively.

Discounted Cash Flow Analysis

Morgan Stanley performed discounted cash flow analyses to determine a range of present values for Encysive based on financial projections prepared by the management of Encysive. Morgan Stanley also analyzed additional scenarios that reflected various sensitivities based on management’s varying assumptions of ETRA market size, Thelintm peak market share and probability of U.S. regulatory approval of Thelintm. In calculating the discounted cash flow equity value per Share, Morgan Stanley calculated the unlevered free cash flow estimates for a projection period from 2008 to 2017. The unlevered free cash flows were then discounted to present values as of March 31, 2008 using discount rates of 13.0% to 15.0%. Under all scenarios, unlevered free cash flows resulting from the sale of Thelintm in the U.S. were probability-weighted to account for development and FDA approval risk. Also, all scenarios included the costs of a trial required to secure regulatory approval for Thelintm in the U.S. Additionally, Morgan Stanley noted that significant capital would be required in order for Encysive to achieve any standalone case. As such, Morgan Stanley assumed that Encysive would need to raise equity capital as required to achieve profitability. Thus, Morgan Stanley’s analysis included the future dilution required to meet the various standalone cases and represented the equity value per Share available to current stockholders. Under the “Market Perform Case,” management assumed that Thelintm generated a 22% peak market share of a $2.4 billion U.S. ETRA market. The “Market Perform Case” implied $898 million in Thelintm peak year worldwide sales. Based on the Market Perform Case, Morgan Stanley observed that the equity value per Share to current stockholders was approximately $5.22 to $5.95. Under the “Base Case,” management assumed that Thelintm generated a 15% peak market share of a $2.4 billion U.S. ETRA market. The “Base Case” implied $663 million in Thelintm peak year worldwide sales. Assuming the Base Case, Morgan Stanley observed that the equity value per Share to current stockholders was approximately $2.60 to $3.00. Under the “Downside Case,” management assumed that Thelintm generated a 15% peak market share of a $1.5 billion U.S. ETRA market. The “Downside Case” implied $457 million in Thelintm peak year worldwide sales. Based on the Downside Case, Morgan Stanley observed that the equity value per Share to current stockholders was approximately $1.61 to $1.89. Morgan Stanley also performed a sensitivity analysis on the Base Case that assumed a 0% probability of obtaining FDA approval for Thelintm. Based on such sensitized Base Case, Morgan Stanley observed that the equity value per Share to current stockholders was approximately $1.38 to $1.63. Morgan Stanley noted that the consideration to be received by the holders of Shares pursuant to the Merger Agreement was $2.35 per Share.

Other Analyses

Using publicly available information, Morgan Stanley reviewed the terms of certain comparable biotechnology and pharmaceutical acquisition transactions that have been announced and are pending or completed; its review focused on, among other precedent acquisition transactions:

Acquiror	Target

Genzyme Corporation	AnorMED, Inc.
Pfizer Inc.	Coley Pharmaceutical Group, Inc.
Novartis Pharma AG	Neutec Pharma plc
Merck & Co., Inc.	Sima Therapeutics, Inc.
Pfizer Inc.	Vicuron Pharmaceuticals, Inc.
AstraZeneca plc	Cambridge Antibody Technology Group plc
Amgen, Inc.	Abgenix, Inc.
Pfizer Inc.	Esperion Therapeutics, Inc.
PerkinElmer Inc.	ViaCell Inc.
AstraZeneca plc	Medlmmune, Inc.
Eli Lilly & Co.	Applied Molecular Evolution, Inc.
Glaxosmithkline plc	ID Biomedical Corporation
Genzyme Corporation	Bioenvision, Inc.
Gilead Sciences, Inc.	Myogen, Inc.
Glaxosmithkline plc	Corixa Corporation
Amgen, Inc.	Tularik, Inc.
Celgene Corporation	Pharmion Corp.
OSI Pharmaceuticals, Inc.	Eyetech Pharmaceuticals, Inc.
Galenica Ltd.	Aspreva Pharmaceuticals Corporation
Genzyme Corporation	Bone Care International, Inc.
QLT, Inc.	Atrix Laboratories, Inc.
Genentech, Inc.	Tanox, Inc.
Reckitt Benckiser Group plc	Adams Respiratory Therapeutics, Inc.
Chiron Corporation	PowderJect Pharmaceuticals plc
Novartis AG	Chiron Corporation
Texas Pacific Group	Axcan Pharma Inc.
UCB SA	Celltech Group plc
Genzyme Corporation	ILEX Oncology, Inc.
Shire plc	Transkaryotic Therapies, Inc.
Actelion Ltd.	CoTherix, Inc.
Eli Lilly & Co.	ICOS Corporation
Allergan, Inc.	INAMED Corporation
Shire plc	New River Pharmaceuticals, Inc.

For each of the transactions above, Morgan Stanley reviewed the price paid for the acquired company and calculated the respective premiums to the acquired company’s unaffected stock price one day prior to announcement of the transaction. Based on such review, Morgan Stanley noted the following:

	Mean	Median

Premium Paid to Unaffected Stock Price	53%	46%

Based on the offer of $2.35 per Share and the share price of Encysive as of February 19, 2008, the last trading day before the tender offer and the Merger were announced, Morgan Stanley calculated the Encysive 1-day premium, premium to 30-day average share price, premium to 90-day average share price, premium to 180-day average share price and premium to 1-year average share price to be 118%, 203%, 201%, 114% and 17%, respectively.

No company or transaction utilized in precedent transactions analyses is identical to Encysive or the offer or the Merger. In evaluating the transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, business, economic, market and financial conditions and other matters, many of which are beyond the control of Encysive, such as the impact of competition on the business of Encysive or the industries in which it is principally engaged, the growth of these industries and the absence of any material adverse change in the financial condition and prospects of Encysive or the industries in which it is principally engaged or in the financial markets in general which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Mathematical analysis, such as determining the mean or median, or the high or the low, is not in itself a meaningful method of using peer group data.

In connection with the review of the offer and the Merger by Encysive’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Encysive.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Encysive. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley’s analysis of the fairness from a financial point of view of the consideration to be received by holders of Shares pursuant to the Merger Agreement and were conducted in connection with the delivery by Morgan Stanley of its written opinion dated February 20, 2008 to Encysive’s board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Shares might actually trade.

Morgan Stanley’s opinion was one of many factors taken into consideration by Encysive’s board of directors in making its decision to approve the offer and the Merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of Encysive’s board of directors with respect to the value of Encysive, the tender offer and merger consideration or of whether Encysive’s board of directors would have been willing to agree to a different investment transaction.

FINANCING CONDITION

The Merger is not conditioned on any financing arrangements.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS

The following is a summary of certain United States federal income tax consequences of the Merger to stockholders of Encysive whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Encysive. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of Encysive in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of Encysive who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

The exchange of Shares for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such Shares is more than one year at the time of consummation of the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 15%. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder’s capital losses.

A stockholder whose Shares are exchanged for cash pursuant to the Merger may be subject to backup withholding unless certain information is provided to the paying agent or an exemption applies.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

Members of our board of directors and our officers since the beginning of the last fiscal year had various interests in the Merger described in this section that are different from, or in addition to, the interests of Encysive and our stockholders generally.

Director and Officer Exculpation, Indemnification and Insurance

Encysive’s restated certificate of incorporation, as amended, contains certain provisions permitted under the DGCL relating to the liability of Encysive’s directors. These provisions eliminate a director’s personal liability to Encysive or Encysive’s stockholders for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving certain wrongful acts, including:

•	for any breach of the director’s duty of loyalty to Encysive or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for any liability under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions); and

•	for any transaction in which the director derives an improper personal benefit.

Encysive’s by-laws also contain provisions that require Encysive to indemnify its directors and officers to the fullest extent permitted by law.

Encysive has entered into indemnification agreements with the following current or former directors and officers: Ron J. Anderson, J. Kevin Buchi, George W. Cole, Robert J. Cruikshank, John H. Dillon, II, Richard A.F. Dixon, Richard A. Goeggel, D. Jeffrey Keyser, Derek J. Maetzold, Paul S. Manierre, Suzanne Oparil, John M. Pietruski, James A. Thomson, James T. Willerson, Bruce D. Given and Gordon Busenbark.

Each indemnification agreement provides that Encysive will indemnify the indemnified person to the fullest extent permitted by applicable law or Encysive’s restated certificate of incorporation, as amended, including if and when the indemnified person is or was a party or is threatened to be made a party to any action, suit, arbitration, investigation, administrative hearing, or any other proceeding (a “Proceeding”) because of the indemnified person’s status or former status as a director, officer, or other agent of Encysive or because of anything done or not done by the indemnified person in such capacity, against all expenses and liabilities actually and reasonably incurred by the indemnified person or on the indemnified person’s behalf in connection with the investigation, defense, settlement, or appeal of such Proceeding. Encysive will also advance to the indemnified person all reasonable expenses incurred in defense of any Proceeding.

Under the Merger Agreement, Pfizer and the Purchaser have agreed that all rights to indemnification by Encysive in favor of its and its subsidiaries’ current and former officers and directors, as provided in the restated certificate of incorporation, as amended, or by-laws of Encysive or pursuant to indemnification agreements, shall survive and remain in full force and effect for a period of not less than six years after the effective time of the Merger (the “Effective Time”).

Under the Merger Agreement, Pfizer and the surviving corporation have agreed, for a period of six years after the Effective Time, to the fullest extent permitted by law (but subject to the limitations under the DGCL on a corporation’s ability to indemnify its own officers and directors), to indemnify, defend and hold harmless the current and former officers and directors of Encysive and its subsidiaries against all losses, claims, damages, liabilities, fees, expenses, judgments and fines, including reasonable legal or other expenses incurred in connection with investigating or defending any claims, arising out of actions or omissions occurring on or prior to the Effective Time.

Pursuant to the Merger Agreement, for a period of six years following the Effective Time, Pfizer has agreed to cause to be maintained in effect policies of directors’ and officers’ liability insurance or a six-year tail insurance policy covering the persons who are covered by Encysive’s existing directors’ and officers’ liability insurance policies for events that occur prior to the Effective Time and providing coverage at least as favorable, in the aggregate, as such existing policies. However, Pfizer will not be required to pay an annual premium in excess of 200% of the aggregate annual amounts currently paid by Encysive to maintain such existing policies. In the event that equivalent coverage cannot be obtained without paying aggregate premiums in excess of such amount, Pfizer will only be required to obtain as much coverage as is reasonably practicable by paying aggregate premiums equal to such amount. Pfizer has informed Encysive that it has purchased a tail insurance policy.

Termination Agreements

Encysive has entered into termination agreements with the following officers: D. Jeffrey Keyser, Paul S. Manierre, Richard A.F. Dixon, and Richard A. Goeggel. Each termination agreement provides for, among other things, severance benefits, including salary and bonus payments and benefits continuation, in the event of a termination of employment by the officer for “good reason” or by Encysive without “cause” (as each such term is defined in the termination agreements), and for increased severance benefits and accelerated payment of severance benefits in the event of a termination of employment by the officer for “good reason” or by Encysive without “cause” within two years after an event constituting a “change in control” (as defined in the termination agreements).

In the event of a termination of employment by the officer for “good reason” or by Encysive without “cause” within two years after an event constituting a “change in control”: Richard A.F. Dixon’s and Paul S. Manierre’s termination agreements generally provide for a lump sum payment equal to three times the individual’s annual base salary and most recent annual cash bonus, and continuation of welfare benefits for 36 months following termination; and D. Jeffrey Keyser’s and Richard A. Goeggel’s termination agreements generally provide for a lump sum payment equal to 1.5 times their annual base salary and most recent annual cash bonus, and continuation of welfare benefits for 18 months following termination.

Each termination agreement provides (i) a gross-up “bonus” payment in the event that the employee receives an “excess parachute payment” as defined in section 280G(b)(1) of the Code, that is subject to an excise tax under section 4999 of the Code, and (ii) payment by Encysive of certain legal fees and expenses incurred by the employee in connection with a termination of employment by the employee for “good reason” or by Encysive without “cause” within two years after an event constituting a “change in control.”

Former Officers

On October 31, 2005, Mr. Busenbark was appointed Encysive’s Chief Financial Officer and entered into Encysive’s standard termination agreement. On July 9, 2007, Mr. Busenbark resigned effective July 13, 2007. As a result of his resignation, Mr. Busenbark forfeited all restricted common stock and all outstanding stock options since none were vested on July 13, 2007. Mr. Busenbark had no benefits payable pursuant to his termination agreement.

On March 21, 2002, Dr. Given was appointed Encysive’s President and Chief Executive Officer and a member of Encysive’s board of directors. Effective June 24, 2007, Encysive’s employment of Dr. Given was terminated and, effective July 12, 2007, Dr. Given resigned from Encysive’s board of directors. On July 12, 2007, Encysive entered into a Separation Agreement and Release with Dr. Given. Under the terms of this agreement, Encysive agreed to pay Dr. Given the benefits which he was entitled to receive under the provisions of his termination agreement relating to a termination by Encysive without “cause” or by the executive for “good reason.”

Effective November 14, 2005, George W. Cole was appointed Encysive’s Chief Operating Officer and entered into Encysive’s standard termination agreement. On June 24, 2007, Encysive’s board of directors appointed Mr. Cole as Encysive’s President and Chief Executive Officer and a member of Encysive’s board of directors. On April 3, 2008, Mr. Cole resigned as a director in connection with Pfizer’s acquisition of Shares in the tender offer. On May 7, 2008, Encysive’s board of directors approved the removal of Mr. Cole, from his office with Encysive and his employment was terminated, effective May 13, 2008. Mr. Cole is entitled to receive the benefits under his termination agreement in the event of a termination without “cause” within two years after an event constituting a “change in control.” Mr. Cole’s termination agreement generally provides for a lump sum payment equal to three times his annual base salary and most recent annual cash bonus, and continuation of welfare benefits for 18 months following his termination.

On June 2, 2003, Derek J. Maetzold was appointed Encysive’s Vice President, Marketing and Sales, and entered into Encysive’s standard termination agreement. On May 7, 2008, Encysive’s board of directors approved the removal of Mr. Maetzold, from his office with Encysive and his employment was terminated, effective May 13, 2008. Mr. Maetzold is entitled to receive the benefits under his termination agreement in the event of a termination without “cause” within two years after an event constituting a “change in control.” Mr. Maetzold’s termination agreement generally provides for a lump sum payment equal to 1.5 times his annual base salary and most recent annual cash bonus, and continuation of welfare benefits for 18 months following his termination.

Severance Benefits

Encysive maintains the 2007 Severance Pay Plan which applies to U.S. employees of Encysive who do not have a written employment or termination agreement. Any such employee who is terminated without “cause” within 180 days following the consummation of the Merger will be eligible to receive the severance benefits specified under the 2007 Severance Pay Plan (generally a severance payment equal to 60 days annual base pay plus two weeks of the participant’s annual base pay for each full year of service in excess of four years of service). For this purpose, “cause” means conviction of a felony, misconduct involving material dishonesty, breach of trust, unethical business practice, or refusal or material failure to perform material job functions (unless caused by incapacitating disability occurring after the closing date or in accordance with applicable law). Severance benefits for employees of Encysive’s foreign subsidiaries are statutory and contractual. The statutory and contractual (which includes “garden leave” payments) benefits differ by country and employee rank.

Acceleration of Options and Other Equity Based Awards

Pursuant to the Merger Agreement, all outstanding options, whether vested or unvested, will be terminated upon consummation of the Merger. Accordingly, for each terminated option with an exercise price lower than the per share merger consideration, the option holder will receive a payment at the Effective Time, for each Share subject to the option, equal to (i) the per share merger consideration minus (ii) the exercise price of the option, subject to applicable tax withholding. If an option’s exercise price is greater than or equal to the per share merger consideration, the option holder will receive no payment with respect to that option.

The restrictions on outstanding restricted stock lapsed as of the day of the consummation of the tender offer and the holders of restricted stock are to be treated like other Encysive stockholders for purposes of the tender offer and the Merger. Outstanding phantom units vested as of the day before the consummation of the tender offer, and holders of outstanding phantom units received a cash payment (subject to applicable tax withholding) pursuant to the terms of each phantom unit and the related stock plan under which it was granted.

Summary Information

The tables below set forth the amounts payable to Encysive’s current and former officers and directors holding office at the time of the approval of the Merger Agreement as a result of the tender offer and the Merger pursuant to the cash-out of outstanding options and stock (including restricted stock). The table with this information for officers also sets forth the amounts payable to each officer if his employment is terminated by the officer for “good reason” or by Encysive without “cause” within two years after an event constituting a “change of control” (as each such term is defined in the termination agreements). The termination agreements and certain rights provided thereunder are described above.

						To be Received
						Pursuant to a
						Termination of
						Employment After a
						Change in Control
						Without Cause or for
	Cash-Out of					Good Reason as Defined
	Stock Option(1)					in the Termination
	Previously		Cash-out		Total	Agreement
	Vested	Accelerated	of		Stock and	Cash	Other
Officers	Options	Options	Shares		Options	Severance	Benefits(2)

George W. Cole	$—	$230,000	$640,584	(3)	$870,584	$2,460,192	$23,333
Bruce D. Given, M.D.	$—	$—	$166,258	(4)	$166,258	$—	$—
Richard A. Goeggel	$2,840	$—	$243,460	(5)	$246,300	$382,014	$26,587
Richard A.F. Dixon, Ph.D.	$91,164	$—	$1,065,723	(6)	$1,156,887	$1,651,728	$46,666
D. Jeffrey Keyser, RPH, M.P.A. J.D.	$—	$—	$257,247	(7)	$257,247	$542,336	$26,992
Derek J. Maetzold	$—	$—	$406,303	(8)	$406,303	$530,558	$26,895
Paul S. Manierre, J.D., LL.M.	$—	$—	$404,874	(9)	$404,874	$1,188,945	$46,418

(1)	Pursuant to the Merger Agreement, all options outstanding at the time the Merger is consummated will be cancelled and, for each option with an exercise price below the per share merger consideration, the holder will receive an amount of cash determined by multiplying (x) the excess, if any, of the per share merger consideration (i.e., $2.35) over the applicable exercise price of the option by (y) the number of Shares subject to each option. Amounts shown reflect options vested as of March 31, 2008.

(2)	Includes health, dental, life, accidental death and vision insurance. Health rates were effective December 1, 2007 and are scheduled to change on June 1, 2008. All other rates were effective June 1, 2007 and are subject to change on June 1, 2008. Does not reflect other benefits provided under the termination agreements, including payment for accrued and unused vacation and the 280G “gross up” bonus payments (see the description of the termination agreements above).

(3)	Represents 272,589 Shares (of which 255,827 was restricted stock as of March 31, 2008) at a price of $2.35 per Share.

(4)	Represents 70,748 Shares (of which 49,664 was restricted stock as of March 31, 2008) at a price of $2.35 per Share.

(5)	Represents 103,600 Shares (of which 100,376 was restricted stock as of March 31, 2008) at a price of $2.35 per Share.

(6)	Represents 453,499 Shares (of which 182,697 was restricted stock as of March 31, 2008) at a price of $2.35 per Share.

(7)	Represents 109,467 Shares (of which 90,161 was restricted stock as of March 31, 2008) at a price of $2.35 per Share.

(8)	Represents 172,895 Shares (of which 137,562 was restricted stock as of March 31, 2008) at a price of $2.35 per Share.

(9)	Represents 172,287 Shares (of which 157,156 was restricted stock as of March 31, 2008) at a price of $2.35 per Share.

	Cash-Out of Stock Options(1)
	Previously	Accelerated	Cash-out of
Non-Employee Directors	Vested Options	Options	Shares		Total

John M. Pietruski	$150	—	$232,909		$233,059
Ron J. Anderson, M.D.	$150	—	$40,462		$40,612
J. Kevin Buchi	—	—	$26,445		$26,445
Robert J. Cruikshank	$150	—	$148,934		$149,084
John H. Dillon, II	—	—	$21,434		$21,434
Suzanne Oparil, M.D.	$150	—	$109,508		$109,658
James A. Thomson, Ph.D.	$150	—	$82,382	(2)	$82,532
James T. Willerson, M.D.	$150	—	$151,671		$151,821

(1)	Pursuant to the Merger Agreement, all options outstanding at the time the Merger is consummated will be cancelled and, for each option with an exercise price below the per share merger consideration, the holder will receive an amount of cash determined by multiplying (x) the excess, if any, of the per share merger consideration (i.e., $2.35) over the applicable exercise price of the option by (y) the number of Shares subject to each option. Amounts shown reflect options vested as of March 31, 2008.

(2)	Includes 200 Shares held by Dr. Thomson’s granddaughter.

Other Employee Matters

For a period of one year following the consummation of the Merger, Pfizer will provide retained U.S. employees with employee benefits (excluding equity and change in control plans, programs and arrangements) during their employment that are substantially comparable in the aggregate to the benefits provided to such employees immediately prior to the consummation of the Merger. This does not require Pfizer to continue any particular benefit plan or program, nor does it prevent Pfizer from integrating retained employees into Pfizer’s employee benefit plans. European employees are employed on the terms of their contracts with the relevant European subsidiary of Encysive. The Merger will not, of itself, effect any change in the terms of their employment or their employee benefits. European employees are also protected either by statute or by the terms of relevant collective agreements.

Other Matters

Dr. James A. Thomson, a member of Encysive’s board of directors and chair of its Compensation and Corporate Governance Committee, is also the president and chief executive officer and a member of the board of trustees of the RAND Corporation, a nonprofit corporation that performs research and analysis and conducts educational programs. The RAND Corporation provides research and analysis services to a variety of public sector entities and private sector organizations, including Pfizer from time to time. The aggregate revenues received from Pfizer for such services were less than 1% of the RAND Corporation’s gross revenues in 2007, less than 2.5% of its gross revenues in 2006 and less than 2% of its gross revenues in 2005.

FORM OF THE MERGER

Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the time of the Merger, the Purchaser will merge with and into Encysive, with Encysive continuing as the surviving corporation, wholly-owned by Pfizer. The time of the filing of the certificate of merger with the Secretary of State of the State of Delaware will be the Effective Time.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

The conversion of our common stock into the right to receive the per share merger consideration in cash, without interest, will occur automatically at the effective date of the Merger. Promptly after the effective date of the Merger, the paying agent will send a letter of transmittal to each holder of record of a certificate or certificates of Encysive common stock. The letter of transmittal will contain instructions for obtaining cash in exchange for Shares. Stockholders should not return stock certificates before receiving the letter of transmittal.

In the event of a transfer of ownership of our common stock that is not registered in the records of our transfer agent, the cash consideration for Shares may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes that the tax has been paid or is not applicable.

The cash paid upon conversion of the Shares will be issued in full satisfaction of all rights relating to the Shares.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” Shares in exchange for the per share merger consideration.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

Other than the expiration of 20 days from the mailing of this Information Statement to Encysive’s stockholders and the filing of a certificate of merger with the Secretary of State of the State of Delaware, we are unaware of any material federal, state or foreign regulatory requirements, approvals or filings required for the completion of the Merger that have not been obtained. The “Regulatory Condition” to the tender offer has already been satisfied.

Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the Merger cannot be consummated until Encysive and Pfizer file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. Encysive and Pfizer filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) on March 4, 2008. Encysive and Pfizer were notified by the FTC that early termination of the waiting period had been granted as of March 19, 2008. At any time before or after consummation of the Merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Encysive and Pfizer. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under German merger control law, the purchase of Shares in the tender offer and the Merger cannot be completed until the expiration of a one-month waiting period following the Federal Cartel Office (FCO)’s receipt of a complete filing by Pfizer as the ultimate parent company of the Purchaser without any decision of the FCO to enter into an in-depth investigation (Hauptprüfverfahren) has been passed or a clearance has been obtained. Pfizer filed a merger control notification on March 4, 2008 with the FCO. On March 27, 2008, Pfizer obtained clearance from the FCO with respect to the offer and the Merger pursuant to German merger control law. The Merger may be consummated upon the issuance of the clearance decision (in case of non-conditional remedies which have to be fulfilled later on within a certain time frame) or upon the complete fulfillment of all respective conditions (in case of conditional remedies).

While there can be no assurance that the Merger will not be challenged by a governmental authority or private party on antitrust grounds, based on a review of information provided by Pfizer relating to the businesses in which it and its affiliates are engaged, Encysive believes that the Merger can be effected in compliance with federal and state antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the

HSR Act, the Federal Trade Commission Act, as amended, all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

CERTAIN EFFECTS OF THE MERGER

If the Merger is completed, Encysive will become a wholly-owned subsidiary of Pfizer and the Encysive common stock will cease to be listed on the NASDAQ Global Market and will not be publicly traded. In addition, upon consummation of the Merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Exchange Act will be terminated upon application to the SEC.

Encysive’s common stock is currently registered under the Exchange Act. Such registration may be terminated upon application of Encysive to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Encysive to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Encysive, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Encysive and persons holding “restricted securities” of Encysive to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be “margin securities” or be eligible for listing on NASDAQ. We intend and will cause Encysive to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

In addition, if the registration of Encysive’s common stock is terminated, Encysive will no longer be subject to certain provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Exchange Act with respect to Encysive’s common stock. By virtue of Encysive no longer operating as a company with publicly listed equity securities, Encysive will save substantial costs per year, including the cost of annual NASDAQ fees, costs incurred in connection with Encysive’s annual meeting and premiums for Encysive’s directors’ and officers’ liability insurance.

Upon consummation of the Merger, you will cease to have rights as a stockholder, other than your right to either receive the per share merger consideration or to exercise your appraisal rights, and you will no longer have any interest in any of our future earnings or growth, if any.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of the DGCL, which are attached as Annex C to this Information Statement and incorporated herein by reference. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow any of these statutory procedures set forth in Annex C may result in a termination or waiver of your appraisal rights under applicable law. Therefore, this summary and Annex C should be reviewed carefully by any stockholder who wishes to exercise statutory appraisal rights or who wishes to reserve the right to do so.

Under the DGCL, stockholders of Encysive are entitled to appraisal rights for any or all of the Shares held by them at the Effective Time provided that they comply with the conditions established by Section 262 of the DGCL (“Section 262”). Annexed as Annex C to this Information Statement is a copy of Section 262 which sets forth your statutory rights of appraisal and the procedures for effecting these rights.

Section 262 sets forth the procedures a stockholder must follow to have his, her or its shares appraised by the Delaware Court of Chancery (the “Court”) and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court. The statutory rights of appraisal granted by Section 262 are subject to strict compliance with the procedures set forth in Section 262.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either a constituent corporation before the effective date of the merger or the surviving or resulting corporation, within 10 days after the effective date of the merger, must notify each stockholder of each constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available to such stockholders. This Information Statement constitutes notice to holders of Encysive’s common stock concerning the availability of appraisal rights under Section 262.

A stockholder electing to exercise appraisal rights must demand in writing from Encysive the appraisal of his, her or its Shares within 20 days after the date of mailing of this Information Statement. Accordingly, this 20 day period will terminate on June 9, 2008. Such demand will be sufficient if it reasonably informs Encysive of the identity of the stockholder of record and that the stockholder intends to demand appraisal of his, her or its Shares. The address for delivery of demand is: Encysive Pharmaceuticals Inc., 4848 Loop Central Drive, Suite 700, Houston, Texas 77081, Attention: Corporate Secretary.

Only a stockholder of record on the effective date of the Merger is entitled to assert appraisal rights for the Shares registered in her, his or its name. The demand should be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificates. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. A person having a beneficial interest in Shares held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner. If a stockholder holds Shares through a broker who in turn holds the Shares through a central securities depositary nominee, such as The Depository Trust Company, a demand for appraisal of such Shares must be made by or on behalf of the depositary nominee and must identify the depositary nominee as the holder of record. A stockholder of record who holds Shares as nominee for a beneficial owner may exercise appraisal rights with respect to the securities held for one or more beneficial owners while not exercising such rights for other beneficial owners. In addition, any stockholder of record who holds Shares for her, his or its own account or for one beneficial owner, may demand appraisal for less than all of such Shares. In such case, the written demand must set forth the number of Shares as to which demand for appraisal is made. Where no number of Shares is expressly mentioned, the demand will be presumed to cover all Shares standing in the name of the record owner. Encysive must send a notice of the Effective Time of the Merger either prior to the Effective Time of the

Merger or within 10 days thereafter. If the notice is sent more than 20 days following the sending of this notice, the notice of the Effective Time of the Merger need only be sent to stockholders who have demanded appraisal rights.

Within 120 days after the effective date of the Merger, Encysive or any stockholder who has satisfied the provisions of Section 262 may commence an appraisal proceeding by filing a petition with the Court, with a copy served on Encysive in the case of a petition filed by a stockholder, demanding a determination of the fair value of the Shares held by such stockholders entitled to appraisal rights. Stockholders seeking to exercise appraisal rights should not assume that Encysive will file a petition with respect to the appraisal of the value of their Shares or that Encysive will initiate any negotiations with respect to the “fair value” of such Shares. Accordingly, it is the obligation of each stockholder to initiate all necessary action to perfect such stockholder’s appraisal rights within the time periods prescribed by Section 262.

Within 120 days after the effective date of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights, as discussed above, will be entitled, upon written request, to receive from Encysive a statement setting forth the aggregate number of Shares with respect to which demands for appraisal have been made and the aggregate number of holders of such Shares. Such statement must be mailed within 10 days after the written request therefor has been received by Encysive or, if later, within 10 days after the expiration of the period for delivery to Encysive of appraisal demands. A person who is the beneficial owner of Shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request such a statement from Encysive and may also file a petition for appraisal.

If a petition for an appraisal is timely filed, after a hearing on such petition, the Court will determine the stockholders entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their Shares and who hold Shares represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding shall be conducted, as to the Shares owned by such stockholders, in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the fair value of such Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger with interest thereon to be paid in accordance with Section 262 as the Court so determines.

In determining such “fair value,” the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., decided February 1, 1983, the Delaware Supreme Court set forth the considerations that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company . . . .” The Delaware Supreme Court stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.” In Weinberger, the Delaware Supreme Court held that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Stockholders considering seeking appraisal should bear in mind that the fair value of their Shares determined under Section 262 could be more, the same, or less than the per share merger consideration if they do not seek appraisal of their Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Although Encysive believes the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court. Moreover, Encysive does not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a Share is less than the per share merger consideration.

When the fair value is so determined, the Court shall direct the payment of the fair value of the Shares, with interest thereon to be paid in accordance with Section 262 and as the Court so determines, to the dissenting stockholders entitled thereto, upon the surrender to Encysive by such dissenting stockholders of the certificates formerly representing such Shares. Unless the Court, in its discretion, sets a different interest rate for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective date of the Merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. The cost of the appraisal proceeding may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears her, his or its own expenses.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective date of the Merger, be entitled to vote the Shares subject to such demand for any purpose or be entitled to receive the payment of dividends or other distributions in respect of those Shares (other than those payable to stockholders of record as of a date prior to the effective date of the Merger).

If any stockholder who demands appraisal of their Shares under Section 262 fails to perfect or effectively withdraws or loses the right to appraisal, the Shares of such stockholder will be converted into the right to receive the per share merger consideration in accordance with the Merger Agreement. A stockholder will fail to perfect or effectively lose a right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger, or if the stockholder delivers to Encysive a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the effective date of the Merger requires the written approval of Encysive, and (ii) no appraisal proceeding in the Court shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days. Since Encysive has no obligation or intention to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

THE MERGER AGREEMENT1

This section of this Information Statement describes the material terms of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this Information Statement and is incorporated into this Information Statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. We have included this description of the Merger Agreement to provide you with information regarding its terms. We have not provided this description to provide you with any other factual information about us. You can find such factual information elsewhere in this Information Statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below. Capitalized terms not herein defined have the meanings ascribed to them in the Merger Agreement.

THE MERGER

The Merger Agreement provides that at the Effective Time, the Purchaser will be merged with and into Encysive, with Encysive being the surviving corporation (the “Surviving Corporation”). Following the Merger, the separate existence of the Purchaser will cease, and Encysive will continue as the Surviving Corporation, wholly-owned by Pfizer. The directors of the Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation.

Pursuant to the Merger Agreement, at the Effective Time, each Share that is held by Encysive, Pfizer, the Purchaser or by their wholly-owned subsidiaries, shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with the foregoing sentence and Appraisal Shares (as defined below)) shall be canceled and converted into the right to receive the per share merger consideration ($2.35 in cash, without interest thereon and less any required withholding taxes). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the per share merger consideration.

Shares outstanding immediately prior to the Effective Time held by a holder (if any) who is entitled to demand, and who properly demands, appraisal for such Shares in accordance with Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into a right to receive the per share merger consideration unless such holder fails to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to appraisal, if any. Such stockholders shall be entitled to receive payment of the fair value of such Appraisal Shares held by them in accordance with the provisions of Section 262 of the DGCL.

ENCYSIVE OPTIONS, PHANTOM UNITS, RESTRICTED STOCK AND WARRANTS

The Merger Agreement provides that prior to the Effective Time, Encysive will take all actions necessary to provide that each Option (as defined herein) to purchase Shares pursuant to the Stock Plans (as defined herein) outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) will be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration (as defined herein) for each Share then subject to the Option (without interest and less applicable withholding taxes) or if the Option Consideration is a negative number, no such cash payment will be due and owing. Option Consideration means, with respect to each Share under a particular Option, an amount equal to (i) the per share merger consideration, less (ii) the exercise price payable in respect of each Share under such Option. Options means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of Encysive or any of its

1 Certain disclosure made in the Offer to Purchase summarizing the Merger Agreement has been eliminated from this summary as no longer applicable. Certain provisions of the Merger Agreement summarized herein no longer have application as a result of the consummation of the tender offer; however, they have been included herein for the sake of completeness or because references to them are made elsewhere in this Information Statement.

subsidiaries or any former subsidiary or predecessor thereof to purchase Shares pursuant to the Stock Plans. Stock Plans means Encysive’s Amended and Restated 1990 Incentive Stock Option Plan, Amended and Restated 1992 Incentive Stock Option Plan, Amended and Restated 1995 Stock Option Plan, Amended and Restated 1995 Non-Employee Director Stock Option Plan, Amended and Restated 1999 Stock Inventive Plan and 2007 Incentive Plan, as amended. Encysive agreed to take all actions necessary prior to the Effective Time to terminate all of the Stock Plans, effective at or before the Effective Time.

The Merger Agreement further provides that as soon as practicable following the date of the Merger Agreement, Encysive’s board of directors (or a committee thereof) shall adopt resolutions or take such other actions required so that, subject to the terms of the Stock Plans and the grants thereunder, (i) each Phantom Unit will become fully vested and deemed earned in full effective as of the day immediately preceding the date of acceptance for payment of the Shares pursuant to the tender offer, (ii) each holder of a Phantom Unit will thereafter be entitled to receive cash (less any applicable withholding taxes), within 30 days of the day immediately preceding the date of acceptance for Shares pursuant to the tender offer, equal to the amount payable to the holder pursuant to the terms of the Phantom Unit and the related Stock Plan under which it was granted and (iii) any forfeiture provisions applicable to such Phantom Unit will lapse as of the acceptance for payment of Shares pursuant to the tender offer. The foregoing is subject to the terms set forth in Section 2.4(b) of the Merger Agreement.

The Merger Agreement further provides that as soon as practicable following the date of the Merger Agreement, Encysive’s board of directors (or a committee thereof) shall adopt resolutions or take such other actions required to provide for the lapse as of the acceptance for payment of Shares pursuant to the tender offer of all forfeiture provisions applicable to any shares of Restricted Stock (as defined herein) and to permit cashless or net vesting of such shares of Restricted Stock. Each holder of Restricted Stock shall be treated as a holder of the corresponding number of Shares issued and outstanding as of the day immediately prior to the acceptance for payment of Shares pursuant to the tender offer. Restricted Stock means restricted Shares outstanding immediately prior to the Effective Time with respect to which restrictions have not lapsed, and which award shall not have expired or terminated, to a current or former employee, director or independent contractor of Encysive or one of its subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan or any other contract or agreement entered into by Encysive or any of its subsidiaries.

The Merger Agreement further provides that Encysive shall comply with any required payment and repurchase obligations arising out of the tender offer and the Merger under the terms of each outstanding warrant to purchase Shares issued by Encysive pursuant to the Securities Purchase Agreement dated as of August 20, 2007 (each, a “Warrant”).

REPRESENTATIONS AND WARRANTIES

In the Merger Agreement, Encysive has made customary representations and warranties to Pfizer and the Purchaser, including representations relating to: organization and authorization of Encysive; Encysive’s capitalization; organization, existence and good standing of Encysive’s subsidiaries; no conflicts with or consents required in connection with the Merger Agreement; Encysive’s public information; no material adverse change; legal proceedings; material contracts; taxes; commissions and fees; employee benefit plans and employment matters; regulatory compliance; intellectual property; insurance; real property; environmental matters; opinion of financial advisor; information supplied; Encysive’s rights agreement; no liquidated damages event; and state takeover statutes.

In the Merger Agreement, Pfizer and the Purchaser have made customary representations and warranties to Encysive, including representations relating to: organization, existence and capitalization; authorization with respect to the Merger Agreement; no conflicts with or consents required in connection with the Merger Agreement; commissions and fees; information supplied; availability of funds; and no additional representations.

OPERATING COVENANTS

The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, except as contemplated by the Merger Agreement (including in Encysive’s disclosure letter) or as required by law, and unless

Pfizer otherwise consents in writing, Encysive and its subsidiaries shall (i) conduct their operations according to their ordinary and usual course of business and consistent with past practice (ii) use commercially reasonable efforts to maintain and preserve intact their business organizations and their significant business relationships and (iii) use commercially reasonable efforts to retain the services of their present officers and key employees and to comply in all material respects with all applicable laws and the requirements of all contracts that are material to Encysive and its subsidiaries, taken as a whole, in each case, to the end that their goodwill and ongoing business shall be unimpaired at the Effective Time.

Between the date of the Merger Agreement and the Effective Time, Encysive is subject to customary operating covenants and restrictions, including restrictions relating to the issuance, sale or pledge of stock; split, combination, subdivision, reclassification, redemption or purchase of outstanding stock and other securities; declaration, setting aside or payment of dividends; purchase, sale or encumbrance of material property or material assets; acquisitions, mergers, consolidations and asset purchases; amendment of charter documents and bylaws; compensation of directors, officers and employees; employee benefits plans; indebtedness; changes in the fiscal year and financial accounting methods; tax issues; lease or sublease of real property; capital expenditures; contracts; payment, discharge, settlement and satisfaction of liens, liabilities or obligations; collective bargaining agreements or other labor union contracts; settlement of litigation; insurance coverage; creation of subsidiaries; and engagement of new business activities.

COMPANY RECOMMENDATION

Pursuant to the Merger Agreement, Encysive’s board of directors shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Pfizer, the recommendation by Encysive’s board of directors that its stockholders accept the tender offer, tender their Shares to the Purchaser pursuant to the tender offer and adopt the Merger Agreement (the “Company Recommendation”) or the approval or declaration of the advisability by Encysive’s board of directors of the Merger Agreement and the transactions contemplated thereby (including the tender offer and the Merger) or (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (as defined below). Any action described in clause (i) or (ii) shall constitute a “Company Adverse Recommendation Change” and shall only be made in accordance with conditions set forth in Section 6.8(c) of the Merger Agreement.

However, Encysive’s board of directors could, prior to the acceptance and payment for Shares pursuant to the tender offer, (i) withdraw or modify the Company Recommendation, (ii) recommend a Takeover Proposal that constitutes a Superior Proposal (as defined below) or (iii) to the extent permitted under the terms of the Merger Agreement, enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if Encysive’s board of directors determines in good faith, after consultation with and receiving advice from outside counsel, that such withdrawal, modification, recommendation or agreement is necessary in order for Encysive’s board of directors to comply with its fiduciary duties to its stockholders under Delaware law. The Merger Agreement further provides that no Company Adverse Recommendation Change may be made in the absence of a Superior Proposal unless such change is based upon an event that is unknown to Encysive’s board of directors as of February 20, 2008 but becomes known prior to the acceptance for payment of Shares pursuant to the tender offer.

NO SOLICITATION PROVISIONS

The Merger Agreement provides that Encysive and its subsidiaries, as well as their respective officers, directors, agents and representatives, shall not directly or indirectly, (i) solicit, initiate, or take any action to facilitate or encourage (including by way of furnishing non-public information) the submission of, any Takeover Proposal (as defined below), (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to any Takeover Proposal.

However, the Merger Agreement also provides that Encysive may refer any third party to Section 6.8 of the Merger Agreement and if in response to an unsolicited, bona fide written Takeover Proposal made after the date of the Merger Agreement, Encysive’s board of directors reasonably determines in good faith (after receiving advice from its financial advisor) that such Takeover Proposal constitutes or is reasonably likely to lead to, a Superior Proposal (as defined below) and with respect to which Encysive’s board of directors determines in good faith, after consultation with and receiving advice from outside counsel, that the taking of such action is necessary in order for Encysive’s board of directors to comply with its fiduciary duties to its stockholders under Delaware law, Encysive could prior to the acceptance by the Purchaser of Shares pursuant to the tender offer, (i) furnish information with respect to Encysive and its subsidiaries to the person making such Takeover Proposal (and its representatives) that makes such Takeover Proposal but only pursuant to a confidentiality agreement in customary form that is no less favorable to Encysive than the confidentiality agreement with Pfizer (except that such confidentiality agreement shall contain additional provisions that expressly permit Encysive to comply with certain provisions of the Merger Agreement), provided that (A) it may not include any provision calling for an exclusive right to negotiate with Encysive, (2) Encysive provides Pfizer with not less than 24 hours notice of its intention to enter into such confidentiality agreement and (3) Encysive advises Pfizer of all such non-public information delivered to such person concurrently with its delivery to such person and concurrently with its delivery to such person Encysive delivers to Pfizer all such information not previously provided to Pfizer, (ii) conduct discussions or negotiations with such person regarding such Takeover Proposal and (iii) to the extent permitted under the terms of the Merger Agreement, enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal.

The Merger Agreement contains a provision that Encysive shall provide Pfizer with oral and written notice, in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Encysive with respect of any Takeover Proposal, that indicates the identity of the person making such proposal, offer, inquiry or other contact and the terms and conditions thereof (and shall include with such notice copies of any written materials received from or on behalf of such person relating thereto), and thereafter shall keep Pfizer reasonably informed of all material developments affecting the status and terms of such proposals, offers, inquiries or requests (and Encysive shall provide Pfizer with copies of any additional written materials received therewith) and of the status of such discussions or negotiations.

The Merger Agreement further contains a provision that Encysive’s board of directors may take and disclose a position contemplated by Rule 14d-9 or 14e-2(a) of the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Takeover Proposal and make any disclosure to its stockholders if in their good faith judgment (after consultation with outside legal counsel), if the taking of such position or the making of such disclosure is necessary for Encysive’s board of directors to comply with its fiduciary duties under Delaware law. However, Encysive’s board of directors shall not make a Company Adverse Recommendation Change (as described above) unless they determine in their good faith judgment, after consultation with and advice from outside legal counsel, that such withdrawal, modification, recommendation or agreement is necessary to comply with its fiduciary duties to its stockholders under Delaware law.

As used in the Merger Agreement, a “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Pfizer, the Purchaser or any of their affiliates) or “group” (as defined in Section 13(d) of the Exchange Act) relating to (A) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Encysive and Encysive’s subsidiaries (including securities of Encysive’s subsidiaries) equal to 20% or more of Encysive’s consolidated assets or to which 20% or more of Encysive’s revenues or earnings on a consolidated basis are attributable, (B) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of Encysive, (C) a tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of Encysive or (D) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Encysive or any of Encysive’s subsidiaries, in each case, other than the transactions contemplated by the tender offer, the Merger and the other transactions contemplated by the Merger Agreement.

As used in the Merger Agreement, a “Superior Proposal” means any bona fide written offer obtained after the date of the Merger Agreement and not in breach of the Merger Agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the outstanding voting equity securities of Encysive or all or substantially all of the assets of Encysive and Encysive’s subsidiaries on a consolidated basis, and is on terms that Encysive’s board of directors determines in its good faith judgment (after receipt of the advice of its financial advisor of nationally recognized reputation and outside counsel), taking into account all relevant factors, (A) would, if consummated, result in a transaction that is more favorable to the holders of Encysive common stock from a financial point of view than the transactions contemplated by the tender offer, the Merger and the other transactions contemplated by the Merger Agreement (including the terms of any proposal by Pfizer to modify the terms of such transactions) and (B) is reasonably capable of being completed on the terms proposed.

EMPLOYMENT AND EMPLOYEE BENEFITS

Pfizer will, until the first anniversary of the Effective Time, provide to employees of Encysive (or its subsidiaries) who are located in the United States (including employees of Encysive or its United States subsidiaries who have been seconded to non-United States incorporated subsidiaries of Encysive (“US Seconded Employees”)) who are retained by Pfizer with employee benefits (excluding equity and change in control plans, programs and arrangements) that are substantially comparable, in the aggregate, to those benefits provided to them immediately prior to the closing of the Merger.

Pfizer agreed in the Merger Agreement to honor in accordance with their terms all employment and severance agreements that are disclosed by Encysive in the disclosure letter to the Merger Agreement or filed as exhibits to Encysive’s SEC filings and all accrued benefits vested thereunder; provided that, nothing therein shall prevent Pfizer from amending or terminating any such contract, agreement, plan or commitment in accordance with its terms and applicable law.

Pursuant to the Merger Agreement, for the purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Pfizer and its subsidiaries (including, after the closing, the Surviving Corporation), Pfizer shall, or shall cause its subsidiaries to, cause each such plan, program or arrangement to treat the prior service with Encysive and its affiliates of each person who is an employee or former employee of Encysive or its subsidiaries immediately prior to the closing of the Merger who is located in the United States (including US Seconded Employees) as service rendered to Pfizer or its subsidiaries, to the extent permitted by law and applicable tax qualification requirements, for purposes of eligibility to participate and vesting thereunder (but not for any other purpose including, without limitation, for purposes of benefit accrual). However, none of the foregoing provisions operate to duplicate any benefit or the funding of any such benefit.

INDEMNIFICATION AND INSURANCE

The Merger Agreement provides that Pfizer and the Surviving Corporation will indemnify, defend and hold harmless each director or officer who is now, or who has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time an officer or director of Encysive (or its subsidiaries) (the “Indemnified Parties”) against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacities as such occurring at or prior to the Effective Time, and shall reimburse each Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred to the fullest extent permitted by applicable law (subject to any limitations on a corporation’s ability to indemnify a director or officer under Delaware law, notwithstanding that such limitations may not otherwise be applicable), for a period of six years after the Effective Time.

Pfizer and the Surviving Corporation agree that all rights to indemnification now existing in favor of the Indemnified Parties as provided in the respective charters or by-laws or pursuant to any other agreements in effect as of the date of the Merger Agreement shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time.

The Merger Agreement also provides that for a period of not less than six years after the Effective Time, the current policies of directors’ and officers’ (D&O) liability insurance maintained by Encysive with respect to claims arising from facts or events which occurred before the Effective Time (or comparable substitute policies) will be maintained in effect. However, Pfizer or the Surviving Corporation is not required to expend more than an amount per year equal to 200% of current annual premiums paid by Encysive for such insurance to maintain or procure insurance coverage. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds such amount, Pfizer and the Surviving Corporation will procure and maintain for such six-year period as much coverage as is reasonably practicable for such amount. Pfizer has the right to cause coverage to be extended under Encysive’s D&O insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than Encysive’s existing D&O insurance.

COMMERCIALLY REASONABLE EFFORT TO CAUSE THE MERGER TO OCCUR

Each of the parties to the Merger Agreement agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the tender offer, the Merger and all other transactions contemplated by the Merger Agreement in the most expeditious manner practicable including, obtaining all consents, approvals and authorizations required for or in connection with the consummation by the parties hereto of the transactions contemplated by the Merger Agreement and the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

HART-SCOTT-RODINO (HSR) AND OTHER ANTITRUST APPROVALS

The Merger Agreement requires that each of Pfizer, the Purchaser and Encysive, as promptly as practicable (and in any event within 10 business days) after the date of the Merger Agreement, make all filings required by each of them under the HSR Act, and any applicable foreign antitrust or competition laws with respect to the tender offer, the Merger and the transactions contemplated hereby, and to cooperate with each other in connection with the making of all such filings. Pfizer and Encysive agree to use commercially reasonable efforts to obtain all permits, authorizations, consents, expiration or termination of waiting periods, and approvals from third parties and any federal, state, local or foreign governmental or regulatory authority (“Governmental Entity”) necessary to consummate the tender offer, the Merger and the transactions contemplated hereby; provided, however, the parties are not required to defend, contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a Governmental Entity or private party, challenging any of the transactions contemplated by the Merger Agreement as violative of any antitrust law.

DIRECTORS AND OFFICERS

The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time will become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the laws of the State of Delaware and the Certificate of Incorporation and Bylaws of the Surviving Corporation. If requested by Pfizer prior to the Effective Time, Encysive will use commercially reasonable efforts to cause each director and officer of each subsidiary of Encysive to execute and deliver a letter effectuating his or her resignation as a director or officer, as the case may be, effective upon the Effective Time.

CONDITIONS TO THE MERGER

The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•	there shall not be any judgment, law or other legal restraint or prohibition in effect which would make the Merger illegal or otherwise prevent or prohibit the consummation thereof; and

•	if required by law, the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of Shares.

In addition, the obligations of Pfizer and the Purchaser to effect the Merger are subject to the condition that the Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the tender offer.

TERMINATION

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Merger Agreement has been adopted by Encysive’s stockholders:

(a) by mutual written consent of the parties;

(b) by either Pfizer or Encysive if (i) the tender offer has not been consummated on or before August 20, 2008 or (ii) the tender offer is terminated or withdrawn pursuant to its terms and the terms of the Merger Agreement without any Shares being purchased, except that the right to terminate the Merger Agreement under either clause (i) or (ii) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the event specified in such clause;

(c) by either Pfizer or Encysive, if any judgment, ruling, order, writ, injunction or decree (“Judgment”) issued by a court of competent jurisdiction or by a Governmental Entity, or law or other legal restraint or prohibition, in each case making the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and non-appealable; provided that the party seeking the right to terminate the Merger Agreement pursuant to the foregoing shall have used commercially reasonable efforts to resist, lift or resolve such Judgment, law or other legal restraint and the right to terminate pursuant to the foregoing shall not be available if the issuance of such legal restraint or prohibition was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement;

(d) by Pfizer prior to the acceptance of Shares for payment in the tender offer, if:

(i) due to a circumstance or occurrence that would result in a failure to satisfy one or more conditions to the tender offer (as set forth in Annex A to the Merger Agreement entitled “Conditions of the Offer”), the Purchaser has failed to commence the tender offer;

(ii) (A) a Company Adverse Recommendation Change (as defined above) shall have occurred, (B) Encysive’s board of directors or any committee thereof shall not have rejected any tender or exchange offer that is commenced or a Takeover Proposal (replacing “20%” and “15%” in the definition thereof with 50%) that is made in writing to Encysive’s board of directors and publicly disseminated within 10 business days after the commencement or public dissemination thereof (including, for these purposes, by taking no position with respect to the acceptance by Encysive’s stockholders of a tender offer or exchange offer within such period, which shall constitute a failure to reject such offer) or (C) Encysive shall have willfully violated or breached in any material respect any of its obligations under Section 6.8 of the Merger Agreement entitled “No Solicitation”; or

(iii) if (A) there shall have occurred any event, change, or development of a state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect (as defined in the Merger Agreement) or (B) Encysive shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements, which breach or failure to perform (x) would give rise to the failure of a condition set forth in paragraphs (e) or (f) of Annex A to the Merger Agreement entitled “Conditions of the Offer” and (y) is not curable or has not been cured by Encysive within the later of (I) 15 business days after written notice to Encysive and (II) the next scheduled expiration date of the tender offer pursuant to the terms of the Merger Agreement;

(e) by Encysive, if Pfizer shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements in each case contained in this Agreement, which breach or failure to perform (A) has had or would reasonably be expected to have a Parent Material Adverse Effect (as defined in the Merger Agreement), and (B) is not curable or has not been cured by Pfizer within 15 business days after written notice to Pfizer;

(f) by Encysive, if prior to the acceptance of Shares for payment in the tender offer, (A) Encysive is in compliance with its obligations under Section 6.8 of the Merger Agreement entitled “No Solicitation,” (B) Encysive’s board of directors has received a Takeover Proposal that it has determined in good faith, after consultation with its financial advisor, constitutes a Superior Proposal, (C) Encysive has notified Pfizer in writing that it intends to enter into a definitive agreement implementing such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Superior Proposal Notice”), (D) during the three business day period following Pfizer’s receipt of a Superior Proposal Notice, (1) Encysive shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Pfizer in making adjustments to the terms and conditions of this Agreement and (2) Encysive’s board of directors shall have determined in good faith, after the end of such three business day period, and after considering the results of such negotiations and the revised proposals made by Pfizer, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; provided that any amendment, supplement or modification to the financial terms or other material terms of any Takeover Proposal shall be deemed a new Takeover Proposal and Encysive may not terminate the Merger Agreement unless Encysive has complied with the requirements of the Merger Agreement with respect to such new Takeover Proposal, including sending a Superior Proposal Notice with respect to such new Takeover Proposal and offering to negotiate for three Business Days from such new Superior Proposal Notice, (E) Encysive prior to, or concurrently with, such termination pays to Pfizer the required fee in accordance with the terms of the Merger Agreement, and (F) Encysive’s board of directors concurrently approves, and Encysive concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.

TERMINATION FEE

The Merger Agreement contemplates that a termination fee of $7.7 million (the “Termination Fee”) will be payable by Encysive to Pfizer under any of the following circumstances in accordance with the terms set forth therein:

•	(i) (A) a Takeover Proposal shall have been made to Encysive or shall have been made directly to its stockholders generally and thereafter, (B) the Merger Agreement is terminated by Encysive or Pfizer pursuant to a cause of termination set forth above in paragraph (b) and (C) Encysive enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Takeover Proposal (replacing “20%” and “15%” in the definition thereof with “50%”) within 12 months of February 20, 2008 is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);

•	(ii) (A) a Takeover Proposal shall have been made to Encysive or shall have been made directly to its stockholders generally and thereafter, (B) the Merger Agreement is terminated by Pfizer pursuant to a cause of termination set forth above in paragraph (d)(iii)(B) as a result of a willful breach by Encysive and (C) Encysive enters into a definitive agreement with respect to, or consummates a transaction contemplated by any Takeover Proposal (replacing “20%” and “15%” in the definition thereof with “50%”) within 12 months of February 20, 2008 is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);

•	(iii) the Merger Agreement is terminated by Pfizer pursuant to a cause of termination set forth above in paragraph (d)(ii) (or by Pfizer or Encysive pursuant to a cause of termination set forth above in paragraph (b) or by Pfizer pursuant to a cause of termination set forth above in paragraph (d)(i) or (iii) following any time at which Pfizer was entitled to terminate the Merger Agreement pursuant to a cause of termination set forth above in paragraph (d)(ii)(A) or (B)); or

•	(iv) the Merger Agreement is terminated by Encysive pursuant to a cause of termination set forth above in paragraph (f).

AMENDMENT

The Merger Agreement may be amended by the parties to the agreement at any time before or after approval of the Merger Agreement by the holders of the Shares; provided, however, after approval of the Merger Agreement by the stockholders of Encysive, there may not be made any amendment that pursuant to Section 251(d) of DGCL requires further approval by such stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Following the appointment of Pfizer’s designees to Encysive’s board of directors and prior to the Effective Time, the approval by affirmative vote or written consent of the independent directors of Encysive’s board of directors then in office is required to authorize (i) any amendment or termination of the Merger Agreement by Encysive, (ii) any extension of time for performance of any obligation or action under the Merger Agreement by Pfizer or the Purchaser or (iii) any waiver or exercise of Encysive’s rights under the Merger Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table presents information regarding the beneficial ownership of our common stock as of May 15, 2008 by (i) each person or entity known by Encysive to be a beneficial owner of five percent or more of our common stock, (ii) each of our current directors and named executive officers, (iii) each individual who is a former director and who voted to approve the Merger Agreement on February 20, 2008, (iv) former directors and named executive officers serving during our last fiscal year, and (iv) all current directors and officers as a group.

In general, “beneficial ownership” includes the shares of common stock that an individual has the power to vote or the power to dispose of and stock options that are exercisable currently or become exercisable or redeemable within 60 days and restricted stock units that could vest within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them. The percentage of outstanding Shares beneficially owned is based on the number of Shares outstanding as of May 15, 2008 of 80,955,060 Shares.

Unless indicated below, the address of each individual listed below is c/o Encysive Pharmaceuticals Inc., 4848 Loop Central Drive, Suite 700, Houston, Texas 77081.

	Number of Shares of
	Common Stock
Name and Address of Beneficial Owner(1)	Beneficially	Percentage of Total
Named Executive Officers and Members of the Board of Directors:	Owned(2)	Common Stock(3)

5% Holders:
Pfizer Inc. and Explorer Acquisition Corp.(4)	69,076,466	85.33%
235 East 42nd Street New York, New York 10017
Directors and Named Executive Officers:
J. Kevin Buchi	37,500		*
Robert J. Cruikshank	73,500		*
Richard A.F. Dixon, Ph.D.(5)	682,272		*
Richard A. Goeggel	21,000		*
D. Jeffrey Keyser, RPH, M.P.A., J.D.	162,116		*
Paul S. Manierre, J.D., L.L.M.(6)	59,899		*
James A. Thomson, Ph.D.	73,500		*
David Reid(7)	—	—
Martin Mackay(7)	—	—
Margaret M. Foran(7)	—	—
Douglas E. Giordano(7)	—	—
Former Directors and Named Executive Officers
Gordon H. Busenbark(8)	—	—
George W. Cole(9)	622,488		*
Bruce D. Given, M.D.(10)	898,192	1.1%
Ron J. Anderson, M.D.(5)	73,500		*
John H. Dillon, II(5)	37,500		*
Derek J. Maetzold(11)	207,545		*
Suzanne Oparil, M.D.(5)	82,861		*
John M. Piertruski(5)	73,500		*
James T. Willerson, M.D.(5)	73,500		*
Current directors and executive officers as a group (11 persons)	1,109,787	1.35%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all Shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of Shares that can be acquired by such person within 60 days upon the exercise of options.

(3)	Calculated on the basis of 80,955,060 Shares outstanding as of May 15, 2008, provided that any additional Shares that a stockholder has the right to acquire within 60 days after May 15, 2008 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership. Each Share is entitled to one vote.

(4)	Pfizer beneficially owns Shares through its wholly-owned subsidiary, Explorer Acquisition Corp. Represents the number of Shares held as of the expiration of the subsequent offering period, at 5:00 p.m., New York City time, on April 14, 2008.

(5)	Resigned from Encysive’s board of directors on April 3, 2008 pursuant to the terms of the Merger Agreement.

(6)	On May 7, 2008, Encysive’s board of directors elected Mr. Manierre as President of Encysive.

(7)	Appointed to Encysive’s board of directors by the Purchaser on April 3, 2008 pursuant to the terms of the Merger Agreement. The address of each such director is c/o Pfizer Inc., 235 East 42nd Street, New York, New York 10017.

(8)	Effective July 13, 2007, Mr. Busenbark resigned as Encysive’s Chief Financial Officer.

(9)	Resigned from Encysive’s board of directors on April 3, 2008 pursuant to the terms of the Merger Agreement. On May 7, 2008, Encysive’s board of directors removed Mr. Cole from the office of President and Chief Executive Officer and his employment was terminated, effective May 13, 2008.

(10)	Effective June 24, 2007, Dr. Given’s employment as Encysive’s President and Chief Executive Officer was terminated and, effective July 12, 2007, Dr. Given resigned from Encysive’s board of directors.

(11)	On May 7, 2008, Encysive’s board of directors removed Mr. Maetzold from the office of Vice President, Marketing and Sales, and his employment was terminated, effective May 13, 2008.

MARKET PRICE OF THE COMPANY COMMON STOCK AND DIVIDEND INFORMATION

Our stock currently trades on the NASDAQ Global Market under the symbol “ENCY.” On the record date, May 15, 2008, there were 80,955,060 Shares issued and outstanding. The following table sets forth, for the periods indicated, the high and low sales price per Share, as reported by NASDAQ based on published financial sources. We have never paid dividends on our Shares. Stockholders are urged to obtain a current market quotation for the Shares.

	High	Low

Year Ended December 31, 2006
First Quarter	$10.00	$4.53
Second Quarter	7.24	3.29
Third Quarter	7.21	3.43
Fourth Quarter	7.10	4.12
Year Ended December 31, 2007
First Quarter	$4.25	$2.56
Second Quarter	5.02	1.62
Third Quarter	2.15	1.46
Fourth Quarter	1.68	0.59
Year Ending December 31, 2008
First Quarter	$2.35	$0.60
Second Quarter (through May 15, 2008)	2.36	2.32

On February 19, 2008, the last full day of trading before the public announcement of the terms of the tender offer and the Merger, the reported closing sales price of the Shares on NASDAQ was $1.08 per Share. On February 29, 2008, the second to last full day of trading before the commencement of the tender offer, the reported closing sales price of the Shares on NASDAQ was $2.30 per Share. The per share merger consideration represents a premium of 183% over Encysive’s volume weighted average share price for the 20 trading days immediately preceding the public announcement of the tender offer and the Merger and a premium of 118% over the closing price on the last full day of trading before the public announcement of the tender offer and the Merger.

SUMMARY FINANCIAL INFORMATION ABOUT THE COMPANY

Set forth below is summary financial information for Encysive and its consolidated subsidiaries excerpted from Encysive’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007 and December 31, 2006, and from Encysive’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008. The financial data should be read in conjunction with the consolidated financial statements and notes thereto contained in Encysive’s Annual Reports on Form 10-K, as amended, for the fiscal year ended December 31, 2007 filed with the SEC on March 17, 2008 and amended on March 27, 2008, and for the fiscal year ended December 31, 2006 filed with the SEC on March 16, 2007 and amended on March 16, 2007 and in Encysive’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 filed with the SEC on May 12, 2008. More comprehensive financial information is included in such reports and other documents filed by Encysive with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents may be examined at or obtained from the SEC in the manner set forth in the section entitled “Where You Can Find More Information.”

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
($ in thousands, except per share data)

	Three Months Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005

Revenues:
Royalty income	$5,439	$4,145	$21,733	$17,386	$12,900
License fees, milestones and grants	—	322	1,286	1,288	1,106
Sales	9,272	941	12,903	321	—

Total revenues	14,711	5,408	35,922	18,995	14,006

Expenses:
Cost of goods sold	1,035	66	2,017	94	—
Research and development	6,865	17,499	48,588	64,440	63,496
Sales and marketing	7,258	10,886	34,422	41,417	15,953
General and administrative	7,392	5,616	23,957	22,325	12,341
Restructuring	—	—	15,754	—	—

Total expenses	22,550	34,067	124,738	128,276	91,790

Operating loss	(7,839)	(28,659)	(88,816)	(109,281)	(77,784)
Investment income	236	795	2,980	3,811	4,683
Interest expense	(3,830)	(2,044)	(14,841)	(3,920)	(3,111)

Loss from continuing operations	(11,433)	(29,908)	(100,677)	(109,390)	(76,212)
Gain (loss) from discontinued operations	—	—	—	—	1,335

Loss before cumulative effect of change in accounting principle	(11,433)	(29,908)	(100,677)	(109,390)	(74,877)
Cumulative effect of change in accounting principle	—	—	—	107	—
Net loss applicable to common shares	$(11,433)	$(29,908)	$(100,677)	$(109,283)	$(74,877)
Other comprehensive income:
Foreign currency translation:
Unrealized (loss) gain	381	7	128	33	—
Less: reclassification adjustment for gains included in net loss	—	—	—	—	(189)

Comprehensive loss	$(11,052)	$(29,901)	$(100,549)	$(109,250)	$(75,066)

Loss per share:
Continuing operations, basic and diluted	$(0.15)	$(0.49)	$(1.43)	$(1.86)	$(1.31)
Discontinued operations, basic and diluted	—	—	—	—	0.02

Net loss per share basic and diluted	$(0.15)	$(0.49)	$(1.43)	$(1.86)	$(1.29)

Weighted average common shares used to compute net loss per share basic and diluted	78,574	61,644	70,375	58,630	57,959

CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share data)

	March 31,	December 31,
	2008	2007	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$12,696	$33,153	$43,798	$127,913
Restricted cash	254	244	—	—
Accounts receivable	11,518	9,647	5,211	5,337
Other current receivables	1,912	1,612	141	139
Inventory, net of reserve of $1,470, $1,046, $496 and $0	2,989	3,503	2,343	2,183
Prepaids	1,423	704	1,926	1,677

Total current assets	30,792	48,863	53,419	137,249
Equipment and leasehold improvements, net	4,966	5,166	5,976	4,942
Deferred debt origination costs, net of accumulated amortization of $5,577, $5,350, $1,202 and $538	4,266	4,493	3,461	4,125
Intangible and other assets, net of accumulated amortization of $817, $790, $685 and $580	149	176	281	386

Total assets	$40,173	$58,698	$63,137	$146,702

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,587	$2,872	$3,435	$3,218
Accrued expenses	11,977	16,668	22,133	21,645
Deferred revenue	—	—	1,286	1,288

Total current liabilities	14,564	19,540	26,854	26,151
Deferred revenue	—	—	—	1,286
Long-term debt	186,191	189,696	130,000	130,000
Commitments and contingencies	—	—	—	—
Stockholders’ equity:
Preferred stock, par value $.005 per share. 5,000,000 shares authorized; none issued or outstanding	—	—	—	—
Common stock, par value $.005 per share. At March 31, 2008, 81,168,060 shares issued, 80,955,060 outstanding. At December 31, 2007, 150,000,000 shares authorized; 81,130,866 shares issued, 80,917,866 outstanding. At December 31, 2006, 150,000,000 shares authorized, 62,660,802 shares issued, 62,447,802 outstanding. At December 31, 2005, 150,000,000 shares authorized, 58,869,398 shares issued, 58,656,398 shares outstanding.	406	406	313	294
Additional paid-in capital	374,460	373,452	329,817	306,402
Deferred compensation expense	—	—	—	(2,834)
Treasury stock, 213,000 shares at March 31, 2008, December 31, 2007, 2006 and 2005	(1,602)	(1,602)	(1,602)	(1,602)
Accumulated other comprehensive income	542	161	33	—
Accumulated deficit	(534,388)	(522,955)	(422,278)	(312,995)

Total stockholders’ deficit	(160,582)	(150,538)	(93,717)	(10,735)

Total liabilities and stockholders’ deficit	$40,173	$58,698	$63,137	$146,702

EXPECTED SALES OF THELINtm FOR FISCAL YEAR 2008

On December 14, 2007, Encysive publicly announced that it expects to record sales of Thelintm for 2008 in the range of approximately $40 million to $50 million.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, information statements and other information with the SEC under the Exchange Act relating to our business, financial condition and other matters. Such reports and other information (including this Information Statement, proxy statements filed by Encysive with the SEC and distributed to Encysive stockholders, its Annual Report on Form 10-K, as amended, and its recently filed Quarterly Report on Form 10-Q), as well as the Tender Offer Statement on Schedule TO filed by Pfizer and the Purchaser with the SEC on March 4, 2008, together with all amendments and exhibits thereto, the Schedule 14D-9 filed by Encysive with the SEC on March 4, 2008, together with all amendments and exhibits thereto, and the Tender Offer Statement on Schedule TO filed by Encysive with the SEC on April 30, 2008 may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of such information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains an internet website located at http://www.sec.gov, which contains reports, proxy statements and other information that we file with the SEC electronically via the EDGAR system. You may also obtain free copies of documents that we file with the SEC by going to the “Investor Relations” section of our website at http://www.encysive.com or by writing Encysive at 4848 Loop Central Drive, Suite 700, Houston, Texas 77081, or calling (713) 796-8822.

INCORPORATION BY REFERENCE

Statements contained in this Information Statement, or in any document incorporated in this Information Statement by reference regarding the contents of other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this Information Statement certain documents we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement, and later information that we file with the SEC, prior to the closing of the Merger, will automatically update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the Effective Time of the Merger. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as information or proxy statements (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act). Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this Information Statement.

Encysive Filings:	Periods:

Annual Report on Form 10-K, as amended	Fiscal Year Ended December 31, 2007
Quarterly Report on Form 10-Q	Quarterly Period Ended March 31, 2008
Current Reports on Form 8-K	Filed on March 17, 2008, March 25, 2008 and April 7, 2008.
Schedule 14D-9 Solicitation/Recommendation Statement under Section 14(d)(4) of the Exchange Act	Filed on March 4, 2008, as amended on March 21, 2008, April 1, 2008, April 7, 2008 and April 8, 2008 and April 15, 2008.
Tender Offer Statement on Schedule TO under Section 14(d)(1) or 13(e)(1) of the Exchange Act	Filed on April 30, 2008

Any person, including any beneficial owner, to whom this Information Statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, as described above in “Where You Can Find More Information.”

You should rely only on information contained in or incorporated by reference in this Information Statement. No persons have been authorized to give any information or to make any representations other than those contained in this Information Statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

THIS INFORMATION STATEMENT IS DATED MAY 20, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

HOUSEHOLDING OF MATERIALS

Pursuant to the rules of the SEC, services that deliver Encysive’s communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of Encysive’s Information Statement, unless Encysive has received contrary instructions from one or more of the stockholders. Upon written or oral request, Encysive will promptly deliver a separate copy of the Information Statement to any stockholder at a shared address to which a single copy of the Information Statement was delivered. Multiple stockholders sharing the same address may also notify Encysive if they wish to receive separate copies of Encysive’s communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Stockholders may notify Encysive of their requests by writing Encysive Pharmaceuticals Inc., Attn: Investor Relations, 4848 Loop Central Drive, Suite 700, Houston, Texas 77081, or calling (713) 796-8822.

ANNEX A:

AGREEMENT AND PLAN OF MERGER

ANNEX A

Agreement and Plan of Merger
Dated as of February 20, 2008
among
Pfizer Inc.,
Explorer Acquisition Corp.
and
Encysive Pharmaceuticals Inc.

A-i

A-ii

A-iii

Defined Terms

Affiliate	A-12
Agreement	A-1
Antitrust Laws	A-34
Appraisal Shares	A-4
Available Company SEC Documents	A-14
Bankruptcy and Equity Exception	A-10
Certificate of Merger	A-4
Certificates	A-5
Closing	A-3
Closing Date	A-3
Code	A-16
Company	A-1
Company Adverse Recommendation Change	A-36
Company Board	A-2
Company Charter Documents	A-9
Company Common Stock	A-1
Company Disclosure Letter	A-8
Company Employee	A-32
Company Employee Benefit Plan	A-15
Company ERISA Affiliates	A-15
Company Financial Advisor	A-3
Company Financial Statements	A-12
Company Intellectual Property Rights	A-23
Company Material Adverse Effect	A-8
Company Preferred Stock	A-9
Company Recommendation	A-36
Company SEC Reports	A-12
Company Stockholders Meeting	A-32
Company Subsidiaries	A-11
Company Subsidiary	A-11
Confidentiality Agreement	A-35
Constituent Corporations	A-3
Contract	A-26
Copyrights	A-23
D&O Insurance	A-38
DGCL	A-1
DOJ	A-33
Drug Laws	A-20
Effective Date	A-4
Effective Time	A-4
EMEA	A-20
Employee Benefit Plan	A-15
Environmental Laws	A-19
ERISA	A-16
Exchange Act	A-1
Exchange Agent	A-5
Exchange Fund	A-5
Fairness Opinion	A-16

A-iv

FCPA	A-12
FDA	A-19
FDCA	A-20
Foreign Plan	A-16
FTC	A-33
GAAP	A-12
GLP	A-20
Governmental Authority	A-11
Hazardous Substance	A-19
HSR Act	A-11
Indemnified Party	A-37
Indemnifying Parties	A-37
Independent Directors	A-39
Information Statement	A-11
Intellectual Property	A-23
Intellectual Property Agreements	A-22
Involuntary Bankruptcy	AA-1
Judgment	A-11
knowledge of the Company	A-44
Law	A-11
Lease	A-25
Lien	A-12
Marks	A-23
Material Contract	A-24
Maximum Amount	A-38
Merger	A-1
Merger Consideration	A-4
Merger Sub	A-1
Minimum Tender Condition	AA-1
Nasdaq	A-11
Notes	A-9
Offer	A-1
Offer Documents	A-2
Offer Price	A-1
Option Consideration	A-6
Options	A-6
Outside Date	A-40
Parent	A-1
Parent Financial Advisor	A-28
Parent Material Adverse Effect	A-27
Patents	A-23
Permits	A-8
Person	A-11
Phantom Unit	A-7
PHSA	A-20
Policies	A-24
Pre-Closing Tax Period	A-18
Proxy Statement	A-11
PSA 1993	A-16

A-v

Qualified Company Employee Benefit Plan	A-15
Regulatory Condition	AA-1
Representatives	A-35
Required Company Stockholder Vote	A-10
Restricted Stock	A-7
Rights	A-9
Rights Agreement	A-9
Sarbanes-Oxley Act	A-12
Schedule 14D-9	A-3
SEC	A-1
Section 262	A-4
Securities Act	A-12
Share	A-1
Shares	A-1
Stock Plans	A-6
Subsidiary Documents	A-9
Superior Proposal	A-37
Superior Proposal Notice	A-41
Surviving Corporation	A-3
Takeover Proposal	A-37
Tax Authority	A-18
Tax Claim	A-18
Tax Return	A-18
Taxes	A-18
Taxing Authority	A-18
Termination Fee	A-42
Top-Up Option	A-7
Top-Up Option Shares	A-7
Trade Secrets	A-23
Transactions	A-2
US Seconded Employees	A-32
Voluntary Bankruptcy	AA-2
WARN Act	A-33
Warrant	A-7

A-vi

Agreement and Plan of Merger (this “Agreement”), dated as of February 20, 2008, among Pfizer Inc., a Delaware corporation (“Parent”), Explorer Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Encysive Pharmaceuticals Inc., a Delaware corporation (the “Company”).

Introduction

The respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement.

In furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the shares of common stock, par value $0.005 per share, of the Company (the “Company Common Stock”), including the associated Rights, issued and outstanding (each, a “Share” and, collectively, the “Shares”), at a price per Share of $2.35 (such amount, or any other amount per Share paid pursuant to the Offer and this Agreement, the “Offer Price”), subject to any required withholding of Taxes, net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement.

Following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each Share that is not tendered and accepted pursuant to the Offer, other than certain Shares as provided in Sections 2.2(b) and (c), will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein.

The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein.

In consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

Section 1.1  The Offer.  (a) Provided that (1) none of the events or circumstances set forth in paragraphs (a) through (g) of Annex A hereto shall have occurred and be existing (and shall not have been waived by Merger Sub) and (2) the Company shall have complied in all material respects with its obligations under Section 1.2, as promptly as reasonably practicable, but in no event later than ten (10) business days (as defined in Rule 14d-1(g)(3) promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the SEC. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex A. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined using Exchange Act Rule 14d-1(g)(3)). Merger Sub expressly reserves the right to waive any condition to the Offer, to increase the price per Share payable in the Offer and/or to modify the other terms of the Offer, except that, without the consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive the Minimum Tender Condition (as defined in Annex A), (iv) add to the conditions set forth in Annex A or modify any condition set forth in Annex A in a manner adverse to the holders of Company Common Stock, (v) extend the Offer (except as provided below), (vi) change the form of consideration payable in the Offer or (vii) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, extend the Offer (i) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, (ii) if at the scheduled expiration date of the Offer, any of the conditions set forth in Annex A shall not have been satisfied or waived, for one (1) or more periods of not more than ten (10) business days each, until such time as such conditions are satisfied or waived, or (iii) for one (1) or more periods for an aggregate period of not more than twenty (20) business days beyond the latest expiration date that would otherwise be permitted if, on such expiration date, there shall not have been tendered and not withdrawn that number of Shares that, together with any Shares then owned by Parent, would equal ninety percent (90%) or more of the issued and outstanding Shares; provided that if Merger Sub shall extend the offer pursuant to this clause (iii), Merger Sub shall waive during such extension all conditions set forth in Annex A other than the Minimum Tender Condition, the Regulatory Condition and the conditions set forth in paragraphs (a), (b) and (f) therein. In addition, subject to Parent’s right to terminate this Agreement pursuant to Section 9.1, (i) if at the initially scheduled expiration date of the Offer, any one or more of the Minimum Tender Condition, the Regulatory Condition or the conditions set forth in paragraphs (a), (b), (e) or (f) of Annex A are not satisfied, at the request of the Company Merger Sub shall, and Parent shall cause Merger Sub to, extend the offer one (1) time for a period of up to ten (10) business days and (ii) if at any extended expiration date of the Offer, the Regulatory Condition or the conditions set forth in paragraphs (e) or (f) of Annex A are not satisfied, at the request of the Company Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for increments of not more than ten (10) business days each until such time as such conditions are satisfied or waived; provided that Merger Sub shall not be required to extend the Offer beyond the Outside Date. Further, Merger Sub may, without the consent of the Company, make available a “subsequent offering period”, in accordance with Rule 14d-11 promulgated by the SEC under the Exchange Act, for up to twenty (20) business days. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer. For the avoidance of doubt, the parties hereto agree that shares of Restricted Stock may be tendered in the Offer and be acquired by Parent or Merger Sub pursuant to the Offer.

(b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). The Company shall promptly provide Parent with all information concerning the Company that is required to be included in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents as so amended or supplemented to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to stockholders. Parent and Merger Sub shall provide the Company and its counsel in writing with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, shall consult with the Company and its counsel prior to responding to any such comments and shall provide the Company with copies of all such responses.

(c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

Section 1.2  Company Actions.  The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”). The Company represents and warrants that the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger (such approval having been made in accordance with the DGCL, including for purposes of Section 203 thereof), and (ii) resolved to recommend that stockholders of the Company accept the Offer, tender their Shares to Merger Sub pursuant thereto and adopt this Agreement. Subject to Section 6.8(c), the Company shall, through the Company Board, recommend that stockholders of the Company accept the Offer, tender their Shares to Merger Sub pursuant thereto and adopt this Agreement. The Company hereby consents to the inclusion in the Offer

Documents of the recommendation of the Company Board described above. The Company also represents and warrants that (A) the Company Board has received the opinion of Morgan Stanley & Co. Incorporated (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company’s stockholders in the Offer and the Merger is fair to such holders from a financial point of view and (B) the Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion and/or references thereto in the Offer Documents and, together with a description of the material financial analyses underlying such opinion, in the Schedule 14D-9 and any Proxy Statement, subject to prior review and consent by the Company Financial Advisor (such consent not to be unreasonably withheld or delayed). Further, the Company represents and warrants that it has been informed that all directors and executive officers of the Company intend to tender all of their respective Shares, if any, in the Offer and that the Offer Documents may so state.

(a) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) describing the recommendations referred to in Section 1.2(a) and shall mail the Schedule 14D-9 to the holders of Shares. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Federal securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, shall consult with Parent and its counsel prior to responding to any such comments and shall provide Parent with copies of all such responses.

(b) In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

Section 1.3  The Merger.  At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (i) the corporation surviving the Merger after the Effective Time may be referred to as the “Surviving Corporation” and (ii) the Company and Merger Sub are collectively referred to as the “Constituent Corporations”.

Section 1.4  Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.5  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (East Coast time) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Covington & Burling LLP, 620 Eighth Avenue, New York, New York 10018, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

Section 1.6  Consummation of the Merger.  As soon as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date”, respectively).

Section 1.7  Organizational Documents; Directors and Officers.

(a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

(b) If requested by Parent prior to the Effective Time, the Company shall use its commercially reasonable efforts to cause the directors of each of the Company Subsidiaries (or certain of the Company Subsidiaries as indicated by Parent) to tender their resignations as directors, effective as of the Effective Time and to deliver to Parent written evidence of such resignations at the Effective Time.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1  Conversion of Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.005 per share, of the Surviving Corporation.

Section 2.2  Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares to be canceled pursuant to Section 2.2(b) and (ii) any Appraisal Shares) shall be canceled and shall be converted automatically into the right to receive the highest price per Share paid pursuant to the Offer (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3, without interest.

(b) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.2(a), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 (and at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.2(a). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available by the Exchange Agent pursuant to Section 2.3(a) to pay for Appraisal Shares shall be returned to Parent upon demand.

Section 2.3  Exchange of Certificates.

(a) Exchange Agent.  Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 2.3. Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Shares, for payment by the Exchange Agent in accordance with this Article 2, the cash necessary to pay for the Shares converted into the right to receive Merger Consideration (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. Such aggregate Merger Consideration deposited with the Exchange Agent shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Exchange Agent will be payable to Parent or as Parent otherwise directs.

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor the amount of cash which the Shares theretofore represented by such Certificate entitle such holder to receive pursuant to the provisions of this Article 2 and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the Merger Consideration into which the Shares shall have been converted pursuant to Section 2.2. No interest shall be paid or shall accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 2.

(c) No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the

Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) for payment of their claim for Merger Consideration.

(e) No Liability.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.3(c)), any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(g) Withholding Rights.  Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable Tax Law. To the extent that amounts are so withheld by the Parent and paid to the appropriate Taxing Authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent.

Section 2.4  Company Options; Phantom Units; Restricted Stock.

(a) Prior to the Effective Time, the Company shall take all actions necessary to provide that each Option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option, or, if the Option Consideration shall be a negative number, no such cash payment shall be due and owing. Except as otherwise provided below, any Option Consideration due and owing shall be paid as soon after the Closing Date as shall be practicable. Notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. Prior to the Effective Time, the Company shall make any amendments to the terms of the Stock Plans and obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.4 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Stock Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to (i) the Merger Consideration per Share less (ii) the exercise price payable in respect of each share of Company Common Stock issuable under such Option; “Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any former subsidiary of the Company or predecessor thereof to purchase shares of Company Common Stock pursuant to the Stock Plans; and “Stock Plans” means the Company’s Amended and Restated 1990 Incentive Stock Option Plan,

Amended and Restated 1992 Incentive Stock Option Plan, Amended and Restated 1995 Stock Option Plan, Amended and Restated 1995 Non-Employee Director Stock Option Plan, Amended and Restated 1999 Stock Incentive Plan and 2007 Incentive Plan, as amended.

(b) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required, if any, so that, subject to the terms of the Stock Plans and the grants thereunder (i) each Phantom Unit shall become fully vested and deemed earned in full effective as of the day immediately preceding the date of acceptance for payment of the shares of Company Common Stock pursuant to the Offer, (ii) each holder of a Phantom Unit shall thereafter become entitled to receive in cash (subject to amounts required to be withheld by Law), within 30 days of the day immediately preceding the date of acceptance for payment of the shares of Common Stock pursuant to the Offer, the amount payable thereunder to the holder thereof pursuant the terms of such Phantom Unit and the related Stock Plan under which it was granted and (iii) any forfeiture provisions applicable to the Phantom Units shall lapse as of the acceptance for payment of shares of Company Common Stock pursuant to the Offer. As used in this Agreement, “Phantom Unit” means an award, other than an Option or Restricted Stock, granted and, immediately before the date specified in clause (b)(i) above, not paid or terminated to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any former subsidiary of the Company or predecessor thereof pursuant to the Stock Plans for which the value of a Share of Company Common Stock is used to measure the benefits payable to the grantee of such award.

(c) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide for the lapse as of the acceptance for payment of shares of Company Common Stock pursuant to the Offer of all forfeiture provisions applicable to any shares of Restricted Stock and to permit cashless or net vesting of such shares of Restricted Stock. Each holder of Restricted Stock shall be treated as a holder of the corresponding number of shares of Company Common Stock as of the acceptance for payment of shares of Company Common Stock pursuant to the Offer in accordance with the terms of Section 2.2 in the same manner as other outstanding shares of Company Common Stock issued and outstanding as of immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer. As used in this Agreement, “Restricted Stock” means any award of restricted Company Common Stock outstanding immediately before the Effective Time with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

Section 2.5  Warrants.  At the Effective Time and subject to Section 6.12, each outstanding Warrant of the Company shall be converted into the right to receive, upon exercise of such Warrant and payment of the exercise price thereof, an amount equal to the product of (x) the number of shares of Company Common Stock for which such Warrant may be exercised and (y) the Merger Consideration. As used in this Agreement, “Warrant” means a Common Stock Purchase Warrant issued by the Company pursuant to the Securities Purchase Agreement dated as of August 20, 2007.

Section 2.6  Taking of Necessary Action; Further Action.  Each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

Section 2.7  Option to Acquire Additional Shares.  The Company hereby grants to Merger Sub an option (the “Top-Up Option”), exercisable in accordance with this Section 2.7, to purchase up to that number of newly issued shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares that, when added to the number of Shares owned by Parent and its subsidiaries immediately following consummation of the

Offer, shall constitute one share more than 90% of the Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a cash purchase price per Top-Up Option Share equal to the Offer Price; provided, however, that the number of Top-Up Option Shares shall not exceed the number equal to 19.9% of the Shares outstanding immediately prior to the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by Merger Sub at any one time before the Effective Time within thirty (30) business days after Merger Sub’s acceptance of, and payment for Shares pursuant to the Offer in accordance with the terms of this Agreement. If Merger Sub wishes to so exercise the Top-Up Option, Merger Sub shall give the Company written notice within such thirty (30)-business day period specifying the number of shares of Company Common Stock that Merger Sub wishes to purchase pursuant to the Top-Up Option and a place and a time (which, subject to applicable Law and any required regulatory approvals, shall be at least two (2), but not more than five (5), business days after the date of delivery of such written notice) for the closing of such purchase. At such closing, (i) the purchase price in respect of such exercise of the Top-Up Option (which shall equal the product of (x) the number of shares of Company Common Stock being purchased pursuant to the Top-Up Option and (y) the Offer Price) shall be paid to the Company in immediately available funds by wire transfer to an account designated by the Company, and (ii) the Company shall deliver to Merger Sub a certificate or certificates representing the number of shares of Company Common Stock so purchased. The Company agrees that it shall reserve (and maintain free from preemptive rights) sufficient authorized but unissued shares of Common Stock so that the Top-Up Option may be exercised without additional authorization of shares of Company Common Stock (after giving effect to all other options, warrants, convertible securities and other rights to purchase shares of Company Common Stock). Merger Sub shall acquire the Top-Up Option Shares for investment purposes only and not with a view to any distribution thereof, and will not sell any Top-Up Option Shares purchased pursuant to this Section except in compliance with the Securities Act of 1933, as amended.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to other applicable sections of this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections) previously delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Organization.

(a) Each of the Company and the Company Subsidiaries is a corporation, limited liability company or limited partnership duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiaries has all requisite power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted. Each of the Company and the Company Subsidiaries possesses all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses as now conducted, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (collectively, “Permits”). A “Company Material Adverse Effect” means any change, event, occurrence or development of a state of facts that, individually or in the aggregate with all other changes, events, occurrences or developments of a state of facts, is materially adverse to, (i) the business, operations, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement in accordance with its terms or to consummate the Transactions; provided, however, that no event, change, occurrence or development of a state of facts shall be included in the definition of Company Material Adverse Effect that (A) arises out of general political, economic or market conditions or general changes or developments in the biotechnology or pharmaceutical industry or affecting participants in the biotechnology or pharmaceutical industry (provided that such adverse effect does not affect the

Company or any Company Subsidiaries, taken as a whole, in a disproportionate manner), (B) results from or is caused by acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof (provided that such adverse effect does not affect the Company or any Company Subsidiaries, taken as a whole, in a disproportionate manner), (C) arises out of, results from or relate to the Transactions or the announcement or performance thereof (including any negative impact on relationships with employees of the Company or the Company Subsidiaries as a result of the announcement or performance of this Agreement), provided that any legal or contractual consequence of the execution of this Agreement or the consummation of the Transactions that has not been disclosed to Parent in this Agreement or the Company Disclosure Letter shall not be excluded under this proviso, (D) results from changes in Law (after the date hereof) or any applicable accounting regulations or principles or the interpretations thereof, (E) results from changes in the price or trading volume of the Company’s stock (provided that any event, change, occurrence or development of a state of facts that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso) (F) results from any failure by the Company to meet revenue, earnings or other projections, in and of itself (provided that any event, change, occurrence or development of a state of facts that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso) or (G) results from a delisting warning or delisting of the Company Common Stock on the Nasdaq Stock Market due to the closing price per share falling below the $1.00 minimum bid price.

(b) The copies of the certificate of incorporation and bylaws of the Company (the “Company Charter Documents”) which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The Company has delivered or made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Company Subsidiaries (the “Subsidiary Documents”), in each case, as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of the Company Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board and each committee of the Company Board and the Company Subsidiaries since January 1, 2005; provided that the Company shall not be obligated to furnish to Parent any minutes for meetings that only discuss the Transactions or alternative transactions considered by the Company Board.

Section 3.2  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.005 per share, (“Company Preferred Stock”). As of the close of business on February 15, 2008: (A) 81,175,765 shares of Company Common Stock were issued and 80,962,765 shares of Company Common Stock were outstanding, including in each case the associated Preferred Share Purchase Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of January 2, 2002 between the Company and The Bank of New York, as Rights Agent (the “Rights Agreement”); (B) no shares of Company Preferred Stock were issued or outstanding and 10,000 shares of Junior Participating Series A Company Preferred Stock were reserved for issuance upon exercise of the Rights under the Rights Agreement; (C) 213,000 shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Options to purchase 5,032,753 shares of Company Common Stock and 7,866,067 shares of Company Common Stock were reserved for issuance under the Stock Plans (including upon exercise of the Options); (E) there were outstanding $130,000,000 in aggregate principal amount of the Company’s 2.50% Convertible Notes due 2012 (the “Notes”) convertible into 9,322,001 shares of Company Common Stock and such number of shares of Company Common Stock were reserved for issuance upon conversion of the Notes; and (F) there were outstanding Warrants exercisable for 7,692,305 shares of Company Common Stock and such number of shares of Company Common Stock were reserved for issuance upon conversion of the Warrants. Such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on February 15, 2008, each outstanding option, warrant or other right to subscribe for, purchase or acquire from the Company any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company, including the name of the holder thereof, the stock plan under which it was issued, the date of grant and exercise price thereof, and the vesting schedule thereof. Except for the Phantom Units described on Section 3.2(a) of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Stock or the value of the Company or any part thereof. During the period from February 15, 2008 to the date of this Agreement, (i) the Company has not issued any shares of its capital stock, options, warrants voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, options, warrants, voting securities or equity interests. The Company has not, subsequent to February 15, 2008, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, Rights, Notes and Warrants, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) Except as set forth in Section 3.2(a) and for Company Preferred Stock issuable upon exercise of the Rights, (i) as of February 15, 2008, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities or equity interests of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c) The Compensation Committee of the Company’s Board of Directors, consisting solely of independent directors, has taken all such actions as may be required to cause to be exempted under Rule 14d — 10(d)(2) under the Exchange Act, any and all employment compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company or any Company Subsidiary with or to current or future directors, officers, or employees of the Company and the Company Subsidiaries, to ensure that all such agreements and arrangements satisfy the safe harbor provisions of Rule 14d — 10(d)(2) of the Exchange Act. All Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the date of grant and no Option has been extended, amended or repriced since the date of the grant.

Section 3.3  Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized and approved by the Company Board. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the Merger (to the extent required by the DGCL), for the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the Company Charter Documents or the Subsidiary Documents, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (as defined in Section 3.4) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any statute, code, decree, law, ordinance, rule or regulation or orders of Governmental Authorities (“Law”) applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority (a “Governmental Authority”) is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and the foreign competition or antitrust Laws identified on Section 3.3(c)(ii) of the Company Disclosure Letter, (iii) the filing with the SEC of (A) the Schedule 14D-9, (B) if necessary, a proxy statement in definitive form relating to the Company Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement, as amended or supplemented from time to time, (the “Proxy Statement”)) and compliance with other applicable requirements of the Exchange Act, (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the “Information Statement”) in connection with the Offer and (D) such reports under Section 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of The Nasdaq Stock Market Inc. (“Nasdaq”), and (v) compliance with the “blue sky” laws of various states, other than such other consents, approvals, orders, authorizations, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

Section 3.4  Subsidiaries.

(a) All of the subsidiaries of the Company (each a “Company Subsidiary” and together, the “Company Subsidiaries”) and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter. Other than the Company Subsidiaries, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock of any Person and there are no silent partnerships, sub-partnerships and/or similar rights with respect to the Company or any Company Subsidiary. As used in this Agreement, “Person” means an individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and the Company or a Company Subsidiary is the record and beneficial owner of such shares, securities or interests, free and clear of any Liens or limitations on voting rights. All such shares of capital stock, equity securities and other ownership interests have been duly and validly issued and are fully paid and nonassessable. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. As used in this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, claim or encumbrance of any kind in respect of such asset.

Section 3.5  SEC Reports and Financial Statements.  Since January 1, 2005, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports” ) required to be filed by the Company with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, as the case may be and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC Staff with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or investigation. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(a) The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as may be noted therein) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year end adjustments that will not be material in amount or effect). Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities (i) as and to the extent reflected or reserved against on the audited balance sheet of the Company and the Company Subsidiaries as of December 31, 2006 (including the notes thereto) or any subsequent Company Financial Statement included in the Company SEC Reports or (ii) incurred after December 31, 2006 in the ordinary course of business consistent with past practices and that are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(b) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including, any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the results, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company SEC Reports. As used in this Agreement, “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 1, 2005, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the statements contained in any such certifications are complete and correct.

(d) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated by the SEC under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Company Subsidiaries required to be disclosed in the Company’s reports filed or submitted under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act and to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent completed evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company and to Parent, (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. To the knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e) To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of the Company Subsidiaries is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder the (“FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any of the Company Subsidiaries, in order to induce such person to act against the interest of his or her employer or principal.

(f) The Company has disclosed to Parent all internal investigations, and, to the knowledge of the Company, all external, governmental or other regulatory investigations, in each case regarding any action or any allegation of any action described in subsection (e) of this Section 3.5. To the knowledge of the Company, it also has disclosed to Parent all facts or circumstances that call into question the accuracy of its books and records or the adequacy of the internal controls at the Company or any of the Company Subsidiaries with respect to the actions described in subsection (e) of this Section 3.5.

(g) The Company and the Company Subsidiaries have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, compliance with the FCPA.

(h) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 3.6  Absence of Material Adverse Changes, etc.

(a) Since September 30, 2007, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and:

(i) there has not been or occurred any event, change, occurrence or development of a state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(ii) neither the Company nor any of the Company Subsidiaries have taken any action described in Section 5.1 hereof (other than (b)(vii), (ix), (x), (xiii), (xv), (xvi) and (xvii) and (b)(xxii) to the extent relating the foregoing) that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of such provision.

(b) Without limiting the foregoing, except as disclosed in the Available Company SEC Documents, since December 31, 2006, there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of the Company Subsidiaries that materially affects the use thereof. As used in this Agreement, “Available Company SEC Documents” means the reports, schedules, forms, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, prior to the date of this Agreement.

Section 3.7  Litigation.  There are no suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental or regulatory investigations pending or, to the knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party, or, to the knowledge of the Company, that materially affects the assets of the Company or any of the Company Subsidiaries, except where such suits, actions, claims, proceedings or investigations would not reasonably be expected to result in a Judgment for money damages in excess of $250,000 and would not reasonably be expected to result in any material injunctive relief. There are no material Judgments of any Governmental Authority or arbitrator outstanding (or, to the knowledge of the Company, threatened to be imposed) against the Company or any of the Company Subsidiaries.

Section 3.8  Information Supplied.  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and (ii) the Proxy Statement (if any) will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting (if such a meeting is held), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, at the time of the Company Stockholders Meeting (if such a meeting is held), omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the solicitation of proxies for the Company Stockholders Meeting that shall have become false or misleading in any material respect. The Schedule 14D-9, the Information Statement and the Proxy Statement (if any) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement (if any).

Section 3.9  Broker’s or Finder’s Fees.  Except for the Company Financial Advisor, no agent, broker, investment banker, or similar Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with any of the Transactions. The Company has heretofore delivered to Parent a complete and correct copy of the Company’s engagement letter with the Company Financial Advisor, which letter describes all fees payable to the Company Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Company Financial Advisor.

Section 3.10  Employee Plans.  (a) Section 3.10(a)(i) of the Company Disclosure Letter sets forth all Company Employee Benefit Plans. Section 3.10(a)(ii) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all employees of the Company and the Company Subsidiaries, indicating for each employee (to the extent permitted by Law) his or her name, date of hire, position, salary, target bonus, and accrued vacation and sick leave balance, location and status as full time or part time employees. Such information shall be updated in writing and delivered to Parent as of a date within three (3) business days of Closing. As used in this Agreement, “Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”) with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof and under which the Company or any Company ERISA Affiliate would reasonably be expected to have any material liability. As used in this Agreement, “Employee Benefit Plan” means any material plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, relating to individual consulting, employment, pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, equity-based stock option, phantom equity, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit or any other similar employee benefits.

(b) With respect to each Company Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each written Company Employee Benefit Plan and all amendments thereto, if any; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (v) all material notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, the Financial Services Commission of Ontario, the Canada Revenue Agency, or other governmental agency relating to such Company Employee Benefit Plan.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Company Employee Benefit Plan”) has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked (or if not determined to be so qualified, such Company Employee Benefit Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by Law), and to the Company’s knowledge, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan.

(d) (i) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code and any other applicable Laws; and (ii) all contributions required to be made to any Company Employee Benefit Plan have to the extent material been made or the amount of such payment or contribution obligation has been reflected in the Available Company SEC Documents which are publicly available prior to the date of this Agreement.

(e) (i) Neither the Company nor any Company Subsidiary has engaged in any prohibited transaction that will have a material effect on the Company and the Company Subsidiaries, taken as a whole, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan; and (ii) to the knowledge of the Company, no prohibited transaction has occurred with respect to any Company Employee Benefit Plan.

(f) Neither the Company nor any Company ERISA Affiliate has, at any time during the last six years, sponsored, contributed to or been obligated to contribute to any pension plan subject to Title IV of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g) No Company Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA provides benefits or coverage following retirement or other termination of employment other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law, or claims incurred on or before the end of the month on or immediately following the termination date of any employee.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in connection with a subsequent event, will (i) result in any material payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise tax under section 4999 of the Code, (iii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan, or (iv) result in the acceleration of the time of payment, funding or vesting of any such benefits to any material extent.

(i) Each Company Employee Benefit Plan has been operated in good faith compliance with the applicable provisions of Section 409A of the Code, and no benefit provided under such Company Employee Benefit Plan will trigger any reportable transaction under Section 409A of the Code.

(j) With respect to each non-US Company Employee Benefit Plan (a “Foreign Plan”):

(i) all employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities;

(iii) other than routine claims for benefits, no Company Employee Benefit Plan, no administrator of any Company Employee Benefit Plan, and no member of any body which administers a Company Employee Benefit Plan, is subject to any pending action, investigation, examination, claim (including claims for income taxes, interest, penalties, fines or excise taxes) or any other proceeding initiated by any Person, and there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding;

(iv) subject to the requirements of applicable Laws, no provision of any Company Employee Benefit Plan or of any agreement, and no act or omission of the Company in any way limits, impairs, modifies or otherwise affects the right of the Company to unilaterally amend or terminate any Company Employee Benefit Plan, and no commitments to improve or otherwise amend any Company Employee Benefit Plan have been made; and

(v) No Foreign Plan is, or at any time was, a defined benefit registered pension plan; and

(k) the Company is not and has not at any time since 27 April 2004 been connected with or an associate of (as those terms are used in the UK Pensions Act 2004) an employer in relation to an occupational pension scheme (as defined in section 1 of the UK Pension Schemes Act 1993 (“PSA 1993”) established in the UK which is not a money purchase scheme (as defined in section 181 of PSA 1993).

As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and “ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

Section 3.11  Opinion of Financial Advisor.  The Company Board has received from the Company Financial Advisor an opinion (the “Fairness Opinion”) to the effect that, as of the date of the opinion and subject to the considerations and limitations set forth therein, the consideration to be received by holders of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent, Merger Sub and their affiliates). The Company has delivered to Parent a correct and complete copy of the Fairness Opinion for informational purposes only and not for reliance by Parent.

Section 3.12  Taxes.

(a) Each of the Company and each Company Subsidiary has timely filed all material federal, provincial, state, local, municipal, and other Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all material respects; and all Taxes due and owing (whether or not shown as due on such Tax Returns) have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2006 are adequate to cover all Taxes accruing through such date. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, (other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings).

(b) There is no claim, audit, action, suit, proceeding or investigation currently pending or, to the knowledge of the Company threatened against or with respect to the Company or any Company Subsidiary in respect of any Tax or Tax asset of the Company or any Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary has ever been a party to a “reportable transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b) or any similar provision of state, local or foreign law.

(d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(e) The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by and settled with the United States Internal Revenue Service or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before December 31, 2003.

(f) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee of successor, by contract, or otherwise.

(g) Neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h) Neither the Company nor any Company Subsidiary has been included in any “consolidated”, “unitary” or “combined” Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or any Company Subsidiary are the only members).

(i) Neither the Company nor any Company Subsidiary has applied for and/or received a ruling or determination from a Tax Authority regarding a past or prospective transaction of the Company or any Company Subsidiary.

(j) No claim has been made by a Tax Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(k) Each of the Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(l) Each of the Company and each Company Subsidiary has collected from each receipt from any of the past and present customers (or other third parties) the amount of all Taxes (including sales taxes) required to be collected and has paid and remitted such Taxes when due, in the form required under applicable Laws.

(m) The unpaid Taxes of the Company or any Company Subsidiary, if any, (i) did not exceed any payables or liabilities for Taxes that are reflected or reserved against on the Balance Sheet and (ii) do not exceed any such payables or liabilities incurred in the ordinary course of business and are consistent with past practice since September 30, 2007.

(n) Neither the Company nor any Company Subsidiary has been a United States real property interest within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) Neither the Company nor any Company Subsidiary has (i) applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or corresponding Tax Laws of any Tax Authority; (ii) any knowledge that any Tax Authority has proposed or purported to require such adjustment or change in accounting method, and the Company has no knowledge or belief that any such adjustment under Section 481 of the Code or the corresponding Tax Laws of any Tax Authority will be required of the Company or any Company Subsidiary upon completion of, or by reason of the Merger.

(p) Since January 1, 2007, the Company and each Company Subsidiary has only incurred liabilities for Taxes arising in the ordinary course of business.

(q) Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(r) The Company and each Company Subsidiary has possession, custody or control of all records and documentation that it is obliged to hold, preserve and retain for the purposes of any Tax and of sufficient information to enable it to compute correctly its liability to Tax in so far as it relates to any event occurring on or before the Closing Date.

(s) As used in this Agreement (i) “Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date or, as the context may require, all such periods. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period to the end of the Closing Date shall constitute a Pre-Closing Tax Period; (ii) “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, corporations, goods and services, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, Canada and provincial pension plan contributions, payroll, withholding, social security, unemployment and employment insurance contributions, severance, occupation, import, custom, stamp, capital, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by any Federal, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person; “Tax Return” means any return, election, report, claim for refund, declaration, statement, certificate, bill, schedule or other document, together with all amendments, attachments and supplements thereto, required to be filed with any Taxing Authority; and “Tax Authority” or “Taxing Authority” means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes; and (iii) “Tax Claim” means any notice in writing of any examination, dispute, settlement, proposed settlement, administrative or judicial proceeding or other matter relating to Taxes of the Company or any Company Subsidiary (whether pending or threatened).

(t) Neither the Company nor any Company Subsidiary are a party to any agreement, contract, arrangement or plan that has resulted, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code.

Section 3.13  Environmental Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or the aggregate, a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries are and have for the past five years been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, notices, approvals and authorizations, if any, required under Environmental Laws in connection with the operation of the Company’s and any Company Subsidiary’s businesses or owned or leased real property.

(ii) There are no pending or, to the knowledge of the Company, threatened, demands, claims, investigations, proceedings, information requests, or notices against the Company or any Company Subsidiary or any property currently or, to the knowledge of the Company, formerly owned or leased by the Company or any Company Subsidiary alleging non-compliance with or liability under any Environmental Law.

(iii) To the knowledge of the Company, there are no conditions associated with the Company or any Company, Subsidiary or its operations or any real property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary or, to the knowledge of the Company, any other property, including any property to which the Company or any Company Subsidiary or any person working at the request or direction of the Company or any Company Subsidiary has arranged for the disposal or treatment of Hazardous Substances that would reasonably be expected to give rise to any violation of any Environmental Laws or result in the Company or any Company Subsidiary incurring Environmental Liabilities.

(iv) Neither the Company nor any Company Subsidiary has assumed by contract or other binding agreement or by operation of Law, any liabilities of a third party arising under or pursuant to any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any liabilities arising under or pursuant to any Environmental Law.

(b) The Company and each Company Subsidiary have made available to Parent copies of any material environmental or health and safety assessments, audits, investigations, or similar reports pertaining to the operation of the Company’s and any Company Subsidiary’s businesses and the operation or use of any real property currently or formerly owned, leased, or operated by the Company or any Company Subsidiary and any correspondence relating to any pending or threatened claim or proceeding or any similar matter resolved in the past five years, to the extent in the possession, custody or control of the Company or any Company Subsidiary.

(c) As used in this Agreement, (i) “Environmental Laws” means any national, super-national, regional, federal, foreign, state, provincial or local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to (a) pollution, the environment, natural resources, and the protection of the environment or human health and safety or (b) the presence of, use, handling, recycling, generation, treatment, storage, transportation or disposal of or employee exposure or the labeling or registration of Hazardous Substances and (ii) “Hazardous Substance” means any material, substance, chemical or waste (including, but not limited to biologic agents or vectors, living or genetically modified materials, culture, serum, wastes or off spec products) that are listed, classified, regulated, or characterized as hazardous, biohazardous, toxic, dangerous, explosive, radioactive, reactive, infectious, contagious, bioaccumulative, special, or as a pollutant, contaminant or words of similar meaning or effect under Environmental Laws or would otherwise form the basis of liability under such Environmental Laws, including, but not limited to, asbestos, bloodborne pathogens, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, nuclear fuel, bacteria or fungi and medical waste.

Section 3.14  Regulatory Compliance.

(a) The Company and the Company Subsidiaries are (and since January 1, 2006 have been) in compliance in all material respects with all Laws applicable to the Company or any Company Subsidiaries, any of their properties or other assets or any of their businesses or operations. All activities of the Company or any of the Company Subsidiaries that are subject to the jurisdiction of the United States Food and Drug Administration (the “FDA”),

European Medicines Agency (“EMEA”) or any comparable Governmental Authority, or subject to the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), and the regulations promulgated thereunder or similar Laws of any foreign jurisdiction (collectively, “Drug Laws”), have been conducted in compliance in all material respects with all applicable requirements under all such Drug Laws, including, without limitation, those relating to good laboratory practices, good clinical practices, adverse event reporting, good manufacturing practices, recordkeeping, and filing of reports. Except for matters governed by Environmental Laws, which are addressed in Section 3.13 hereof, neither the Company nor any of the Company Subsidiaries has received after January 1, 2006 any notice or other communication from the FDA, EMEA or any other Governmental Authority alleging any violation of any Drug Law by the Company or any Company Subsidiary relating to any activity that is subject to Drugs Laws. Neither the Company nor any of the Company Subsidiaries has received after January 1, 2006 any (i) notices of inspectional observations (including those recorded on form FDA 483), establishment inspection reports, warning letters, untitled letters, or (ii) any other documents issued by the FDA, EMEA or any other Governmental Authority that indicate lack of compliance with any Drug Law by the Company, any Company Subsidiary, or by Persons who are otherwise performing services for the benefit of the Company or any Company Subsidiary.

(b) The Company and the Company Subsidiaries are (and since January 1, 2006 have been) in compliance in all material respects with the terms of all Permits. Since January 1, 2006, neither the Company nor any of the Company Subsidiaries has received written notice to the effect that a Governmental Authority (i) claimed or alleged that the Company or any of the Company Subsidiaries was not in material compliance with any Drug Laws applicable to the Company or any of the Company Subsidiaries, any of their properties or any other assets or any of their businesses or operations or (ii) was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Merger, in of itself, will not cause the revocation or cancellation of any Permit.

(c) All preclinical tests performed in connection with or as the basis for any submission to the FDA, EMA or other comparable Government Authority, filed under an IND, CTA, or other foreign equivalent or that the Company anticipates will be submitted to FDA or EMEA or other comparable Governmental Authority either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice (“GLP”) requirements, including those contained in 21 C.F.R. Part 58 or (ii) involved experimental research techniques that were not required to be performed by a registered GLP testing laboratory, but employed procedures and controls generally used by qualified experts in the conduct of preclinical studies.

(d) All human clinical trials to the extent conducted by the Company or the Company Subsidiaries, or to the knowledge of the Company by a third party on behalf of the Company or the Company Subsidiaries, have been and are being conducted in material compliance with all applicable requirements of “Good Clinical Practice”, “Informed Consent” and, to the knowledge of the Company, “Institutional Review Boards”, as those terms are defined by FDA, EMEA, and all applicable Drug Laws relating to clinical trials or the protection of human subjects, including those contained in 21 C.F.R. Parts 50, 54, 56, and 312, and the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services and all comparable foreign Drug Laws. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, anyone acting on behalf of the Company or any Company Subsidiary, has received since January 1, 2006 any notice that the FDA, EMEA or any other Governmental Authority or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any IND (or foreign equivalent thereto) sponsored by the Company or any Company Subsidiary, or otherwise materially restrict the preclinical animal studies on or clinical study of Thelin. Notwithstanding the foregoing, any representation is made only to the knowledge of the Company with respect to activities by third parties to which the Company has transferred its regulatory obligations under the provisions of 21 C.F.R. Section 312.52 or any comparable foreign Drug Law.

(e) No product or product candidate manufactured, tested, distributed, held or marketed by the Company or any of the Company Subsidiaries has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) since January 1, 2006. No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product or product candidate or pre-market approvals or marketing authorizations are pending, or to the knowledge of the Company, threatened, against the Company or any of its Affiliates, nor have any such proceedings been pending at any time since January 1, 2006. The Company has, prior to the execution of this Agreement, provided or made available to Parent all information about adverse drug experiences since January 1, 2006 obtained or otherwise received by the Company from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by the Company, any of the Company Subsidiaries or any of their licensors or licensees in the possession of the Company or any of the Company Subsidiaries (or to which any of them has access). In addition, the Company (and each Company Subsidiary, as applicable) has filed all annual and periodic reports, amendments and IND Safety Reports required for any of its products or product candidates required to be made to the FDA, EMEA or any other Governmental Authority.

(f) There are no proceedings pending or, to the knowledge of the Company, threatened against the Company or a Company Subsidiary with respect to a violation by the Company or any Company Subsidiary of any Drug Law.

(g) Section 3.14(g) of the Company Disclosure Letter sets forth a complete and accurate listing as of the date hereof by study title and report number of all preclinical animal studies and clinical trials previously or currently undertaken or sponsored with respect to Thelin in connection with or as the basis for any regulatory submission by or on behalf of the Company or the Company Subsidiaries to FDA, EMEA or any other Governmental Authority. True, complete and accurate copies of all such data and reports made available to the Company with respect to the studies and trials listed in Section 3.14(g) of the Company Disclosure Letter have been provided for review to the Parent, and the Company has otherwise provided or made available for review all material animal preclinical and material clinical studies and trials and all other material information known to it regarding the efficacy and safety of Thelin.

(h) Except for Thelin, neither the Company nor any Company Subsidiary has or is marketing, distributing, selling or otherwise commercializing any product.

(i) The Company and each Company Subsidiary have delivered or made available to Parent all forms, licenses, reports, applications, material correspondence, and material meeting minutes received from or sent to the FDA, EMEA and any other similar Governmental Authority relating to Thelin.

(j) None of the Company, any Company Subsidiary, or any officer, employee or, to the knowledge of the Company, agent of the Company or any of the Company Subsidiaries, has with respect to any product that is manufactured, tested, distributed, held or marketed by the Company or any of the Company Subsidiaries made an untrue statement of a material fact or fraudulent statement to the FDA, the EMEA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA, the EMEA or any other Governmental Authority, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the EMEA or any other Governmental Authority in the European Economic Area to invoke any similar policy. Neither the Company (or any Company Subsidiary) nor, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (x) debarment under 21 U.S.C. Section 335a or any similar state or federal Law, or (y) exclusion from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar state or federal Law.

Section 3.15  Intellectual Property.

(a) Either the Company or a Company Subsidiary owns all right, title and interest, or is licensed and has a valid and continuing right to use, subject to any existing licenses or other grants to third parties, the Company Intellectual Property Rights. The Company Intellectual Property Rights comprise all of the Intellectual Property necessary for the conduct and operations of the business of the Company as currently conducted. Section 3.15(a) of the Company Disclosure Letter sets forth an accurate and complete list as of the date hereof of all Patents, registered Marks, pending applications for registrations of any Marks, registered Copyrights and pending applications for registration of any Copyrights owned or filed by the Company or any of the Company Subsidiaries and the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed.

(b) To the knowledge of the Company, the business and operations of the Company and the Company Subsidiaries, their products and services and the designing, development, manufacturing, reproduction, use, marketing, sale, distribution, maintenance and modification of any of the foregoing as presently performed does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party.

(c) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened: (i) claims by any Person, alleging infringement, misappropriation, violation or dilution by the Company or the Company Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use by the Company or a Company Subsidiary of any of the Company Intellectual Property Rights; (ii) claims by the Company or the Company Subsidiaries, alleging infringement, misappropriation, violation or dilution by a third party of any Company Intellectual Property Rights; (iii) claims by any Person against the Company or the Company Subsidiaries regarding payment of any royalty, license fee, charge or other amount due by the Company or a Company Subsidiary with respect to the use by the Company or a Company Subsidiary of any Intellectual Property of a third party; or (iv) claims that any default exists under any Contracts (including licenses, sublicenses, assignments and indemnities) under which the Company or a Company Subsidiary (A) has received or has granted any express license or express covenant not to sue with respect to Company Intellectual Property Rights or (B) is obligated to make payments or provide other consideration (in any form, including royalties, milestones and other contingent payments or other consideration) to a third party for use of any Company Intellectual Property Rights, in each case that is material to the business of the Company and the Company Subsidiaries as currently conducted and other than (x) customer, consultant, distribution, advertising and marketing, clinical trial, web development and design, and other similar commercial arrangements or agreements entered into in the ordinary course of business, (y) “shrink-wrap” or other non-exclusive licenses granted to the Company or a Company Subsidiary that are generally commercially available, and (z) agreements between and among the Company and/or one or more Company Subsidiaries (“Intellectual Property Agreements”), and, to the knowledge of the Company, there is no reasonable basis for any such claims. Section 3.15(c) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of all Intellectual Property Agreements.

(d) No Company Intellectual Property Right is subject to any action, order, settlement agreement or stipulation that restricts in any material manner the use, transfer or licensing thereof by the Company or that may materially affect the validity, use or enforceability of such Company Intellectual Property Rights whether before or after the Closing. Except for the agreements set forth on Section 3.15(c) of the Company Disclosure Letter, the Company has not expressly granted any licenses, sublicenses, covenants not to sue or any other rights in, to or under the Company Intellectual Property Rights, in each case that is material to the business of the Company and the Company Subsidiaries as currently conducted and other than customer, consultant, distribution, advertising and marketing, clinical trial, web development and design, and other similar commercial arrangements or agreements entered into in the ordinary course of business and agreements between and among the Company and/or one or more Company Subsidiaries.

(e) To the knowledge of the Company and as of the date hereof, none of the Company Intellectual Property Rights listed in Section 3.15(a) of the Company Disclosure Letter, except as identified therein, has lapsed, expired, been finally abandoned or been declared invalid or unenforceable, in whole or in part, by any Governmental Authority, and, to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to provide a basis for such abandonment, invalidity, or unenforceability. With respect to all Company Intellectual Property Rights listed in Section 3.15(a) of the Company Disclosure Letter, except as identified therein, all necessary filings have been timely made, and all necessary maintenance fees, and other fees have been timely paid to continue all such rights in effect as of the date hereof.

(f) Each of the employees located in the United States who has contributed to or participated in the discovery, creation, conception, reduction to practice, or development of any Company Intellectual Property Right on behalf of the Company or any Company Subsidiary: (i) has executed a valid “invention assignment” agreement (in a form delivered by Company to Parent prior to Closing) under which he/she/it has assigned to the Company or Company

Subsidiary, or is under a valid obligation to assign to the Company or Company Subsidiary, all right, title and interest in such Intellectual Property; (ii) is a party to a valid “work-made-for-hire” or other agreement under which the Company or Company Subsidiary is deemed to be the original and exclusive owner and author of all subject matter included in such Intellectual Property (a correct and complete copy of each such “work-made-for-hire” or other similar agreement having been delivered by Company to Parent prior to Closing); or (iii) otherwise has by operation of law irrevocably vested in the Company or Company Subsidiary all right, title and interest in such Intellectual Property by virtue of his or her relationship with the Company or Company Subsidiary, except in each case as would not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, no such employee has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such employee to the Company or any Company Subsidiary, as the case may be. No former employer of any employee of the Company or the Company Subsidiaries has made a claim against the Company or Company Subsidiary, that such employee is using Intellectual Property of such former employer. To the knowledge of the Company, no employee located outside of the United States has contributed to or participated in the discovery, creation, conception, reduction to practice, or development of any Patents included in any Company Intellectual Property Right on behalf of the Company or any Company Subsidiary.

(g) The Company and the Company Subsidiaries have taken reasonable steps necessary to protect and preserve the confidentiality of their Trade Secrets. To the knowledge of the Company, all employees, contractors and other parties having access to such Trade Secrets have executed a written proprietary information or confidentiality agreement with the Company or the Company Subsidiaries. To the knowledge of the Company, there have been no violations of confidentiality with respect to any such Trade Secrets by any Person.

(h) To the knowledge of the Company, no government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property claimed in any issued Patent claiming the active ingredient, composition, method of manufacture or use of Thelin owned by the Company or any of the Company Subsidiaries where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Intellectual Property except with respect to any method of use Patent as would not be material to the Company and the Company Subsidiaries, taken as a whole.

(i) As used in this Agreement, “Intellectual Property” means any Marks, Patents, Copyrights, domain names, Trade Secrets, industrial designs, any rights in know-how, inventions or tangible research materials, and any other intellectual property and intellectual property rights of any kind or nature. As used in this Agreement, “Trade Secrets” means any trade secrets under applicable Law anywhere in the world and all claims and rights related thereto. As used in this Agreement, “Patents” means, collectively, all patents and applications therefor, including all provisionals, non-provisionals, continuations, divisionals, continuations-in-part, reexaminations and reissues and any and all extensions, and renewals of any of the foregoing, including without limitation supplementary protection certificates. As used in this Agreement, “Marks” means trade marks, service names, brand names, brand marks, trade dress rights, and any other source identifying symbols, logos, emblems, signs or insignia, whether registered or unregistered, and all registrations and applications therefor, together with the goodwill associated with or symbolized thereby. As used in this Agreement, “Copyrights” mean all copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, and all registrations and applications therefor. As used in this Agreement, “Company Intellectual Property Rights” means all Intellectual Property owned or used by the Company or any of the Company Subsidiaries that is material to or necessary for the conduct of the business of the Company or any of the Company Subsidiaries as currently conducted.

(j) Notwithstanding the foregoing, nothing in this Section 3.15 shall apply to the drug Argatroban or to any Intellectual Property associated therewith.

Section 3.16  Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, are there, any threatened or pending union organizing activities or representation campaigns respecting any of the employees of the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries. During the 180-day period preceding the Closing Date, there will have been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act or any similar state, local law or provincial law.

(b) The Company and the Company Subsidiaries are in compliance in all material respects with all terms and conditions of employment and all Laws respecting employment, including, pay equity, wages and hours of work and occupational health and safety, and to the knowledge of the Company, there are no outstanding claims, charges, complaints, investigations or order under any such Laws;

(c) No trade union has applied to have the Company or any of the Company Subsidiaries declared a related employer pursuant to the Labour Relations Act (Ontario);

(d) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and neither the Company nor any Company Subsidiary has been reassessed in any material respect under such legislation during the past three (3) years and, to the knowledge of the Company, no audit of the Company or any Company Subsidiary is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims that may materially adversely affect the Company’s or any of the Company Subsidiaries’ accident cost experience in respect of their business.

(e) Neither the Company nor any Company Subsidiary has or reasonably anticipates any direct or indirect liability that would be material to the Company and the Company Subsidiaries taken as a whole with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

Section 3.17  Insurance.  Section 3.17 of the Company Disclosure Letter sets forth a correct and complete list as of the date hereof of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of the Company Subsidiaries (the “Policies”). To the knowledge of the Company, the Policies provide adequate coverage for the operations conducted by the Company and the Company Subsidiaries. The Policies are in full force and effect. Neither the Company nor any of the Company Subsidiaries is in material breach or default, and neither the Company nor any of the Company Subsidiaries have taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the material Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies.

Section 3.18  Material Contracts.

(a) Set forth in Section 3.18(a) of the Company Disclosure Letter is a list of the following Contracts to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof (each such Contract, whether or not set forth in such section of the Company Disclosure Letter, a “Material Contract”):

(i) employment Contract (other than ordinary course employment contracts with employees located in Europe), severance Contract, change of control Contract or any employee collective bargaining agreement or other Contract with any labor union;

(ii) Contract not to compete or otherwise restricting in any material respect the development, manufacture, marketing, distribution or sale of any products or services (including any Contract that requires the Company or any of the Company Subsidiaries to work exclusively with any Person in any particular area) or any other similar limitation on the ability of the Company or any of the Company Subsidiaries to transact or compete in any line of business, in any therapeutic area, with any Person, in any geographic area or during any period of time;

(iii) Contract containing any provision that applies to or restricts the operations or business of any Affiliate of the Company (other than any of the Company Subsidiaries) in a manner described in Section 3.18(a)(ii);

(iv) Contract with (A) any Affiliate of the Company, other than any of the Company Subsidiaries, or any officer or director, (B) any current holder of capital stock of the Company or any Affiliate (other than any director, officer or employee or former employee holding incentive awards under any Stock Plan) or (C) any director or officer of the Company or a Company Subsidiary (other than any Contracts of the type described in Section 3.18(a)(i) or indemnification agreements) thereof;

(v) each lease, license, sublease or other occupancy right or similar Contract with any Person (together with any amendments or supplements thereto) (each, a “Lease”) under which the Company or any of the Company Subsidiaries are a lessee, lessor or sublessor of, or makes available for use, to any Person (other than the Company) any real property or any portion or any premises otherwise occupied by or owned by the Company or any of the Company Subsidiaries;

(vi) Contract (A) requiring or otherwise involving the potential payment by or to the Company or any of the Company Subsidiaries of more than an aggregate of $1,000,000, (B) in which the Company or any of the Company Subsidiaries have granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to Thelin or (C) in which the Company or any of the Company Subsidiaries have agreed to purchase a minimum quantity of goods relating to Thelin or has agreed to purchase goods relating to Thelin exclusively from a certain party;

(vii) Contract for the disposition of any significant portion of the assets or business of the Company or any of the Company Subsidiaries or any agreement for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person, in each case within the last five years;

(viii) non ordinary course Contract for any joint venture, partnership, material research and development project or similar arrangement;

(ix) Intellectual Property Agreement;

(x) Contract (other than trade debt incurred in the ordinary course of business) under which the Company or any of the Company Subsidiaries have borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness for borrowed money to, any Person, in each case with a principal amount in excess of $1,000,000;

(xi) Contract (including so-called take-or-pay or keepwell agreements) under which (A) any Person has directly or indirectly guaranteed indebtedness for borrowed money, liabilities or obligations of the Company or any of the Company Subsidiaries or (B) the Company or any of the Company Subsidiaries have directly or indirectly guaranteed indebtedness for borrowed money, liabilities or obligations of any Person (other than a Company Subsidiary), in each case other than (I) endorsements for the purpose of collection in the ordinary course of business, (II) Contract with a principal amount or expected obligations or liabilities of less than $1,000,000 and (III) ordinary course Contracts relating to research and development of products;

(xii) Except for Contracts covered by (vi) above, Contract under which the Company or any of the Company Subsidiaries have, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person other than a Company Subsidiary in excess of $1,000,000;

(xiii) Contract providing for any mortgage or security interest in material property of the Company and the Company Subsidiaries;

(xiv) confidentiality agreements with any full time employee of the Company or any of the Company Subsidiaries that is not substantially in the form of the Company’s or a Company Subsidiary’s form of confidentiality agreement;

(xv) Contract involving a supply or tolling agreement or arrangement that commits the Company or any of the Company Subsidiaries to purchase goods or supplies relating to Thelin for clinical studies or commercial use;

(xvi) Contract involving a standstill or similar obligation of the Company or any of the Company Subsidiaries to a third party or of a third party to the Company or any of the Company Subsidiaries;

(xvii) Contract with any Governmental Authority other than clinical trial Contracts, investigator initiated study Contracts, sponsored research Contracts and similar research and development Contracts; and

(xviii) Contract not entered into in the ordinary course of business that is material to the Company and the Company Subsidiaries taken as a whole and not required to be disclosed in response to any other subparagraph of this Section 3.18(a).

(b) Except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, (i) each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and the Company Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, (ii) neither the Company nor any of the Company Subsidiaries is in material default under any Material Contract, nor, to the knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by the Company and the Company Subsidiaries party thereto and (iii) to the knowledge of the Company, no other party to any Material Contract is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder of such other party. As of the date hereof neither the Company nor any of the Company Subsidiaries has received any notice of termination or cancellation under any Material Contract or received any notice of breach or default in any material respect under any Material Contract which breach has not been cured. The Company has provided, or otherwise made available to Parent, true and correct copies of all of the Material Contracts in effect as of the date hereof. As used in this Agreement, “Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

Section 3.19  Rights Agreement.  The Company has taken all actions necessary (subject only to execution by The Bank of New York, as Rights Agent, which the Company shall cause to take place as soon as practicable, but in no event later than two days after the date hereof) to amend the Rights Agreement to provide that neither Parent nor any of its affiliates will become an Acquiring Person (defined in the Rights Agreement), that no Distribution Date or Stock Acquisition Date (each defined in the Rights Agreement) will occur, and that the Rights will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto, in each case as a result of the execution, delivery or performance of this Agreement or the consummation of the Offer, the Merger or the other Transactions.

Section 3.20  Real Property.

(a) Neither the Company nor any Company Subsidiary owns any real property, nor has the Company or any Company Subsidiary ever owned any real property.

(b) Section 3.20 of the Company Disclosure Letter sets forth a list of all real property that is as of the date hereof leased, subleased or licensed by or from the Company or any Company Subsidiary or otherwise used or occupied by the Company or any Company Subsidiary, the name of the lesser, licensor, sublessor, master lessor and/or lessee, the date and term of the Lease. The Company, or any of the Company Subsidiaries, holds a valid leasehold interest in each Lease. No party has a right to occupy any of the premises subject to a Lease except for the Company or any of the Company Subsidiaries. There are not pending, or to the knowledge of the Company, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to adversely affect the Company’s rights pursuant to the Leases.

Section 3.21  Liquidated Damages Event.  No “Liquidated Damages Event” (as defined in that certain Indenture, dated as of February 6, 2007 and supplemented September 21, 2007, by and between Argatroban Royalty Sub LLC and U.S. Bank National Association) has occurred or with notice or the passage of time or both will occur and the Company has no obligation to pay the Liquidated Damages Amount (as defined in such Indenture).

Section 3.22  State Takeover Statutes.  No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Offer, the Merger or the other Transactions. The action of the Board of Directors of the Company in approving this Agreement and the

Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF
THE PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1  Organization.  Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger and the other Transactions.

Section 4.2  Merger Sub; Ownership of Shares.  Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Neither Parent nor Merger sub owns (directly or indirectly) any shares of Company Common Stock or holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

Section 4.3  Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The respective Board of Directors of each of Parent and Merger Sub has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board, and not subsequently rescinded or modified in any way, approved this Agreement, the Offer, the Merger and the other Transactions.

(c) None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent or Merger Sub or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event described in items (i) or (ii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The copies of the certificate of incorporation and bylaws of Merger Sub that have been provided to the Company are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the HSR Act and the foreign competition and antitrust Laws set forth on Section 3.3(c)(ii) of the Company Disclosure Letter, (iii) the filing with the SEC of the Offer Documents and such reports under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of Nasdaq and the NYSE, (v) and relevant national implementations thereof, (vi) compliance with the “blue sky” laws of various states, and (vii) such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4  Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement (if any) will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting (if such a meeting is held), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

Section 4.5  Availability of Funds.  Parent has available and will have available through the expiration of the Offer and the Effective Time, cash, cash equivalents and available sources of credit sufficient to accept for payment and pay for the Shares pursuant to the Offer and consummate the Merger and the other Transactions.

Section 4.6  Broker’s or Finder’s Fees.  Except for Lazard Frères & Co. LLC (the “Parent Financial Advisor”), no agent, broker, investment banker, or similar Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.7  No Additional Representations.  Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in Article 3 (which includes the Company Disclosure Letter and the Available Company SEC Documents). Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of the Company Subsidiaries.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE
MERGER

Section 5.1  Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing or except as expressly permitted or required pursuant to this Agreement (including Section 5.1 of the Company Disclosure Letter):

(a) The Company and the Company Subsidiaries shall (i) conduct their business only in the ordinary and usual course of business and consistent with past practices and (ii) use their respective commercially reasonable efforts to maintain and preserve intact their respective business organizations, to maintain their significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them, to retain the services of their present officers and key employees and to comply in all material respects with all applicable Laws and the requirements of all Contracts that are material to the Company and the Company Subsidiaries, taken as a whole, in each case, to the end that their goodwill and ongoing business shall be unimpaired at the Effective Time.

(b) Without limiting the generality of the foregoing Section 5.1(a), the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i) other than in ordinary course of business consistent with past practice, purchase or otherwise acquire, sell, lease, transfer or dispose of or encumber any assets, rights or securities of the Company and the Company Subsidiaries that are material to the Company and the Company Subsidiaries taken as a whole;

(ii) acquire by merging or consolidating with or by purchasing all or a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iii) amend or propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) the relinquishment of shares by former or current employees and directors of the Company in payment of withholding tax upon the vesting of Restricted Stock or (y) the cashless or net exercise of Options or Warrants;

(vi) split, combine, subdivide or reclassify its outstanding securities;

(vii) except for the Company Common Stock issuable upon the exercise or conversion of Options outstanding on the date hereof, the Notes or the Warrants, or pursuant to the Rights Agreement, and the vesting of Restricted Stock awards granted prior to the execution of this Agreement, issue, sell, grant, dispose of, pledge or otherwise encumber or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants, calls, commitments or rights of any kind or any other agreements of any character to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any voting securities or equity interests or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(viii) incur any indebtedness for borrowed money (other than trade payables) or guarantee any such indebtedness or enter into a “keep well” or similar agreement or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiaries;

(ix) except as required by Law or in order to replace any key employee whose employment is terminated with the Company or a Company Subsidiary after the date hereof (but any increase in compensation paid to the employee who replaces such departed employee shall not cause the total compensation to be paid to the replacement employee to exceed the total compensation paid to the departed employee), (A) grant or increase any severance or termination pay to any current or former director, executive officer or employee of the Company or any Company Subsidiary, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, or (G) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.10(h) (without regard to whether the Transactions are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement;

(x) other than in the ordinary course of business consistent with past practice, execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable Law) in any material respect any material employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (other than as required by existing employee benefit plans or employment agreements, or in order to comply with Section 409A of the Code, or other applicable Law);

(xi) make any changes in its reporting for taxes or accounting methods, principles or practices (or change an annual accounting period or the Company’s fiscal year) other than as required by GAAP or applicable Law; change or rescind any Tax election; make any change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

(xii) settle, compromise or otherwise resolve any litigation or other legal proceedings material to the Company and the Company Subsidiaries taken as a whole or as would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in the Company Financial Statements;

(xiii) pay, discharge, settle or satisfy any claims, Liens, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) involving more than $250,000 individually or $1,000,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, other than fees and expenses of advisors or other transaction costs related to this Agreement and the transactions contemplated hereunder substantially as previously disclosed to Parent;

(xiv) make or commit to make capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

(xv) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict the Parent or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

(xvi) enter into any lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or modify, amend, terminate or fail to exercise any right to renew any lease or sublease of real property;

(xvii) (A) enter into, terminate or amend any Material Contract that is material to the Company and the Company Subsidiaries (taken as a whole), (B) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following consummation of the Transactions, or (C) enter into any Contract with any third party that grants such third party any rights upon a change of control of the Company or that provides for any diminution of rights of the Company or the Company Subsidiaries upon a change of control of the Company or that can be terminated by such third party upon a change of control of the Company or (D) release any Person from prior to its expiration, or modify or waive any provision of, any confidentiality, standstill or similar agreement entered into since January 1, 2006 in connection with the Company’s review of strategic alternatives, or (E) exempt any Person from the definition of “Acquiring Person” in the Rights Agreement or amend or modify the Rights Agreement in any manner except as contemplated by Section 3.19;

(xviii) create any subsidiary of the Company or a Company Subsidiary, other than the Company Subsidiaries;

(xix) engage in any business or business activity other than the business and the business activities currently conducted;

(xx) fail to use commercially reasonable efforts to keep in full force and effect all material insurance policies maintained by the Company and the Company Subsidiaries, other than such policies that expire by their terms (in which event the Company will use commercially reasonable efforts so that they will be renewed or replaced) or changes to such policies made in the ordinary course of business; and

(xxi) except as permitted under Sections 5.1(b)(i) and (ii), make any investment (by contribution of capital, property transfers, purchase of securities or otherwise) in, or loan or advance to, any Person, other than (A) travel and similar advances to its employees or (B) to a direct or indirect wholly-owned Company Subsidiary, in each of (A) and (B) in the ordinary course of business; or

(xxii) agree or commit to take any of the actions precluded by Section 5.1(b).

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1  Preparation of Proxy Statement; Stockholders Meetings.

(a) If the adoption of this Agreement by the holders of Company Common Stock is required by Law, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, if required, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement, if required, and all responses to request for additional information and replies to comments prior to their being filed with, or sent to, the SEC. If at any time prior to receipt of the Required Company Stockholder Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any

Proxy Statement, or any amendment or supplement thereto, without Parent’s approval, which will not be unreasonably conditioned, withheld or delayed. The Company shall use its commercially reasonable efforts to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Company Common Stock as promptly as practicable after filing with the SEC.

(b) If the adoption of this Agreement by the holders of Company Common Stock is required by Law, the Company shall, at Parent’s request, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Required Company Stockholder Vote. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if Parent, Merger Sub and any other Parent subsidiary shall collectively acquire at least 90% of the outstanding shares of the Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

(c) At the Company Stockholders Meeting, if such Company Stockholders Meeting is required, Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Merger Sub or any Parent Subsidiary to be voted in favor of the adoption of this Agreement.

Section 6.2  Employee Benefit Matters.

(a) Parent agrees to honor in accordance with their terms all employment and severance agreements in each case listed in Section 6.2 of the Company Disclosure Letter or filed as exhibits to the Available Company SEC Documents and all accrued benefits vested thereunder; it being understood and agreed that nothing in this Section 6.2(a) shall prevent Parent from amending or terminating any Company Employee Benefit Plan or other agreement in accordance with its terms and applicable Law.

(b) For a period of one (1) year following the Closing, Parent agrees to provide employees of the Company and the Company Subsidiaries who are located in the United States (including employees of the Company and any Company Subsidiary incorporated in the United States who have been seconded to non-United States incorporated Company Subsidiaries (“US Seconded Employees”)) and retained by Parent with employee benefits (excluding equity and change in control plans, programs, or arrangements) that are substantially comparable in the aggregate to those benefits provided to such employees immediately prior to the Closing; provided that Parent shall be under no obligation to retain any employee or group of employees of the Company or the Company Subsidiaries other than as required by applicable Law or an employment agreement listed in Section 6.2 of the Company Disclosure Letter or filed as an exhibit to the Available Company SEC Documents.

(c) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its subsidiaries (including, after the Closing, the Surviving Corporation), Parent shall, or shall cause its subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its affiliates of each person who is an employee or former employee of the Company or the Company Subsidiaries immediately prior to the Closing (a “Company Employee”) who is located in the United States (including US Seconded Employees) (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Closing) as service rendered to Parent or its Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not for any other purposes, including benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Company Employees located in the United States (including US Seconded Employees) shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also use its commercially reasonable efforts to cause each Employee Benefit Plan maintained by or contributed to by Parent and its subsidiaries (including, after the Closing, the Surviving Corporation) in which Company Employees located in the United States (including US Seconded Employees) participate, to waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee located in the United States (including US Seconded Employees) on or after the Closing. Parent shall recognize any accrued but unused vacation, sick leave (to the extent accrued on the Company’s books and records) of the Company Employees located in the United States (including US Seconded Employees) as of the Closing Date, in accordance with the terms of such Company policies and Parent shall cause the Company and the Company Subsidiaries to provide such vacation, sick leave, and sabbatical time in accordance with the terms of such Company policies but in no event will Parent be obligated to extend or enlarge the benefits available under such Company policies.

(d) Section 6.2(d) of the Company Disclosure Letter sets forth all severance obligations (other than any arising between the date hereof and the Effective Time as permitted by Section 5.1(b)(ix)), including a written description of any non-written severance policy, if applicable. Any Company Employee located in the United States (including US Seconded Employees) who is terminated other than for Cause within 180 days following the Closing Date shall receive from Parent severance benefits at least at great as the severance benefits such Company Employee would have received from the Company or Company Subsidiary, as applicable, if (1) the Company or such Company Subsidiary had terminated such Company Employee immediately before the Closing Date and (2) except with respect to a Company Employee described in Section 1.2 of the Encysive 2007 Severance Pay Plan, such Company Employee were eligible for separation payments under Article 4 of the Encysive 2007 Severance Pay Plan (regardless of whether the Company Employee otherwise would not be so eligible). Notwithstanding the preceding sentence, a Company Employee located in the United States (including US Seconded Employees) who is terminated for Cause shall not be eligible to receive a severance benefit. For purposes of this Section 6.2(d), “Cause” shall mean conviction of a felony, misconduct involving material dishonesty, breach of trust, or unethical business practice, or refusal or material failure to perform material job functions (unless caused by incapacitating disability occurring after the Closing Date or in accordance with applicable Law).

(e) Parent agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar federal, state or local Law or regulation, and to otherwise comply with the WARN Act and any such other similar Law or regulation with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Company Employees (including as a result of the consummation of the Transactions) and occurring from and after the Closing.

(f) In the event the Closing occurs prior to March 31, 2008, Parent agrees to cause the Surviving Corporation and the Company Subsidiaries to pay to each Company Employee no later than March 31, 2008 the bonuses to which they are entitled in respect of 2007 to the extent accrued on the Company’s books and records as of the date hereof.

Section 6.3  Antitrust Filings.  The Company, Parent and Merger Sub shall each, as promptly as practicable (and in any event within ten business days) after the date of this Agreement, file or cause to be filed with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) and any comparable foreign antitrust or competition authority any notifications required to be filed under the HSR Act or comparable foreign antitrust or competition Laws with respect to the Transactions.

Section 6.4  Public Statements.  Subject to Section 6.8, the Company and Parent shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading market. The parties shall issue a joint press release, mutually acceptable to the Company and Parent, promptly upon execution and delivery of this Agreement.

Section 6.5  Standard of Efforts.

(a) Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) obtaining all consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Offer, the Merger and the other Transactions

(including any required or recommended filings under applicable Antitrust Laws), (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. For the purposes hereof, “Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, as amended, the Clayton Act, as amended and any applicable foreign antitrust Laws and all other applicable laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case which appear in any material filing (including the Offer Documents, the Schedule 14D-9 and the Proxy Statement) made in connection with the Transactions. The Company, Parent and Merger Sub agree that they shall consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities.

(b) In furtherance of, and not in limitation of the foregoing, the parties shall use their respective commercially reasonable efforts to respond promptly to any requests for additional information made by the FTC, the DOJ or any applicable comparable foreign antitrust or competition authorities, and to cause the waiting periods under the HSR Act and any applicable comparable foreign antitrust or competition Law to terminate or expire at the earliest possible date after the date of filing. The parties hereto agree not to extend directly or indirectly any waiting period under the HSR Act or any applicable comparable foreign antitrust or competition Law or enter into any agreement with a Governmental Authority to delay or not to consummate the Offer, the Merger and the other Transactions, except with the prior written consent of the other parties hereto. Each of Parent and Merger Sub and the Company shall (x) promptly notify the other party of any written communication to that party from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Offer, the Merger or the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Offer, the Merger and the other Transactions. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 6.5 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 9.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.5, (ii) require Parent to offer, accept or agree to (A) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world or (iii) require any party to this Agreement to defend, contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a Governmental Authority or private party, challenging any of the Transactions as violative of any Antitrust Law.

Section 6.6  Notification of Certain Matters.  The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company of (i) any written notice or other communication received from any Person by the Company or any Company Subsidiary, or by Parent or Merger Sub, respectively, alleging that the consent of such Person is required in connection with the Transactions, (ii) any notice received from any Governmental Authority by the Company or any Company Subsidiary, or by Parent or Merger Sub, respectively, in connection with the Transactions, (iii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the Transactions, (iv) the discovery of any fact or circumstance that, or the occurrence or non occurrence of any event the occurrence or non occurrence of which, would to the knowledge of the Company or Parent and Merger Sub, as applicable, cause any of the conditions to the Offer set forth in Annex A hereto not to be satisfied at the scheduled expiration date for the Offer, (v) any written notice received from any Person by the Company or any Company Subsidiary providing notice of any breach or default in any material respect under any Material Contract pursuant to Section 3.18(b), or (vi) any other communication received from any Person by the Company or any Company Subsidiary providing notice of any breach or default in any material respect under any Material Contract pursuant to Section 3.18(b) that is material to the Company and the Company Subsidiaries, taken as a whole; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

Section 6.7  Access to Information; Confidentiality.

(a) The Company shall, and shall cause the Company Subsidiaries and the officers, directors and employees of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access during normal business hours and upon no less than two business days’ advance written notice, from the date hereof through the Effective Date, to all of the Company’s and the Company Subsidiaries’ officers, employees, properties, facilities, books, records, non-privileged correspondence (in each case, whether in physical or electronic form), contracts and other assets, and shall request and use its commercially reasonable efforts to cause its agents, accountants, counsel, financial advisors and other Representatives to provide such access, and shall promptly furnish Parent and Merger Sub (i) all financial, operating and other similar data and information, (ii) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities laws, (iii) all other non-privileged information concerning its and the Company Subsidiaries’ business, properties and personnel, in each case (x) as Parent through their officers, employees or agents may reasonably request, (y) that are in the possession, custody or control of the Company or a Company Subsidiary and (z) the disclosure of which would not violate any Law. Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable notice to the Company and without disruption or damage to Company’s operations or properties. No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

(b) Until the Effective Time, the provisions of the Confidentiality Agreement dated October 9, 2007 and as amended on January 22, 2008, between Parent and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms.

Section 6.8  No Solicitation.

(a) The Company shall, and shall cause the Company Subsidiaries and the Company’s and the Company Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal (as hereinafter defined), promptly request and use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, the Company Subsidiaries or Representatives to the extent any confidentiality agreement with such Person so provides. From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any Representative to, directly or indirectly, (i) solicit, initiate, or take any action to facilitate or encourage (including by way of furnishing non-public information) the submission of, any Takeover Proposal, (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal; provided, however, that (A) the Company may refer any third party to this Section 6.8 and (B) if in response to an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement, the Company Board reasonably determines in good faith (after receiving the advice of its financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes or is reasonably likely to lead to, a Superior Proposal and with respect to which the Company Board determines in good faith, after consulting with and receiving the advice of outside counsel, that the taking of such action is necessary in order for such Board to comply with its fiduciary duties to the Company’s stockholders under Delaware law, then the Company may at any time prior to the acceptance for payment of Shares pursuant to the Offer (but in no event after such time), (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Takeover Proposal and its Representatives, but only pursuant to a confidentiality agreement in customary form that is no less favorable to the Company than the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 6.8), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company, (2) the Company provides Parent with not less than 24 hours notice of its intention to enter into such confidentiality agreement and (3) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, (y) conduct discussions or negotiations with such Person regarding such Takeover Proposal, and (z) to the extent permitted pursuant to and in compliance with Section 9.1(f), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal. The Company shall ensure that its Representatives are aware of the provisions of this Section 6.8(a). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company Subsidiaries or their Representatives shall be deemed to be a breach of this Section 6.8 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 6.8, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 6.8(c), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the recommendation by the Company Board that stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant thereto and adopt this Agreement (the “Company Recommendation”) or the approval or declaration of advisability by the Company Board of this Agreement and the Transactions (including the Offer and the Merger) or (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in clause (i) or (ii) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, the Company Board may, prior to the acceptance for payment of Shares pursuant to the Offer, (x) withdraw or modify the Company Recommendation, (y) recommend a Takeover Proposal that constitutes a Superior Proposal, or (z) to the extent permitted pursuant to and in compliance with Section 9.1(f), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if the Company Board determines in good faith, after consulting with and receiving advice from outside counsel, that such withdrawal, modification, recommendation or agreement is necessary in order for the Company Board to comply with its fiduciary duties to the Company’s stockholders under Delaware law; provided, however, that no Company Adverse Recommendation Change may be made in the absence of a Superior Proposal unless such change is based upon an event that is unknown to the Company Board as of the date hereof but becomes known prior to the acceptance for payment of Shares pursuant to the Offer.

(d) Nothing in this Section 6.8 shall prohibit the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) from making any disclosure to the holders of Company Common Stock, if in each case such Board determines in good faith, after consultation with outside counsel, that the taking of such position or the making of such disclosure is necessary in order for the Company Board to comply with the Company Board’s fiduciary duties to its stockholders under Delaware law; provided, however, that in no event shall the Company, the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.8(c). Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14D-9(f) under the Exchange Act) made pursuant to this subsection (d) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly reaffirms its recommendation of the Offer to its stockholders.

(e) For purposes of this Agreement:

(i) “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their affiliates) or “group” (as defined in Section 13(d) of the Exchange Act) relating to (A) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and the Company Subsidiaries (including securities of Company Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company, (C) a tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company or (D) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries, in each case, other than the Transactions.

(ii) “Superior Proposal” means any bona fide written offer obtained after the date hereof and not in breach of this Agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the outstanding voting equity securities of the Company or all or substantially all of the assets of the Company and the Company Subsidiaries on a consolidated basis, and is on terms that the Company Board determines in its good faith judgment (after receipt of the advice of its financial advisor of nationally recognized reputation and outside counsel), taking into account all relevant factors, (A) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (including the terms of any proposal by the Parent to modify the terms of the Transactions) and (B) is reasonably capable of being completed on the terms proposed.

Section 6.9  Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary (each an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, accurate and complete copies of which have been provided to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit or as permitted under applicable Law, shall survive the Merger and shall remain in full force and effect for a period of not less than six years after the Effective Time.

(b) For six years after the Effective Time, to the full extent permitted under applicable Law (with the parties’ agreeing that any limitations on a corporation’s ability to indemnify a director or officer under Delaware Law shall be applicable to the indemnification provided for under this subsection (b) notwithstanding that such limitations may not otherwise be applicable), Parent and the Surviving Corporation (the “Indemnifying Parties”) shall, jointly and severally indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, but subject to the Indemnifying Parties’ receipt of an undertaking by or on behalf of the Indemnified Party to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification hereunder; provided that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.

(c) Parent shall cause the individuals serving as officers and directors of the Company immediately prior to the Effective Time who are then covered by the directors’ and officers’ liability insurance policy currently maintained by the Company (a correct and complete copy of which has been delivered to Parent) (the “D&O Insurance”), to be covered for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions of such officers and directors prior to the Effective Time in their capacities as such; provided that (i) Parent may, or may cause the Surviving Corporation to, substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 6.9(c). The Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(d) The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).

(e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

Section 6.10  Section 16 Matters.  Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.4 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.11  Directors.

(a) Subject to applicable Law and Nasdaq rules applicable to the Company, promptly upon the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer, and as long as Parent directly or indirectly beneficially owns not less than a majority of the issued and outstanding shares of Company Common Stock, Merger Sub shall be entitled to designate such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, that is the product of (a) the total number of directors on the Company Board

(giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) the number of shares of Company Common Stock owned by Merger Sub or any other subsidiary of Parent bears to (ii) the total number of shares of Company Common Stock that are issued and outstanding, and the Company shall, at such time, use its reasonable best efforts to cause Merger Sub’s designees to be so elected. The Company shall also, upon the request of Parent, cause such persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company’s Board of Directors of (i) each committee of the Company’s Board of Directors, subject to compliance with applicable securities Laws and the Nasdaq rules, and (ii) each board of directors (or similar body) of each Company Subsidiary and each committee of such board (or similar body); provided, however, that in the event that Merger Sub’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company or any Company Subsidiary (the “Independent Directors”); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, any Company Subsidiary, Parent or Merger Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. In connection with the foregoing, the Company shall promptly, at the option of Merger Sub, use its commercially reasonable efforts to either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board as provided above.

(b) The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 6.11, including mailing to the Company’s stockholders the information required by such Section 14(f) and Rule 14f-1 (which the Company shall mail no later than ten days prior to the first scheduled expiration of the Offer) as is necessary to fulfill the Company’s obligations under Section 6.11(a). Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself, Merger Sub and their respective nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. The provisions of Section 6.11(a) are in addition to and shall not limit any rights the Parent or Merger Sub or any of their Affiliates may have as a holder or beneficial owner of Company Common Stock as a matter of law with respect to the election of directors or otherwise.

(c) Following the election or appointment of Parent’s designees pursuant to Section 6.11(a) and prior to the Effective Time, the approval by affirmative vote or written consent of all of the Independent Directors then in office (or, if there shall be only one Independent Director then in office, the Independent Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall, unless otherwise required by Law, be required or permitted to authorize) (i) any amendment or termination of this Agreement by the Company, (ii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub or (iii) any waiver or exercise of any of the Company’s rights under this Agreement.

Section 6.12  Warrants; Notes.  The Company and, after the Effective Time, the Surviving Corporation shall provide notice of the Offer and the Merger as required by the terms of the Warrants and the terms of the Indenture, dated March 16, 2005, between the Company and the Bank of New York Trust Company, N.A., governing the Notes, and shall comply with any required payment obligations (including under Section 3(e) of the Warrants) and repurchase obligations arising out of the Offer and the Merger upon the exercise by the holders thereof of the rights requiring such payments or repurchases. Parent shall provide, or cause to be provided, to the Company and, after the Effective Time, the Surviving Corporation the funds necessary to allow the Company or the Surviving Corporation to satisfy such obligations on a timely basis, with the provision of such funds being on such terms as Parent shall determine.

ARTICLE 7

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval.  If required by Law, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

(b) No Injunctions or Restraints.  No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof.

Section 7.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the condition that Merger Sub shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

ARTICLE 8

TAX MATTERS

Section 8.1  Cooperation on Tax Matters.

(a) The Company shall retain all books, records, working papers (including any documentation relating to FIN 48) with respect to Tax matters pertinent to any of the Company or any Company Subsidiary relating to any Pre-Closing Tax Period.

(b) The Parties further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Authority, Taxing Authority or customer of the Company or any Company Subsidiary or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (included but not limited to the purchase and sale and merger hereto).

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

Section 9.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company or Parent, if (i) Merger Sub shall not have accepted for payment and paid for the shares of Company Common Stock pursuant to the Offer in accordance with the terms thereof on or prior to August 20, 2008 (the “Outside Date”); or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any shares of Company Common Stock being purchased thereunder; provided, however, that the right to terminate this Agreement under either clause of this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the event specified in such clause;

(c) by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition in each case making the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking the right to terminate this Agreement pursuant to this Section 9.1(c) shall have used commercially reasonable efforts to resist, lift or resolve such Judgment, Law or other legal restraint and the right to terminate pursuant to this Section 9.1(c)

shall not be available if the issuance of such legal restraint or prohibition was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d) by Parent prior to the acceptance of Shares for payment in the Offer, if:

(i) due to a circumstance or occurrence that if occurring after the commencement of the Offer would make it impossible to satisfy one or more of the conditions set forth in Annex A hereto, Merger Sub shall have failed to commence the Offer as set forth in Section 1.1 of this Agreement;

(ii) (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company Board or any committee thereof shall not have rejected any tender or exchange offer that is commenced or a Takeover Proposal (replacing “20%” and “15%” in the definition thereof with 50%) that is made in writing to the Company Board and publicly disseminated within 10 business days of the commencement or public dissemination thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer within such period, which shall constitute a failure to reject such offer) or (C) the Company shall have willfully violated or breached in any material respect any of its obligations under Section 6.8; or

(iii) if (A) there shall have occurred any event, change, or development of a state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect or (B) the Company shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements in each case contained in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in paragraphs (e) or (f) of Annex A and (y) is incapable of being cured or has not been cured by the Company within the later of (I) fifteen (15) business days after written notice has been given by Parent to the Company of such breach or failure to perform and (II) the next scheduled expiration date of the Offer pursuant to Section 1.1;

(e) by the Company, if Parent shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements in each case contained in this Agreement, which breach or failure to perform (A) has had or would reasonably be expected to have a Parent Material Adverse Effect, and (B) is incapable of being cured or has not been cured by Parent within fifteen (15) business days after written notice has been given by the Company to Parent of such breach or failure to perform; or

(f) by the Company, if prior to the acceptance of Shares for payment in the Offer, (A) the Company is in compliance with its obligations under Section 6.8, (B) the Company Board has received a Takeover Proposal that it has determined in good faith, after consultation with its financial advisor, constitutes a Superior Proposal, (C) the Company has notified Parent in writing that it intends to enter into a definitive agreement implementing such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Superior Proposal Notice”), (D) during the three business day period following Parent’s receipt of a Superior Proposal Notice, (1) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement and (2) the Company Board shall have determined in good faith, after the end of such three business day period, and after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; provided that any amendment, supplement or modification to the financial terms or other material terms of any Takeover Proposal shall be deemed a new Takeover Proposal and the Company may not terminate this Agreement pursuant to this Section 9.1(f) unless the Company has complied with the requirements of this Section 9.1(f) with respect to such new Takeover Proposal, including sending a Superior Proposal Notice with respect to such new Takeover Proposal and offering to negotiate for three business days from such new Superior Proposal Notice, (E) the Company prior to, or concurrently with, such termination pays to Parent in immediately available funds the fee required to be paid pursuant to Section 9.3(a)(iv), and (F) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

Section 9.2  Effect of Termination.  Upon the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void except for the provisions of (i) Section 9.3, (ii) Section 6.7(b) and (iii) Article 10, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any intentional and material breach of a covenant of this Agreement. The Confidentiality Agreement shall not be affected by the termination of this Agreement.

Section 9.3  Fees and Expenses.

(a) In the event that:

(i) (A) a Takeover Proposal shall have been made to the Company or shall have been made directly to its stockholders generally and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b) and (C) the Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Takeover Proposal (replacing “20%” and “15%” in the definition thereof with “50%”) within twelve (12) months of the date this Agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);

(ii) (A) a Takeover Proposal shall have been made to the Company or shall have been made directly to its stockholders generally and thereafter, (B) this Agreement is terminated by Parent pursuant to Section 9.1(d)(iii)(B) as a result of a willful breach by the Company and (C) the Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by any Takeover Proposal (replacing “20%” and “15%” in the definition thereof with “50%”) within twelve (12) months of the date this Agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);

(iii) this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii) (or by Parent or the Company pursuant to Section 9.1(b) or by Parent pursuant to Section 9.1(d)(i) or (iii) following any time at which Parent was entitled to terminate this Agreement pursuant to Section 9.1(d)(ii)(A) or (B)); or

(iv) this Agreement is terminated by the Company pursuant to Section 9.1(f); then in any such event under clause (i), (ii), (iii) or (iv) of this 9.3(a), the Company shall pay to Parent a termination fee of $7,700,000 (the “Termination Fee”). Any payment required to be made pursuant to clause (i) or clause (ii) of Section 9.3(a) shall be made to Parent promptly following the consummation of the transaction contemplated by the Takeover Proposal referred to therein (and in any event not later than two business days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iii) of Section 9.3(a) shall be made to Parent promptly following termination of this Agreement by Parent as set forth in such clause (iii) (and in any event not later than two business days after delivery to the Company of notice of demand for payment) and any payment required to be made pursuant to clause (iv) of Section 9.3(a) shall be made to Parent at the time provided for in clause (E) of Section 9.1(f). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(b) All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Other than any Taxes imposed upon a holder of Shares or Options, the Company shall pay all Taxes incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions (including (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other or similar Taxes or fees).

Section 9.4  Amendment.  Subject to Section 6.11, this Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the parties hereto; provided, however, that after any such approval by the holders of Company Common Stock, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.5  Waiver.  Subject to Section 6.11, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

if to the Company:

Encysive Pharmaceuticals Inc.
4848 Loop Central Drive
Houston, TX 77081
Attention: Chief Executive Officer and General Counsel
Facsimile: 713-796-8232

with a copy to:

Covington & Burling LLP
1201 Pennsylvania Ave., NW
Washington, DC 20004
Attention: John A. Hurvitz
Facsimile: 202-778-5319

if to Parent or Merger Sub:

Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attention: Vice President, Worldwide Business Development
Facsimile: 212-716-9151

with copies to:

Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attention: Senior Vice President and Managing Director, Legal Division
Facsimile: 212-573-0768

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Raymond O. Gietz
Facsimile: 212-310-8007

Notice so given shall (in the case of notice so given by mail or overnight courier) be deemed to be given when received and (in the case of notice so given by facsimile or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

Section 10.2  Representations and Warranties.  The representations and warranties contained in this Agreement shall not survive the Merger.

Section 10.3  Knowledge Qualifiers.  To the “knowledge of the Company” and similar phrases mean the actual knowledge of the individuals described in Section 10.3 of the Company Disclosure Letter.

Section 10.4  Interpretations.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.5  Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(a) Each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of any state or Federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Offer, the Merger or any of the other Transactions, (ii) agrees that it shall not attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a state or Federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

(b) Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

Section 10.6  Counterparts; Facsimile Transmission of Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 10.7  Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that from and after the Closing each Indemnified Party is an intended third party beneficiary of Section 6.9, and such persons may specifically enforce such provisions.

Section 10.8  Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 10.9  Entire Agreement.  This Agreement (including the Company Disclosure Letter) and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

Section 10.10  Parent Guarantee.  Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 10.10.

Section 10.11  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any Federal Court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

ENCYSIVE PHARMACEUTICALS, INC.

By:	/s/ George W. Cole
Name:     George W. Cole

Title:	President & Chief Executive Officer

PFIZER INC.

By:	/s/ Frank D’Amelio
Name:     Frank D’Amelio

Title:	Chief Financial Officer

EXPLORER ACQUISITION CORP.

By:	/s/ Lawrence Miller
Name:     Lawrence Miller

Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

Annex A

Conditions of the Offer

Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares unless (i) there shall have been validly tendered (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not withdrawn prior to the expiration of the Offer that number of Shares which would represent more than 50% of the issued and outstanding shares of Company Common Stock (counting as issued and outstanding for these purposes the number of Shares for which then outstanding and unexercised Warrants and in-the-money Options may be exercised) (the “Minimum Tender Condition”), (ii) any waiting period under the HSR Act and any applicable foreign antitrust, competition or merger control Law applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated prior to the expiration of the Offer (the “Regulatory Condition”), (iii) Merger Sub shall have received prior to the scheduled expiration of the Offer a certificate signed by the Chief Executive Officer and principal accounting officer of the Company, dated as of the date of the scheduled expiration date of the Offer, to the effect that none of the conditions set forth in paragraphs (e) or (f) below exist, and (iv) at the then effective date of the expiration of the Offer, none of the following conditions shall exist:

(a) there shall be any injunction, judgment, ruling, order, decree, action, proceeding or litigation instituted, issued, entered, commenced or pending by any Governmental Authority that would or that seeks or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acceptance for payment, payment for or purchase of some or all of the Shares by Merger Sub or Parent or the consummation of the Transactions, (ii) impose limitations on the ability of Merger Sub, Parent or any of their Affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the Company’s stockholders on an equal basis with all other stockholders (including, without limitation, the adoption of the Agreement and approval of the Transactions), (iii) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Parent’s, Merger Sub’s or any of their Affiliates’ ownership or operation of all or substantially all of the businesses and assets of the Company and the Company Subsidiaries, taken as a whole, or, as a result of the Transactions, of Parent and the Company Subsidiaries, taken as a whole, (iv) compel Parent, Merger Sub or any of their Affiliates to dispose of any Shares or, as a result of the Transactions, compel Parent, Merger Sub or any of their Affiliates to dispose of or hold separate any material portion of the businesses or assets of the Company and the Company Subsidiaries taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (v) impose material damages on Parent, the Company or any of their respective Subsidiaries as a result of the Transactions;

(b) there shall be any Law enacted, issued, promulgated, amended or enforced by any Governmental Authority applicable to (i) Parent, the Company or any of their respective Affiliates or (ii) the Transactions (other than the routine application of applicable waiting periods) that results directly or indirectly, in any of the consequences referred to in paragraph (a) above;

(c) (A) since the date of this Agreement, there shall have occurred any event, change, or development of a state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect or (B) the Company or any Company Subsidiary shall have become subject to Voluntary Bankruptcy or Involuntary Bankruptcy. As used in this Annex A, “Involuntary Bankruptcy” means, with respect to the Company or a Company Subsidiary, without the consent or acquiescence of the Company or such Company Subsidiary, respectively, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency

AA-1

or similar Law, or the filing of any such petition against the Company or such Company Subsidiary, respectively, or, without the consent or acquiescence of the Company or a Company Subsidiary, respectively, the entering of an order appointing a trustee, custodian, receiver or liquidator of the Company or such Company Subsidiary, respectively, or of all or substantially all of the property of the Company or such Company Subsidiary, respectively, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from the entry thereof. As used in this Agreement, “Voluntary Bankruptcy” means, with respect to the Company or a Company Subsidiary, (i) a general assignment by the Company or such Company Subsidiary, respectively, for the benefit of creditors, (ii) the filing of any petition or answer by the Company or a Company Subsidiary, respectively, seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of the Company or such Company Subsidiary, respectively, or its debts under any bankruptcy, insolvency, receivership, winding up, liquidation, reorganization, examination, relief of debtors or other similar Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, sequestrator or other similar official for the Company or a Company Subsidiary, respectively, or for all or substantially all of its property, or (iii) corporate or other entity action taken by the Company or a Company Subsidiary, respectively, to authorize any of the actions set forth above;

(d) a Company Adverse Recommendation Change shall have occurred;

(e) (A) the representations and warranties of the Company set forth in the Agreement (other than the representations and warranties of the Company set forth in Sections 3.2(a)-(c), 3.3(a), 3.3(b), 3.9, or 3.11) shall not be true and correct as of the date of the Agreement and as of such time, except to the extent such representations and warranties expressly relate to an earlier time (in which case on and as of such earlier time), without regard to materiality or Company Material Adverse Effect qualifiers contained therein, other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or (B) the representations and warranties of the Company set forth in Sections 3.2(a)-(c), 3.3(a), 3.3(b), or 3.9 or 3.11 shall not be true and correct in all material respects as of the date of the Agreement and as of such time;

(f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement prior to such time; or

(g) the Agreement shall have been terminated in accordance with its terms. which, in the sole and reasonable judgment of Merger Sub or Parent, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by either of them regardless or the circumstances giving rise to such conditions or may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub (except for any condition which, pursuant to Section 1.1 of the Agreement, may only be waived with the Company’s consent). The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

AA-2

ANNEX B:

OPINION OF MORGAN STANLEY & CO. INCORPORATED

Annex B

February 20, 2008

Board of Directors
Encysive Pharmaceuticals Inc.
4848 Loop Central Drive, Suite 700
Houston, TX 77081

Members of the Board:

We understand that Encysive Pharmaceuticals Inc. (“Encysive Pharmaceuticals” or the “Company”), Pfizer Inc. (the “Buyer”) and Explorer Acquisition Corp., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, dated as of February 20, 2008 (the “Merger Agreement”), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the “Tender Offer”) for all outstanding shares of common stock, par value $0.005 per share (the “Company Common Stock”), of the Company for $2.35 per share in cash, and (ii) the subsequent merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of Company Common Stock, other than shares held in treasury or held by Acquisition Sub, the Buyer or any wholly owned subsidiary of the Buyer or the Company or as to which dissenters’ rights have been perfected, will be converted into the right to receive $2.35 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

(a)	reviewed certain publicly available financial statements and other business and financial information of the Company;

(b)	reviewed certain internal financial statements and other financial and operating data concerning the Company;

(c)	reviewed certain financial projections prepared by the management of the Company;

(d)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(e)	reviewed the reported prices and trading activity for the Company Common Stock;

(f)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(g)	participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

(h)	reviewed the Merger Agreement and certain related documents; and

(i)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the management of the Company of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and the Buyer; (iii) their ability to retain key employees of the Company; and (iv) the validity of, and risks associated with, the Company’s existing and future technologies, intellectual property, products, services and business models. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their respective legal, tax, regulatory or actuarial advisors with respect to such matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion in its entirety and a description of the supporting financial analyses may be included in the Company’s Solication/Recommendation Statement on Schedule 14D-9 in connection with the Tender Offer in a form reasonably acceptable to Morgan Stanley and its counsel. Morgan Stanley expresses no opinion or recommendation as to whether the holders of shares of Company Common Stock should accept the Tender Offer. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:
Brian Silver
Managing Director

ANNEX C:

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE RELATING TO APPRAISAL RIGHTS

Annex C

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

C-4